As filed with the Securities and Exchange Commission on March 23, 2007
Registration No. 333-130473_

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

Amendment No. 7 to Form SB-2 on

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

WINNER MEDICAL GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	3842	33-0215298
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Winner Industrial Park, Bulong Road
Longhua, Shenzhen City, 518109
People’s Republic of China
(86-755) 28138888
(Address and telephone number of principal executive offices)
____________________________

Jianquan Li Chief Executive Officer Winner Industrial Park, Bulong Road Longhua, Shenzhen City, 518109 People’s Republic of China (86-755) 28138888	Simon Luk 35/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong (852) 2292 2000 Alex Shukhman 333 South Hope Street, 39th Floor, Los Angeles, CA 90071, USA (213) 690 0200
(Names, addresses and telephone numbers of agents for service)
____________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)(3)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.001 par value	7,474,027	$1.06	$7,922,409.26	$848 (4)

(1) In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from stock splits, stock dividends or similar transactions.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices reported on the OTC Bulletin Board on December 14, 2005.
(3) Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(4) $848 was previously paid in connection with the filing of the initial registration statement on December 16, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with |the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 23, 2007

PROSPECTUS

WINNER MEDICAL GROUP INC.

7,474,027 Shares of Common Stock

This prospectus relates to 7,474,027 shares of common stock of Winner Medical Group Inc. that may be sold from time to time by the selling stockholders named in this prospectus. We will not receive any proceeds from the sales of any shares by the selling stockholders.

Our common stock is quoted on the OTC Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol “WMDG.OB.” The closing bid price for our common stock on March 22, 2007 was $4.50 per share, as reported on the OTC Bulletin Board.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions or discounts given to any person deemed to be an “underwriter” may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their shares of our common stock subject to this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is _____ , 2007.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	4
RISKS RELATED TO OUR BUSINESS	4
Expansion of our business may put added pressure on our management, financial resources and operational infrastructure impeding our ability to meet any increased demand for our medical products and possibly hurting our operating results.	4
We rely on patent and trade secret laws that are complex and difficult to enforce.	4
We depend on key personnel, and turnover of key employees and senior management could harm our business.	4
Our revenues are highly concentrated in a single customer and our business will be harmed if our customer reduces its orders from us.	5
We are subject to potential product liability claims for which we do not have insurance coverage.	5
We may not be able to adequately finance the significant costs associated with the development of new medical products.	5
We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.	6
Our holding company structure and Chinese accounting standards and regulations may limit the payment of dividends.	6
RISKS RELATED TO OUR INDUSTRY	6
Cost containment measures that are prevalent in the healthcare industry may result in lower margins.	6
Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.	7
RISKS RELATED TO DOING BUSINESS IN CHINA	7
Changes in China’s political or economic situation could harm the Company and its operational results.	7
Our business is largely subject to the uncertain legal environment in China and your ability to legally protect your investment could be limited.	7
The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.	8
Future inflation in China may inhibit our activity to conduct business in China.	8
Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.	8
The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.	8
RISKS RELATED TO THE MARKET FOR OUR STOCK	9
Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.	9
We are subject to penny stock regulations and restrictions.	9
The number of shares being registered for sale is significant in relation to our trading volume.	9
Certain of our stockholders hold a significant percentage of our outstanding voting securities.	9
Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.	10
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
DIVIDEND POLICY	11
MARKET FOR OUR COMMON STOCK	11
DILUTION	12
SELECTED CONSOLIDATED FINANCIAL DATA	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	13
BUSINESS	31
MANAGEMENT	44
EXECUTIVE COMPENSATION	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49
CHANGE IN ACCOUNTANTS	50
SELLING STOCKHOLDERS	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	53
DESCRIPTION OF CAPITAL STOCK	55
SHARES ELIGIBLE FOR FUTURE SALE	56
PLAN OF DISTRIBUTION	57
LEGAL MATTERS	58
EXPERTS	58
WHERE YOU CAN FIND MORE INFORMATION	59
EXHIBIT INDEX	2

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering, including “Risk Factors” and our consolidated financial statements and related notes, included elsewhere in, or incorporated by reference into, this prospectus.

Except as otherwise indicated by the context, references in this prospectus to “Winner Medical,” the “Company,” “we,” “us,” or “our,” are references to the combined business of Winner Medical Group Inc. and its wholly-owned subsidiary, Winner Group Limited, along with Winner Group Limited’s wholly-owned subsidiaries which include Winner Medical International Trading Co., Ltd. (to be liquidated), Winner Industries (Shenzhen) Co., Ltd., Winner Medical & Textile Ltd. Zhuhai, Winner Medical & Textile Ltd. Jingmen, Winner Medical & Textile Ltd. Tianmen, Winner Medical & Textile Ltd. Yichang, Winner Medical & Textile Ltd. Jiayu, Winner Medical & Textile Ltd., Chongyang and Winner Medical (Huanggang) Co., Ltd., and Winner Group Limited’s majority owned subsidiary Shanghai Winner Medical Apparatus Co., Ltd. References to “Winner Group Limited” or “Winner Group” are references to Winner Group Limited and its subsidiaries listed above. References to “China” and “PRC” are references to the “People’s Republic of China.” References to “U.S.” are references to the United States of America. References to “RMB” are to Renminbi, the legal currency of China, and all references to “$” are to the legal currency of the United States.

The Company

Background

We were originally incorporated under the name Birch Enterprises, Inc. in the state of Nevada in August 1986. We were initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly owned entity.

On September 14, 1987, we consummated a business combination transaction with Las Vegas Resort Investments whereby Las Vegas Resort Investments became a wholly owned subsidiary of ours. Concurrent with this transaction, we changed our corporate name to Las Vegas Resorts Corporation. During 1989, we completed a public offering of our common stock pursuant to a Registration Statement on Form S-18 (Registration No. 33-10513-LA).

During September 1992 all of our operations ceased and, by July 31, 1993, we had dissolved all subsidiaries and business operations. We had no active operations from then until December 16, 2005, when we completed a reverse acquisition transaction, discussed below under “—Acquisition of Winner Group Limited,” with Winner Group Limited, a Cayman Islands corporation, whose subsidiary companies originally commenced business in February 1991.

Winner is a technology-driven medical dressings and medical disposables manufacturer based in China. Winner became our wholly owned subsidiary in connection with the reverse acquisition transaction and is the holding company for all of our commercial operations.

On February 13, 2006, we amended our Articles of Incorporation to change our name from Las Vegas Resorts Corporation to Winner Medical Group Inc. We changed our name to reflect our new business and to be similar to the names of our subsidiary companies.

Acquisition of Winner Group Limited

On December 16, 2005, we completed a reverse acquisition transaction with Winner Group Limited whereby we issued to the stockholders of Winner Group Limited 42,280,840 shares of our common stock in exchange for all of the issued and outstanding capital stock of Winner Group Limited. Winner Group Limited thereby became our wholly owned subsidiary and the former stockholders of Winner Group Limited became our controlling stockholders.

Upon the closing of the reverse acquisition, Timothy Halter, our former CEO and sole director, submitted his resignation letter pursuant to which he resigned from all offices of Winner Medical Group Inc. that he held and also from his position as our director effective as of January 7, 2006. Jianquan Li was appointed as our director on December 16, 2005 and Xiuyuan Fang was appointed to the board of the directors on January 7, 2006 when Timothy Halter resigned. In addition, our executive officers were replaced by the Winner Group Limited executive officers upon the closing of the reverse acquisition as indicated in more detail below.

For accounting purposes, the share exchange transaction was treated as a reverse acquisition with Winner Group Limited as the acquirer and Winner Medical Group Inc. as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Winner Group Limited on a consolidated basis unless the context suggests otherwise.

Winner Group Limited’s operations began with Winner Medical & Textile Ltd. Zhuhai which was incorporated in China in February 1991 by our CEO, President and director Mr. Jianquan Li. Over the years, Winner Group Limited expanded to eleven factories and one trading company. Winner Group Limited was incorporated as a Limited Liability Exempted Company in the Cayman Islands in April 2003 and is the holding company of all of our business operations. Winner Group Limited owns 100% of Winner Medical International Trading Co., Ltd. (to be liquidated), Winner Industries (Shenzhen) Co., Ltd., Winner Medical & Textile Ltd. Zhuhai, Winner Medical & Textile Ltd. Jingmen, Winner Medical & Textile Ltd. Tianmen, Hubei Winner Textiles Co., Ltd., Winner Medical & Textile Ltd. Yichang, Winner Medical & Textile Ltd. Jiayu, Winner Medical & Textile Ltd., Chongyang and Winner Medical (Huanggang) Co., Ltd. Winner Group Limited also owns 60% of Shanghai Winner Medical Apparatus Co., Ltd., and 40% of Winner medical &Textile Ltd Xishui.

Our Business

Through our subsidiary Winner Group Limited, our business consists of research and development, manufacturing and marketing of medical dressings and medical disposables. We own eleven operating subsidiaries and one trading company, and we established several integrated manufacturing and processing lines for our core products. Our product offerings include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products.

We are one of the leading exporters of medical dressings and medical disposables from China. In the fiscal year ended September 30, 2006, approximately 90% of our products were exported. According to the China Chamber of Commerce for Import & Export of Medicines & Health Products, the total medical dressings and medical disposables exports from China was approximately $534 million in 2005; our export represents approximately 10% of the total export. Our products have been sold in approximately 80 countries, including Japan, Germany, the United States, Italy, the Netherlands, the United Kingdom, Australia, France and China, as well as countries in South America, Africa and the Middle East. Certain of our medical device products are listed with the U.S. Food and Drug Administration or FDA, giving us the ability to directly export those products to the United States.

The Offering

Common stock offered by selling stockholders	7,474,027 shares. This number represents 16.73% of our current outstanding stock (1)

Common stock outstanding before the offering	44,677,171 shares.

Common stock outstanding after the offering	44,677,171 shares.

Proceeds to us	We will not receive proceeds from the resale of shares by the Selling Stockholders.

(1)	Based on 44,677,171 shares of common stock outstanding as of March 22, 2007.

Summary of Historical Financial Information

The summary historical financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The income statement information for the years ended September 30, 2006, 2005 and 2004, and the balance sheet information as of September 30, 2006, 2005 and 2004, were derived from our audited financial statements included in this prospectus.

	Year Ended September 30,
	2006	2005	2004

Revenues	$63,873,058	$58,357,129	$44,281,465

Operating expenses	11,335,006	8,830,775	6,630,596

Operating income (loss)	6,486,035	7,762,808	5,135,123

Income taxes	516,635	446,146	285,462

Net income (loss)	5,829,294	7,892,670	4,391,491

BALANCE SHEET DATA:

Working capital	15,097,981	7,160,711	2,522,777

Current assets	29,833,017	25,827,849	18,736,395

Total assets	67,154,414	54,223,425	44,812,790

Current liabilities	14,735,036	18,667,138	16,213,618

Total liabilities	14,739,446	18,704,409	16,228,717

Stockholders' equity (deficiency)	52,265,472	34,354,830	27,614,169

Additional Information

Our corporate headquarters is located at Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, 518109, People’s Republic of China. Our telephone number is (86-755) 28138888. We maintain a website at www.winnermedical.com that contains information about us, but that information is not a part of this prospectus.

RISK FACTORS

The shares of our common stock being offered for resale by the selling stockholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our dependence upon international customers may impede our ability to supply products.

During the fiscal year 2006, approximately 90% of our products were sold internationally. As a result, we are subject to risks associated with shipping products across borders, including shipping delay. If we cannot deliver our products on a competitive and timely basis, our relationships with international customers will be damaged and our financial condition could also be harmed.

We engage in international sales, which expose us to trade restrictions.

As a result of our product sales in various geographic regions, we may be subject to the risks associated with customs duties, export quotas and other trade restrictions that could have a significant impact on our revenue and profitability. While we have not encountered significant difficulties in connection with the sales of our products in international markets, the future imposition of, or significant increases in, the level of custom duties, export quotas or other trade restrictions could have an adverse effect on us. Further, we cannot assure you that the laws of foreign jurisdictions where we sell and seek to sell our products afford similar or any protection of our intellectual property rights as may be available under U.S. laws. We are directly impacted by the political, economic, military and other conditions in the countries where we sell or seek to sell our products.

Expansion of our business may put added pressure on our management, financial resources and operational infrastructure impeding our ability to meet any increased demand for our medical products and possibly hurting our operating results.

Our business plan is to significantly grow our operations to meet anticipated growth in demand for existing products, and by the introduction of new product offerings. Our planned growth includes the construction of several new production lines to be put into operation over the next five years. Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. We may be unable to successfully and rapidly expand sales to potential customers in response to potentially increasing demand or control costs associated with our growth.

To accommodate any such growth and compete effectively, we may need to obtain additional funding to improve information systems, procedures and controls and expand, train, motivate and manage our employees, and such funding may not be available in sufficient quantities, if at all. If we are not able to manage these activities and implement these strategies successfully to expand to meet any increased demand, our operating results could suffer.

We rely on patent and trade secret laws that are complex and difficult to enforce.

The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, the extent of their enforceability and protection is highly uncertain. Issued patents or patents based on pending patent applications or any future patent applications may not exclude competitors or may not provide a competitive advantage to us. In addition, patents issued or licensed to us may not be held valid if subsequently challenged and others may claim rights in or ownership of such patents. Furthermore, we cannot assure you that our competitors have not developed or will not develop similar products, will not duplicate our products, or will not design around any patents issued to or licensed by us.

We depend on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Jianquan Li, Xiuyuan Fang, Jiagan Chen, Hongwei Jia and Nianfu Huo, who hold the titles of CEO, President and Chairman, CFO and Vice President, Vice President of Project Management, Vice President of Quality Inspection and General Manager of Winner Zhuhai, respectively. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee or if a key employee fails to perform in his or her current position, or if we are unable to attract and retain skilled employees as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key employees in managing the manufacturing, technical, marketing and sales aspects of our business, any part of which could be harmed by further turnover.

Our revenues are highly concentrated in a single customer and our business will be harmed if our customer reduces its orders from us.

In fiscal year 2006, almost 21.6% of our business comes from just one of our customers, Sakai Shoten Co., Ltd, which acts as a purchasing agent for a large number of ultimate consumers of our products in Japan. If we lose this customer and are unable to replace this customer with other customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

We are subject to potential product liability claims for which we do not have insurance coverage.

Defects in our products could subject us to potential product liability claims that our products are ineffective or caused some harm to the human body. We do not have product liability insurance. Plaintiffs may also advance other legal theories supporting claims that our products or actions resulted in some harm. A successful claim brought against us could significantly harm our business and financial condition.

We may not be able to adequately finance the significant costs associated with the development of new medical products.

The medical products in the medical dressings and medical disposables market change dramatically with new technological advancements. We are currently conducting research and development on a number of new products, which require a substantial outlay of capital. To remain competitive, we must continue to incur significant costs in product development, equipment, facilities and invest in research and development of new products. These costs may increase, resulting in greater fixed costs and operating expenses.

In addition to research and development costs, we could be required to expend substantial funds for and commit significant resources to the following:

•	additional engineering and other technical personnel;
•	advanced design, production and test equipment;
•	manufacturing services that meet changing customer needs;
•	technological changes in manufacturing processes; and
•	manufacturing capacity.

Our future operating results will depend to a significant extent on our ability to continue to provide new products that compare favorably on the basis of cost and performance with the design and manufacturing capabilities of competitive third-party suppliers and technologies. We will need to sufficiently increase our net sales to offset these increased costs, the failure of which would negatively affect our operating results.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. We are not subject to these requirements for our current fiscal year ending September 30, 2006; accordingly, we have not evaluated our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls as required by these requirements of SOX 404. Under current law, we will be subject to these requirements beginning with our annual report for the fiscal year ending September 30, 2008. We can provide no assurance that we will comply with all of the requirements imposed thereby. There can be no positive assurance that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure and Chinese accounting standards and regulations may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations. Our subsidiaries in China also are required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO OUR INDUSTRY

We may not be able to maintain or improve our competitive position because of strong competition in the medical dressing and medical disposable industry, and we expect this competition to continue to intensify.

The medical dressing and medical disposable industry is highly competitive. We face competition from medical dressing and medical disposable manufacturers around the world. Some of our international competitors are larger than we are and possess greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products and services that meet customer requirements or are otherwise superior to our products and services and may be able to more effectively market their products than we can because they have significantly greater financial, technical and marketing resources than we do. They may also be able to devote greater resources than we can to the development, promotion and sale of their products. Increased competition could require us to reduce our prices, result in our receiving fewer customer orders, and result in our loss of market share. We cannot assure you that we will be able to distinguish ourselves in a competitive market. To the extent that we are unable to successfully compete against existing and future competitors, our business, operating results and financial condition would be materially adversely affected.

Cost containment measures that are prevalent in the healthcare industry may result in lower margins.

The health care market accounts for most of the demand for medical disposables products. The health care market was typified in recent years by strict cost containment measures imposed by governmental agencies, private insurers and other “third party” payors of medical costs. In response to these economic pressures, virtually all segments of the health care market have become extremely cost sensitive and in many cases hospitals and other health care providers have become affiliated with purchasing consortiums that are charged with obtaining large quantities of needed products at the lowest possible cost. These factors in combination have hindered suppliers and manufacturers of these products, like us, who may not be able to supply the large quantities sought by the purchasing consortiums or who are unable to respond to the need for lower product pricing.

Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.

In China, medical sanitary materials and dressings (including medical gauzes, absorbent cottons, bandages and disposable surgical suits) are supervised as medical devices and are administered by the Department of Medical Device of State Drug Administration of China. The technology and specifications of these types of products must be consistent with Regulations for the Supervision and Administration of Medical Devices of China and the relevant Chinese laws and standards. In addition, since we sell our products in the international markets, our products also are subject to regulations imposed by various governmental agencies in the markets where our products are sold. For example, certain of our products exported to the U.S. must be listed with FDA. All our products exported to EU countries must have the CE certificate. We also need a Certificate of Foreign Manufacture for Japan market. These layers of regulation cause delays in the distribution of our products and may require us to incur operating costs resulting from the need to obtain approvals and clearances from regulators. As to date, we have reached the applicable standards and obtained the required certificates in the markets mentioned above.

Our margins are reduced when we sell our products to customers through a buying group.

A trend in our industry is the use by customers of buying groups. These buying groups aggregate the demand of several different customers and then buy products in bulk at lower prices than any of the customers would be able to obtain individually. We have only limited production capacity. This makes it difficult for us to meet the often large demand for our products from buying groups that represent overseas customers in developed countries. A single order of one kind of product from a top 500 multinational buyer could require the full manufacturing capacity of one of our plants. Although we have expanded our manufacturing capacity, our capacity is still not large enough to always meet the demands of these clients. As a result, we may lose business to other manufacturers of our products who have more manufacturing capacity than we do.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China’s political or economic situation could harm the Company and its operational results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. Such changes could either benefit or damage our operations and profitability. Some changes that could affect our Company include:

•	Level of government involvement in the economy;
•	Control of foreign exchange;
•	Methods of allocating resources;
•	Balance of payments position;
•	International trade restrictions; and
•	International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

Our business is largely subject to the uncertain legal environment in China and your ability to legally protect your investment could be limited.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems (the system in the U.S.), it is a system in which decisions in earlier legal cases do not generally have precedential value. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties. These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses. In addition, all of our executive officers and our directors are residents of China and not of the U.S., and substantially all the assets of these persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China has only recently permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its economic policies and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our activity to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in Renminbi and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi, and between those currencies and other currencies in which our sales may be denominated. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position, the business of the company, and the price of our common stock may be harmed. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board under the symbol “WMDG.OB”. The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or NASDAQ Stock Market. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

We are subject to penny stock regulations and restrictions.

The SEC has adopted regulations which generally define so-called “penny stocks” as an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of March 22, 2007, the closing bid and asked prices for our common stock were $4.50 and $5.80 per share, respectively. As a “penny stock”, our common stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure also is required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

The number of shares being registered for sale is significant in relation to our trading volume.

All of the shares registered for sale on behalf of the selling stockholders are “restricted securities” as defined in Rule 144 under the Securities Act. We have filed this registration statement to register these restricted shares for sale into the public market by the selling stockholders. These restricted securities, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective and also could affect our ability to raise equity capital. Any outstanding shares not sold by the selling stockholders pursuant to this prospectus will remain as “restricted shares” in the hands of the holders, except for those held by non-affiliates for a period of two years, calculated pursuant to Rule 144.

The shares registered on behalf of the selling stockholders constitute 16.7% of our issued and outstanding shares on March 22, 2007.

Certain of our stockholders hold a significant percentage of our outstanding voting securities.

Mr. Jianquan Li owns 80.77% of our outstanding voting securities. As a result, he possesses significant influence, giving him the ability, among other things, to elect a majority of our Board of Directors and to authorize or prevent proposed significant corporate transactions. His ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-in-control.

Our Articles of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

The price of our common stock is volatile. The market price for our common stock has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future.

These factors include:

•	general conditions in our industry, the markets in which we participate, or the worldwide economy;

•	announcements of developments related to our business or sector;

•	fluctuations in our results of operations;

•	our debt-to-equity ratios and other leverage ratios;

•	effects of significant events relating to the healthcare or medical products sectors in general;

•	issuances, including though sales or lending facilities, of substantial amounts of our common stock or other securities into the marketplace;

•	an outbreak of war or hostilities;

•	a shortfall in revenues or earnings compared to securities analysts’ expectations;

•	changes in analysts’ recommendations or projections; and

•	announcements of new acquisitions or development projects by us.

The market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market price declines or market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Our common stock is thinly-traded

For most of our history our common stock has been thinly-traded, making it difficult for stockholders to sell shares of our common stock at a predictable price or at all. An active trading market for our common stock may not develop and you may be unable to sell our common stock quickly or at predictable prices. The volatility in the market price of our common stock may cause stockholders to encounter significant short term variations in the market price of the stock on account of factors beyond our control.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect our views with respect to future events and financial performance. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. These forward-looking statements are identified by, among other things, the words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Important factors that may cause actual results to differ from those projected include the risk factors specified above.

USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of common stock by the selling stockholders.

DIVIDEND POLICY

Other than the dividends declared or paid by our subsidiary Winner Group Limited and the reverse stock split effected before the reverse acquisition transaction, we have never declared or paid cash dividends. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted under the symbol “WMDG.OB” on the Over The Counter Bulletin Board. The CUSIP number is 517831103.

During 2005, we filed a request with NASD Regulation Inc. for clearance of quotations on the OTC Bulletin Board or OTCBB under Subsection (a)(5) of Rule 15c2-11 of the Securities Exchange Act of 1934. A clearance letter was issued to us on April 27, 2005 and we were issued a trading symbol “LVRC.OB.” As a result of a 1:1,500 reverse split of our common stock that became effective on October 26, 2005, our trading symbol on the OTC Bulletin Board was changed from “LVRC.OB” to “LVGC.OB.” On March 6, 2006, in connection with our name change from Las Vegas Resorts Corporation to Winner Medical Group Inc., our trading symbol was changed from “LVGC.OB” to “WMDG.OB.” The following table sets forth, for the periods indicated, the high and low bid prices for our common stock. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low quotations for the first quarter of fiscal year 2006 have been adjusted for the above mentioned 1:1,500 reverse stock split.

	High	Low
Fiscal 2005 – First quarter (8/1/04 to 10/31/04)	not available	not available
Fiscal 2005 – Second quarter (11/1/04 to 1/31/04)	not available	not available
Fiscal 2005 – Third quarter(2/1/05 to 4/30/05)	not available	not available
Fiscal 2005 – Fourth quarter(5/1/05 to 7/31/05)	$0.03	$0.008
Fiscal 2006 – First quarter(8/1/05 to 10/31/05)	$3.00	$0.02
Fiscal 2006* – Second quarter(11/1/05 to 12/31/05)	$5.00	$1.06
Fiscal 2006* – Second quarter(1/1/06 to 3/31/06)	$10.50	$3.10
Fiscal 2006* – Third quarter (4/1/06 to 6/30/06)	$9.40	$5.25
Fiscal 2006* – Fourth quarter (7/1/06 to 9/30/06)	$7.00	$5.25
Fiscal 2007* – First quarter (10/1/06 to 12/31/06)	$4.50	$4.00
Fiscal 2007* – Second quarter (through March 22, 2007)	$5.00	$4.00

*Our acquisition of Winner Group Limited is being accounted for as a reverse acquisition and Winner Group Limited is being treated as the accounting acquiror. Therefore, after the acquisition of Winner Group Limited on December 16, 2005, our fiscal year end became September 30, which is Winner Group Limited’s fiscal year end prior to the closing of the acquisition.

Reports to Stockholders

We plan to furnish our stockholders with an annual report for each fiscal year ending September 30 containing financial statements audited by our independent certified public accountants. Additionally, we may, in our sole discretion, issue unaudited quarterly or other interim reports to our stockholders when we deem appropriate. We intend to maintain compliance with the periodic reporting requirements of the Securities Exchange Act of 1934.

Approximate Number of Holders of Our Common Stock

On March 22, 2007, there were approximately 1,638 stockholders of record of our common stock.

DILUTION

Our tangible book value as of September 30, 2006 was $1.17 per share of common stock. Net tangible book value is determined by dividing our tangible book value (total assets less intangible assets including know-how, trademarks and patents, and less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible nook value will be unaffected by this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data for the three months ended December 31, 2006 and 2005 is derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of income and comprehensive income data for the years ended September 30, 2004, 2005 and 2006 and the selected balance sheet data as of September 30, 2004, 2005 and 2006 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data for the year ended September 30, 2003 is derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated financial data for the year ended September 30, 2002 is derived from our unaudited consolidated financial statements that are not included in this prospectus.

The following selected historical financial information should be read in conjunction with our consolidated financial statements and related notes and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended September 30,					Three Months Ended December 31,
	2002	2003	2004	2005	2006	2005	2006
						(unaudited)	(unaudited)
Statement of operations data:
Sales Revenues:	$20,325,089	$31,750,491	$44,281,465	$58,357,129	$63,873,058	$16,234,128	$15,880,770

Cost of Sales	14,578,733	22,990,021	32,814,282	42,059,663	46,335,354	11,834,833	11,944,126

Gross profit	5,746,356	8,760,470	11,467,183	16,297,466	17,537,704	4,399,295	3,936,644

Expenses:
Administrative expenses	1,543,793	2,668,786	2,142,340	3,536,218	5,619,590	1,012,282	1,217,325
Amortization and depreciation	344,402	316,004	383,540	448,787	726,816	154,960	216,583
Other operating expenses	1,163,216	2,321,042	1,655,237	3,085,624	4,892,774	845,825	1,015,472
Provision for doubtful debt	36,175	31, 740	103,563	1,807	25,789	11,497	-14,730
Selling expenses	2,409,351	3,473,823	4,488,256	5,294,557	5,689,627	1,562,613	1,284,301

Total expenses	3,953,144	6,142,609	6,630,596	8,830,775	11,335,006	2,574,895	2,501,626

Income from continuing operations before taxes	1,526,880	2,446,260	4,681,760	8,362,388	6,326,690	1,589,876	1,500,207

Income taxes	164, 566	115,118	285,462	446,146	516,635	165,396	28,399

Net income	1,206,739	2,322,761	4,391,491	7,892,670	5,829,294	1,612,307	1,494,570

income from continuing operations per common share	$0.04	$0.07	$0.13	$0.23	$0.15	$0.04	$0.03

Earnings per share — basic and diluted	$0.03	$0.06	$0.12	$0.21	$0.14	$0.04	0.03

Weighted average number of shares outstanding — basic	36,991,105	36,991,105	36,991,105	36,991,105	43,053,212	38,237,615	44,677,171
—diluted	36,991,105	36,991,105	36,991,105	36,991,105	43,061,546	38,237,615	44,685,505

Cash dividend declared per common share				0.05		-	-

Cash flows data:
Net cash flows provided by operating activities	$1,333,982	$2,344,591	$5,510,556	$4,340,034	$10,311,109	$2,800,927	1,079,093
Net cash flows used in investing activities	-6,633,211	-3,167,838	-8,057,982	-3,089,900	-13,676,919	-2,701,428	-4,722,930
Net cash flows used in financing activities	4,733,584	2,086,055	2,465,411	-268,782	5,046,022	3,923,912	1,066,110

	September 30,					December 31,
	2002	2003	2004	2005	2006	2006
						(unaudited)
Balance sheet data:
Cash and cash equivalents	$363,338	$1,626,146	$1,544,131	$2,650,867	$4,319,579	$2,101,989
Working capital	-2,753,925	3,494,479	2,522,777	7,160,711	15,097,981	12,819,181
Total assets	31,605,257	39,225,956	44,812,790	54,223,425	67,154,414	70,929,523

Total liabilities	14,318,115	15,038,182	16,228,717	18,704,409	14,739,446	16,301,361

Total stockholders’ equity	16,330,425	23,222,677	27,614,169	34,354,830	52,265,472	54,483,482

Overview

Our business operations consist of the research and development, manufacturing and marketing of medical dressings and medical disposables products. We have eight wholly owned manufacturing and distribution facilities, two joint venture factories, and one trading company; and we have established several integrated manufacturing and processing lines for our core products. Our product offerings include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products. We manufacture our products in China and sell them both in China and abroad in other countries and areas such as Japan, Germany, Italy, the Netherlands, the United Kingdom, Australia, France, South America, China, Africa, the Middle East and the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following analysis discusses changes in the financial condition and results of operations at and for years ended on September 30, 2006, 2005 and 2004, and should be read in conjunction with our audited consolidated financial statements and the notes thereto include elsewhere in this prospectus.

Our Company History

Winner Medical Group Inc. (formerly known as Birch Enterprises, Inc., HDH Industries, Inc. and Las Vegas Resorts Corporation) was originally incorporated in the State of Nevada in August 1986. From July 1993 until late 2005, our immediate predecessor, Las Vegas Resorts Corporation, and its predecessors had no meaningful business operations.

In July 2005, Winner Group Limited entered into a financial advisory agreement with HFG International, Limited, or HFG, pursuant to which HFG agreed to provide financial advisory and consulting services in facilitating Winner Group Limited going public transaction, which, among other things, including locating a proper shell company. In November 2005, HFG recommended Winner Medical Group Inc. to the management of Winner Group Limited and Winner Group Limited started negotiations with us on possible reverse acquisition transaction. Other than fees paid to HFG International, Limited pursuant to that certain Financial Advisory Agreement as described in more details in “Certain Relationship and Related Transactions,” no finder’s fees or other forms of consideration were paid by Winner Group Limited or us or our respective officers, directors or shareholders in connection with the share exchange.

On December 16, 2005, Winner Medical Group Inc. and Winner Group Limited entered into a share exchange agreement pursuant to which the stockholders of Winner Group Limited were issued 42,280,840 shares of our common stock in exchange for all 1,143,000 shares of Winner Group Limited that were issued and outstanding as of December 16, 2005. In connection with the acquisition transaction, Winner Group Limited became our wholly owned subsidiary. Even though, from a legal perspective, Winner Medical Group Inc. was the acquirer in this transaction, Winner Group Limited is treated the acquirer from an accounting perspective.

Winner Medical Group Inc. presently conducts its business operations through its operating subsidiaries located in China and elsewhere.

Our Business Operations

Winner Medical’s present business operations commenced February 1991 and involve the manufacture and marketing of our products primarily out of our facilities in China. We generate revenues through the domestic (China) and foreign sale of a variety of medical dressings and medical disposables products, such as dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products. Nearly 90% of our products were sold to approximately 80 different countries outside of China in fiscal 2006. Based on the information reported by China Medical Economic News, China exported $534 million of medical disposables products in calendar year 2005, an increase of 19.45% compared with calendar year 2004. Our total product export valued $54.3 million in 2005 and accounted for approximately 10% of the total export value of medical dressings and medical disposables from China. According to the medical dressing export data in the China Year Book 2000-2005, we held this share of the market since 2004. In 2005, we were the largest exporter by volume in China in the medical dressing industry according to the China Chamber of Commerce for Import & Export of Medicines & Health Products. Based on this market information, we believe we are the leading manufacturer of medical dressings and medical disposables products in China.

We have integrated manufacturing lines that provide our clients with the ability to procure certain products from a single supplier. In the developed countries where we sell our products, we also operate on an original equipment manufacturer, or OEM, basis (whereby we provide our customers with a customized product that is then sold by the customer under its brand name) by providing our OEM customers with our specialized design, manufacturing and packaging services. OEM sales have accounted for approximately 75% of our sales revenue. When we work on this basis, our clients are able to select the design, size, type and scale of the products we manufacture for them.

Industry Wide Trends that are Relevant to Our Business

The medical dressings and medical disposables manufacturing market is continually evolving due to technological advances and new demands in the healthcare industry. We believe the trends in the industry towards improving medical care and patient conditions, changes in patient treatment approaches and technological advances will impact favorably on the demand for our products. We anticipate that these factors will result in growth in sales of medical dressings and medical disposables products and increased revenues for us.

The export of medical dressings and medical disposables products from China has grown rapidly over the last few years. In 2005, medical disposables products valued at $534 million were exported, an increase of 19.45% compared with 2004. Our total product export valued $54.3 million in 2005 and accounted for approximately 10% of the total export value of medical dressings and medical disposables from China. We believe that our sales over the next five years will grow in correlation to the growth of medical dressings and medical disposables exports volume from China.

One main factor that management considers when estimating our future growth is the potential for revenues from new product sales. We launched our new self-adhesive bandage product in the first fiscal quarter of 2006 and the sales revenue from this product was approximately $1.5 million from the first fiscal quarter to September 2006. We expect that the sales of this new product will increase in the future. Our spunlace cotton nonwoven products will enter the market in the first quarter of calendar year 2007. We expect these new products to be strong growth vehicles for the company going forward. The spunlace cotton nonwoven process (“PurCotton’”) is patented in more than 30 countries. This product combines the superior characteristics of both natural cotton and materials made using nonwoven technology. It has many advantages over woven cotton or synthetic nonwoven fabric, such as it is natural, safe, healthy, environmentally friendly, of higher quality and lower cost. We expect our new PurCotton products to gradually supersede our gauze products. We have installed two manufacturing lines, which are currently in the pre-manufacturing testing stage, and plan to launch this new product by January 2007.

The medical dressings and medical disposables market is also subject to consumption patterns and trends. One such trend or consumption pattern relates to the age demographics of the end users of our products. On average, the population is aging and life spans are generally increasing. As the general population begins to include a larger percentage of older people, we anticipate that more medical care will be required, and that will result in increased sales of our products.

Another trend or consumption pattern in our industry is that hospitals are increasingly seeking to reduce their costs. One method hospitals employ to reduce costs is to seek alternative products that increase efficiency or reduce labor costs. For example, disposable catheters may reduce the need for frequent changes of diapers and bed sheets. Other popular disposable products used by hospitals to reduce operating costs include Eustachian tubes and needles, disposable clothing and accessories. We believe the demand for cost effective products and healthcare solutions and an increasing emphasis on health in the U.S. and EU will bring an increase in the demand for medical instruments, medical dressings and medical disposables products.

Also affecting our industry is the growing trend towards protecting the environment. Consumers are becoming increasingly concerned about the environmental impact of the products they buy. Nonwoven medical dressings, medical instruments and medical disposables products usually contain materials like rubber and polyester, which may result in restrictions on these products under environmental protection regulations and may negatively affect sales of these products. We believe this trend will benefit us in competing with our competitors because our new PurCotton products are primarily made of natural cotton, which is an environmentally friendly raw material, and our new nonwoven fabric manufacturing capabilities enables us to make our new products with natural cotton at lower costs.

We also believe that there is a trend in our industry that is resulting in the geographical shift in product manufacturing from countries with high labor and manufacturing costs to countries, such as China, where labor and manufacturing costs are generally lower. As a result of the lower cost structure and rapid development of the Chinese economy, we are seeing more foreign multinational companies are entering the Chinese market to produce their goods and China’s emergence as part of the global production and supply chain for large multinational corporations. Simultaneously, we believe that the worldwide perception of the quality level of Chinese products is improving. We anticipate that this trend of large multinational companies seeking to produce their products in China will benefit us, especially since our main business model is to act on an OEM basis. In addition, we are currently negotiating with several large companies in the industry (in developed countries) to outsource some of their production lines.

Finally, we estimate that China’s current annual exports of medical dressings and medical disposables products still account for a small percentage of total world market demand. Therefore, we believe there is a significant opportunity to expand China’s export volume in this area. Recognizing this opportunity, the Chinese government is encouraging domestic companies that manufacture medical dressings and medical disposables to increase their export activities. Our view is that this presents a significant opportunity for us.

Competition

We compete based upon manufacturing capacity, product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

We encounter significant competition from within China and throughout the world. Some of our competitors have greater financial resources, larger human resources, and more established market recognition in both domestic and international markets than do we. We believe that our China-based competitors have lower labor costs, but their products often lack diversity. With respect to our competitors located outside of China, we believe that competitors in India generally utilize older equipment to manufacture their products, resulting in lower product quality. Our competition in Europe and the Americas may have a geographic advantage in the EU and U.S. markets, but we believe they are generally manufacturing on a smaller scale, have less product diversity and higher production costs.

This level of competition puts pressure on the sales prices of our products, which results in lower margins for us.

Results of Operations

Comparison for the Three Months Ended December 31, 2006 and 2005

The following sets forth certain of our income statement information for the three months ended December 31, 2005 and 2006.

	THREE MONTHS ENDED 12/31/06		THREE MONTHS ENDED 12/31/05
Item	In Millions	As a Percentage	In Millions	As a Percentage
Sales Revenue	15.88	100%	16.23	100%
Other operating income, net	0.10	0.63%	0.06	0.37%
Costs of Goods Sold	11.94	75.19%	11.83	72.89%
Total operating fees	2.50	15.74%	2.57	15.83%
Income tax	0.03	0.19%	0.17	1.05%
Minority interest	0.006	0.04%	(0.02)	(0.12%)
Net income	1.49	9.38%	1.61	9.92%

Sales Revenue

Sales revenue decreased $0.35 million, or approximately 2.16% to $15.88 million for the three months ended December 31, 2006 from $16.23 million for the three months ended December 31, 2005. This decrease was attributable to two factors: (1) we re-evaluated our customers after implementing the Enterprise Resources Planning (“ERP”) software provided by a Systems Applications and Products company (“SAP”) or SAP ERP system, which integrates all of the core business operations of each of our subsidiaries-from production, supply, sales to financial records-into one system, and terminated some small customers that are either non-profitable or have bad credits, and (2) consistent with our strategy to shift the product mix to higher margin, technology-driven products, we decided to terminate the production of some lower margin products and transfer the production of lower margin products from a new, high-tech facility in Shenzhen to our facility in Chongyang and other facilities in the Hubei province.

Our new self-adhesive and elastic bandage products entered into the market in January 2006. During the three months ended December 31, 2006, revenue from these products reached approximately $0.33 million. Our PurCotton Products commenced production in January 2007 and we expect the new products will become one of our main revenue drivers.

Sales by Region

The following table illustrates the sales revenues from the major geographic areas in which we sell our products for the three months ended December 31, 2006 and 2005. The table also provides the percentage of total revenues represented by each listed region.

All amounts, other than percentages, in millions of U.S. dollars

	Three Months Ended on 12/31/06	Percentage of Total Revenues	Three Months Ended On 12/31/05	Percentage of Total Revenues
Europe	6.08	38.27%	5.59	34.43%
Japan	4.69	29.53%	4.61	28.38%
America	1.37	8.65%	2.01	12.38%
China	2.26	14.22%	1.91	11.82%
Other	1.48	9.33%	2.11	12.99%
Total	15.88	100%	16.23	100%

Cost of Goods Sold

Our cost of goods sold increased $0.11 million to $11.94 million for the three months ended December 31, 2006 from $11.83 million during the three months ended December 31, 2005. As a percentage of net revenues, the cost of goods sold increased approximately 2.30% to 75.19% in the three months ended December 31, 2006 from 72.89% in the three months ended December 31, 2005. The increase was mainly attributable to the increased cost of raw materials, labor and energy.

Gross Profits

Our gross profit decreased $0.46 million to $3.94 million for the three months ended December 31, 2006 from $4.4 million for the three months ended December 31, 2005. Gross profit as a percentage of net revenues was 24.81% for the three months ended December 31, 2006, as compared to 27.11% during the three months ended December 31, 2005. The decrease in gross profit as a percentage of net revenue was mainly due to the appreciation of Renminbi or “RMB” against the US dollar and the increased cost of raw materials, labor and energy.

Selling Expenses
Our selling expenses decreased $0.28 million to $1.28 million for the three months ended December 31, 2006 from $1.56 million for the three months ended December 31, 2005. As a percentage of net revenues, our selling expenses decreased to 8.09% for the three months ended December 31, 2006 from 9.63% for the three months ended December 31, 2005. This dollar decrease was primarily attributable to the decrease of export transportation cost.

Administrative Expenses

Our administrative expenses increased $0.21 million, or approximately 20.26%, to $1.22 million for the three months ended December 31, 2006 from $1.01 million for the three months ended December 31, 2005. As a percentage of net revenues, administrative expenses increased to 7.67% for the three months ended December 31, 2006 from 6.24% for the three months ended December 31, 2005. This increase was primarily attributable to approximately $0.24 million public company maintenance fee in first fiscal quarter of 2007, which did not incur in same period last year.

As of December 31, 2006, we have implemented the SAP ERP system in all of our subsidiaries except for Winner Medical & Textile Ltd. Zhuhai and Shanghai Winner Medical Apparatus Co., Ltd. We hired IBM as our consultant for such implementation. The related SAP ERP system expense will be amortized in 8 years starting from fiscal year 2006. We are also working on improving our internal control system to ensure the compliance with SOX 404. As a result, we expect that our administrative expenses will continue to increase until we fully implement our new accounting system and implement SOX 404.

Transportation Expenses

At present, we perform nearly all of our finished product manufacturing at our Shenzhen, China based manufacturing facilities. Our facilities in Hubei provide semi-finished products to the Shenzhen facilities, where the products are finished. We export our products to the overseas markets from our Shenzhen facilities. Therefore, there are two important elements of transportation expenses that affect us: one is the transportation expense between our Hubei production facilities and our Shenzhen production facilities, and the other is the expense to export our products to destinations outside of China. Our domestic land transportation expenses (i.e., transportation expenses within China) were $0.13 million (0.83% of total sales) and $0.14 million (0.88% of total sales) in the three months ended December 31, 2006 and 2005, respectively. The decrease of domestic transportation costs is primarily attributable to the following factors: i) because we were able to export products directly from our facility in Wuhan, it was not necessary to transport certain products to Shenzhen to be exported, and ii) we restructured out manufacturing process among out subsidiaries, which improved production efficiency and reduced the costs associated with the transportation of raw materials and semi-finished products among our subsidiaries. Our export transportation expenses were $0.75 million (4.7% of total sales) and $1.13 million (6.94% of total sales) in the three months ended December 31, 2006 and 2005, respectively. Our export transportation fees decreased by $0.38 million in the three months ended December 31, 2006 compared to the three months ended December 31, 2005, or approximately 33.63%. This dollar decrease in the export transportation fees was mainly due to the adjustment of our sales strategy: we increased sales in regions that have low transportation expense and shipments to non-profitable small customers were cut down so that transportations are more focused on major customers.

Interest Expense

Interest expense decreased to approximately $72,259 (0.46% of the total revenue) for the three months ended December 31, 2006 as compared to approximately $146,506 (0.90% of total revenue) for the same period of 2005, a decrease of approximately $74,247 or 50.68%. Our interest expense relates to bank loans which are primarily used to construct or purchase manufacturing facilities and equipment and to improve our production capacity. The percentage decrease of interest expense was mainly due to the low average outstanding balance of bank loans in the first fiscal quarter of 2007, compared to the same period last year. Even though our outstanding bank loans were approximately $7.04 million and $2.48 million as of December 31, 2006 and 2005 respectively, the average outstanding bank loans decreased from approximately $5.05 million in first fiscal quarter of 2007 to approximately $7.46 million in the same period last year.

Income taxes

Enterprises income tax in PRC is generally charged at 33%, in which 30% is for national tax and 3% is for local tax, of the assessable profit.  All our subsidiaries in PRC have applied for the exemption for the local tax.  For foreign investment enterprises established in a Special Economic Zone or Coastal Open Economic Zone, where our subsidiaries are located, and which are engaged in production-oriented activities, the national tax rate could be reduced to 15% or 24% respectively.  Our subsidiaries incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.  Pursuant to the same enterprises income tax laws, our subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years.  For those foreign enterprises established in the middle west of PRC, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above.  On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy a lower tax rate of 10%.

According to the PRC’s applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as profits obtained from the disposal of shares derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax.

Foreign enterprises in Shenzhen, PRC, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year and if those invested projects are encouraged by the government. The maximum tax deduction is 5 years. For example, our subsidiaries of Shenzhen and Huanggang can enjoy this tax exemption.

Foreign-invested enterprises in China are eligible for a refund of tax paid equal to 40% of the reinvestment of profit. Being an export originated and high-technology enterprise, our subsidiary Winner Industries (Shenzhen) Co., Ltd. or “Winner Shenzhen” is eligible for a 100% tax refund for its reinvestment of profits. In addition, export-oriented enterprises whose exports sales contribute over 70% of the total sales can enjoy a refund of 100% tax paid.

In 2006, Shenzhen Bureau of Science Technology & Information formally recognized Winner Shenzhen as a High- technology Enterprise, which gives Winner Shenzhen a 50% tax exemption till 2009 and a 50% tax drawback from 2010 to 2011.

Our income tax provision for the three months ended December 31, 2006 was $28,399 as compared to $165,396 for the three months ended December 31, 2005. The decrease of income tax is mainly due to an approximately $124,000 and $70,000 tax refund received by our subsidiaries Winner Medical & Textile Ltd. Jingmen and Winner Shenzhen, respectively, which equals to 40% of their purchase amount of domestic machinery.

Minority Interest

Our financial statements reflect an adjustment to our consolidated group net income equal to $(5,637) and $22,431 in the three months ended December 31, 2006 and 2005, respectively, reflecting the minority interests held by third parties in two of our subsidiaries (40% in Shanghai Winner Medical Apparatus Co., Ltd. in the three months ended December 31, 2006; 45% in Chongyang Wenqiang Medical Treatment Materials Co., Ltd. and 40% in Shanghai Winner Medical Apparatus Co., Ltd. in the three months ended December 31, 2005).

Net income (profit after taxes)

Net profit decreased to approximately $1.49 million for the three months ended December 31, 2006 as compared to approximately $1.61 million for the same period of 2005, a decrease of approximately $0.12 million or approximately 7.45%. Such decrease is mainly attributable to the appreciation of RMB, and an approximately $0.24 million cost for maintaining our public reporting company status in the first fiscal quarter of 2007. In addition, we also incurred costs for developing and marketing our new PurCotton Products, which commenced production in January 2007 and have not yet generated any revenue. All of the above expenses did not incurred in the same period last year.

Comparison for the Year Ended September 30, 2006 and 2005

The following sets forth certain of our income statement information for the years ended September 30, 2005 and 2006.

	YEAR ENDED 9/30/06		YEAR ENDED 9/30/05
Item	In Millions	As a Percentage	In Millions	As a Percentage
Sales Revenue	$63.87	100%	$58.36	100%
Other operating income, net	$0.28	0.44%	$0.30	0.52%
Costs of Goods Sold	$46.34	72.55%	$42.06	72.07%
Total operating fees	$11.34	17.75%	$9.30	15.94%
Investment yields	$0.05	0.08%	$1.06	1.82%
Income tax	$0.52	0.82%	$0.46	0.79%
Minority interest	$0.02	0.04%	$0.02	0.04%
Net income	$5.83	9.13%	$7.89	13.52%

Sales Revenue

Sales revenue increased $5.51 million, or 9.45% to $63.87 million for the year ended September 30, 2006 from $58.36 million for the year ended on September 30, 2005. This increase was mainly attributable to the increase of our manufacturing capacity, the market expansion and our efforts to promote our new products, such as the self-adhesive and elastic bandage products.

Our new self-adhesive and elastic bandage products entered into the market in January 2006. As of September 30, 2006, revenue from these products reached approximately $1.5 million. We plan to launch our nonwoven cotton spunlace products in January 2007 and expect this group of products to become one of our main revenue drivers.

Sales by Region

The following table illustrates the sales revenues from the major geographic areas in which we sell our products for the years ended September 30, 2006 and 2005. The table also provides the percentage of total revenues represented by each listed region.

All amounts, other than percentages, in millions of U.S. dollars

	Year Ended on 9/30/06	Percentage of Total Revenues	Year Ended on 9/30/05	Percentage of Total Revenues
Europe	$25.01	39.16%	$22.39	38.37%
Japan	$16.65	26.06%	$15.12	25.91%
North America	$7.62	11.93%	$7.50	12.85%
China	$7.78	12.18%	$6.94	11.89%
Other	$6.81	10.67%	$6.41	10.98%
Total	$63.87	100.00%	$58.36	100.00%

Cost of Goods Sold

Our cost of goods sold increased $4.28 million to $46.34 million for the year ended September 30, 2006 from $42.06 million during the year ended September 30, 2005. As a percentage of net revenues, the cost of goods sold increased 0.48% to 72.55% in the year ended September 30, 2006 from 72.07% in the year ended September 30, 2005. The increase was mainly attributable to the increase of the cost of labor and energy.

Gross Profits

Our gross profit increased $1.23 million to $17.53 million for the year ended September 30, 2006 from $16.30 million for the year ended September 30, 2005. Gross profit as a percentage of net revenues was 27.45% for the year ended September 30, 2006, as compared to 27.93% during the year ended September 30, 2005. The decrease in gross profit as a percentage of net revenue was mainly due to the increase of direct labor and energy expense, and approximately 2.3% appreciation of RMB against the U.S. dollar from fiscal year 2005 to 2006.

The following table illustrates the gross profits from each product types for the years ended September 30, 2006 and 2005. The table also provides the percentage of total gross profits represented by each product type.

All amounts, other than percentages, in millions of U.S. dollars

	Year Ended on 9/30/06	Percentage of Total Gross Profits	Year Ended on 9/30/05	Percentage of Total Gross Profits
Sterilized Products	$7.44	42.44%	$3.27	20.07%
Non-sterilized Products	$8.33	47.51%	$10.62	65.16%
Self-adhesive and Elastic Bandage Products	$0.49	2.75%	-
Other Products	$1.28	7.3%	$2.41	14.77%
Total	$17.53	100.00%	$16.30	100.00%

Selling Expenses

Our selling expenses increased $0.4 million to $5.69 million for the year ended September 30, 2006 from $5.29 million for the year ended September 30, 2005. As a percentage of net revenues, our selling expenses decreased to 8.91% for the year ended September 30, 2006 from 9.07% for the year ended September 30, 2005. This dollar increase was primarily attributable to increased sales volume, expansion of our sales staff, and an increase in freight costs.

Administrative Costs

Our administrative expenses increased $2.08 million, or approximately 58.76%, to $5.62 million for the year ended September 30, 2006 from $3.54 million for the year ended September 30, 2005. As a percentage of net revenues, administrative expenses increased to 8.79% for the year ended September 30, 2006 from 6.07% for the year ended September 30, 2005. This increase was primarily attributable to an approximately $1 million expenditure in connection with maintaining our public reporting company status in the fiscal year 2006, and increased research and development investment.

We are the in the process of implementing the SAP ERP system and hired IBM as our consultant for such implementation. We are also working on improving our internal control system to ensure the compliance with SOX 404. As a result, we expect that our administrative costs will continue to increase until we fully implement our new accounting system and implement SOX 404.

Transportation Costs

At present, we perform nearly all of our finished product manufacturing at our Shenzhen, China based manufacturing facilities. Our facilities in Hubei provide semi-finished products to the Shenzhen facilities, where the products are finished. We export our products to the overseas markets from our Shenzhen facilities. Therefore, there are two important elements of transportation costs that affect us: one is the transportation cost between our Hubei production facilities and our Shenzhen production facilities, and the other is the cost to export our products to destinations outside of China. Our domestic land transportation costs (i.e., transportation costs within China) were $480,000 (0.76% of total sales) and $520,000 (0.89% of total sales) in fiscal years 2006 and 2005, respectively. The decrease of domestic transportation costs is primarily attributable to the following factors: i) because we were able to export products directly from our facility in Wuhan, it was not necessary to transport certain products to Shenzhen to be exported, and ii) we restructured our manufacturing process among our subsidiaries, which improved production efficiency and reduced the costs associated with the transportation of raw materials and semi-finished products among our subsidiaries. Our export transportation costs were $3,570,000 (5.59% of total sales) and $3,430,000 (5.88% of total sales) in fiscal years 2006 and 2005, respectively. Our export transportation fees increased by $140,000 from 2005 to 2006 or approximately 4.09%. This dollar increase in the export transportation fees was mainly due to the increase of sales volume and the increase of transportation fee.

Environmental Laws Compliance Costs

We spent approximately $11,800 and $5,500 for environmental compliance costs in fiscal years 2006 and 2005, respectively. The increase was attributable to planting trees and flowers in our new facilities in 2006, and the increase of the environmental laws compliance fees paid to the PRC government pursuant to applicable PRC environmental laws and regulations.

Financial Costs

Financial expenses decreased to approximately $270,000 (0.43% of the total revenue) for the year ended September 30, 2006 as compared to approximately $470,000 (0.8% of total revenue) for the same period of 2005, a decrease of approximately $200,000 or 42.56%. Our financial expenses consist of interest expenses related to bank loans which are primarily used to construct or purchase manufacturing facilities and equipment and to improve our production capacity. The percentage decrease of financial costs was mainly attributable to the decrease of the total amount of the bank loans.

Gain on Disposal of a Subsidiary

In 2005, we sold 60% of our equity interest in our subsidiary Winner Medical & Textile Ltd., Xishui or Winner Xishui to Lohman & Rauscher Limited which resulted in a one time after-tax income of $1.05 million.

Income taxes

Enterprises income tax in PRC is generally charged at 33%, in which 30% is for national tax and 3% is for local tax, of the assessable profit.  All the subsidiaries of the Company in PRC have applied for the exemption for the local tax.  For foreign investment enterprises established in a Special Economic Zone or Coastal Open Economic Zone, where the subsidiaries of the Company are located, and which are engaged in production-oriented activities, the national tax rate could be reduced to 15% or 24% respectively.  The Company’s subsidiaries incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises.  Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years.  For those foreign enterprises established in the middle west of PRC, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above.  On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy a lower tax rate of 10%.

According to the PRC’s applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax.

Foreign enterprises in Shenzhen, PRC, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year and if those invested projects are encouraged by the government. The maximum tax deduction is 5 years. For example, our subsidiaries of Shenzhen and Huang Gang can enjoy this tax exemption.

Foreign-invested enterprises in China are eligible for a refund of tax paid equal to 40% of the reinvestment of profit. Being an export originated and high-technology enterprise, Winner Shenzhen is eligible for a 100% tax refund for its reinvestment of profits. On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy refund of 100% tax paid.

In 2006, Shenzhen Bureau of Science Technology & Information formally recognized Winner Industries (Shenzhen) Co., Ltd. as a High- technology Enterprise, which gives Winner Shenzhen a 50% tax exemption till 2009 and a 50% tax drawback from 2010 to 2011.

Our income tax provision for year ended September 30, 2006 was $516,635 as compared to $446,146 for the year ended September 30, 2005.

Minority Interest

Our financial statements reflect an adjustment to our consolidated group net income equal to $19,239 and ($23,572) in the fiscal years 2006 and 2005, respectively, reflecting the minority interests held by third parties in two of our subsidiaries (45% in Chongyang Wenqiang Medical Treatment Materials Co., Ltd. and 40% in Shanghai Winner Medical Apparatus Co., Ltd.).

Net income (profit after taxes)

Net profit decreased to approximately $5.83 million for the year ended September 30, 2006 as compared to approximately $7.89 million for the same period of 2005, a decrease of approximately $2.06 million or approximately 26%. Such decrease is mainly attributable to a one-time gain of $1.05 million from selling 60% of our equity interest in Winner Xishui in 2005 and the increase of our cost of labor and energy in 2006. In addition, we completed the reverse merger of Winner Group Limited in December 2005 and, as a result, we incurred approximately $1 million for maintaining our public reporting company status in the fiscal year 2006. We also incurred costs for developing and marketing our new product PurCotton which is expected enter into the market in January 2007 and have not yet generated any revenue.

Foreign Currency Translation Expenses

We incurred a foreign currency translation expense equal to $857,313 and $720,741 in the fiscal years 2006 and 2005, respectively. In July 21, 2005, China reformed its foreign currency exchange policy, resulted an appreciation of RMB against USD by 2.1 percent during a very short period of time. As of September 30, 2006, the accumulated appreciation of RMB against U.S. dollar is approximately 5%. As a result, we implemented different exchange rates in translating RMB into U.S. dollar in our financial statements for fiscal years 2006 and 2005. In fiscal year 2006, the exchange rates of 7.9087, 8.277 and 8.0004 were implemented in calculating the total assets/liabilities, shareholders’ equity and profit and loss, as compared to the exchange rates of 8.0922, 8.277 and 8.1846 in fiscal year 2005, respectively.

Inventory turnover

Our inventory increased to approximately $11.33 million for the year ended September 30, 2006 as compared to approximately $10.48 million for the same period of 2005, an increase of approximately $0.85 million or 8.11%. Our inventory turnover was 4.25 and 4.38 in fiscal years 2006 and 2005, respectively. The relatively low inventory turnover was mainly due to our integrated manufacturing process. In order to control product quality and maintain a stable supply chain, our subsidiaries take different roles in the manufacturing processes and constitute a whole production line from raw materials to semi-finished products, then to final products. This arrangement increased our inventory and lowered our inventory turnover.

Accounts receivable collection period

Accounts receivable decreased to approximately $7.51 million for the year ended September 30, 2006 as compared to approximately $8.26 million for the same period of 2005, a decrease of approximately $0.75 million or 9.08%. Our average accounts receivable collection period was 44.44 days and 42.59 days in fiscal years 2006 and 2005, respectively. Our short accounts receivable collection period is primarily attributable to our customer credit control system. In terms of the payment methods used by our international customers, based on our historical record, Letters of Credit, Documents Against Payments (surrender of documents to the importer/buyer after he/she has paid the accompanying draft), Telegraphic Transfer (a method of transferring funds electronically via the Clearing House Automated Payments System), and Documents Against Acceptance (surrender of documents such as invoices, bills of lading, etc. by a bank to the importer/buyer after the importer/buyer has accepted the accompanying draft, acknowledging the obligation to pay at a future date) generally accounted for approximately 40%, 40%, 15% and 5% of our settled payments, respectively.

Comparison for the Year Ended September 30, 2005 and 2004

The following table summarizes the results of our operations during the fiscal years ended September 30, 2005 and 2004 and provides information regarding the dollar and percentage increase or (decrease) from the 2004 fiscal period to the 2005 fiscal period:

All amounts, other than percentages, in millions of U.S. dollars

	YEAR ENDED 9/30/05		YEAR ENDED 9/30/04
Item	In Millions	As a Percentage	In Millions	As a Percentage
Sales Revenue	$58.36	100%	$44.28	100%
Other revenue	$0.3	0.52%	$0.3	0.68%
Costs of Goods Sold	$42.06	72.07%	$32.81	74.10%
Total operating fees	$9.30	15.94%	$7.09	16.02%
Investment yields	$1.06	1.82%	-
Income tax	$0.46	0.79%	$0.29	0.66%
Minority interest	$0.02	0.04%	$0.00
Net income	$7.89	13.52%	$4.39	9.92%

Sales Revenue

Our total revenue in fiscal year 2005 amounted to $58.36 million, which is $14.08 million or almost 31.80% more than that of fiscal year 2004, where we had revenues of $44.28 million. This increase in our revenue is mainly the result of increases in manufacturing capacity.

Sales by Region

The following table illustrates the sales revenues from the major geographic areas in which we sell our products for each of the last two fiscal years. The table also provides the percentage of total revenues represented by each listed region.

All amounts, other than percentages, in millions of U.S. dollars

	2005FY	Percentage of Total Revenues	2004FY	Percentage of Total Revenues
Europe	$22.39	38.37%	$16.95	38.28%
Japan	$15.12	25.91%	$13.43	30.33%
North America	$7.50	12.85%	$5.37	12.13%
China	$6.94	11.89%	$2.59	5.85%
Other	$6.41	10.98%	$5.94	13.41%
Total	$58.36	100.00%	$44.28	100.00%

Cost of Goods Sold

Our cost of goods sold in fiscal years 2005 and 2004 was $42.06 million and $32.81 million, respectively, which accounts for 72.07% and 74.10%, respectively, as a percentage of total revenues. The dollar amount of the costs of goods sold increased with the growth of annual sales, while its percentage of annual sales declined each year by about 2%. This improvement is attributable to cost control initiatives that we implemented, which resulted in an annual improvement in gross margin.

Selling Expenses

Selling expenses in 2005 were $5.29 million, which was $810,000, or nearly 18%, more than the $4.49 million in selling expenses in 2004. Most of our products were sold into the international market through the OEM model. OEM clients purchase products directly from us. This type of direct procurement accounted for more than 75% of our total sales. The remainder of our products is sold through sales agents (similar to manufacturers’ representatives) who are paid a commission on the sales they generate. As a result, we have not invested heavily in establishing overseas sales channels or in product promotion. The main method we use to promote our products is participation in international trade exhibitions. Therefore, our marketing expenses are relatively low compared to those of our competitors, who sell directly to healthcare providers and other end users.

Transportation Costs

During 2005 and 2004, we perform nearly all of our finished product manufacturing at our Shenzhen, China based manufacturing facilities. Our facilities in Hubei provide semi-finished products to the Shenzhen facilities, where the products are finished. We export our products to the overseas markets from our Shenzhen facilities. Therefore, there are two important elements of transportation costs that affect us: one is the transportation cost between our Hubei production facilities and our Shenzhen production facilities, and the other is the cost to export our products to destinations outside of China. Our domestic land transportation costs (i.e., transportation costs within China) were $420,000 (0.89% of total sales) and $350,000 (0.78% of total sales) in fiscal years 2005 and 2004, respectively. Our export transportation costs were $3,430,000 (5.88% of total sales) and $2,640,000 (5.96% of total sales) in fiscal years 2005 and 2004, respectively. Our export transportation fees increased by $790,000 from 2004 to 2005, or approximately 30%, which is in line with the increase in our revenues.

Administrative Costs

Our administrative expenses were $3,540,000 (6.06% of total sales) and $2,140,000 (4.84% of total sales) in fiscal years 2005 and 2004, respectively. We have significantly expanded the scale of our operations and there was a corresponding increase in administrative expenses; however, our administrative expenses remained at approximately 5% to 6% of total sales. The administrative expenses are primarily related to research and development expenses, salaries, fringe benefits for management level staff and daily office expenses. In fiscal year 2005, administrative expenses grew because of a decision to invest more in our research and development activities to develop both new processes and new materials. Additional costs also resulted from salary increases and increased labor and inventory insurance costs.

Financial Costs

Our financial expenses were $470,000 (0.80% of total sales) and $460,000 (1.04% of total sales) in fiscal years 2005 and 2004, respectively.

The financial expenses of the Company consist of interest expense. In 2005, we paid interest on monies borrowed at rates ranging from 4.43% to 8.37%. In 2004, these rates ranged from 3.8% to 5.75%. The balances of short-term bank loans as of September 30, 2005 and 2004 were $8.18 million and $8.77 million, respectively.

Environmental Laws Compliance Costs

We spent $5,500 and $11,448 for environmental compliance costs in fiscal years 2005 and 2004, respectively. We spent more in environmental law compliance costs in 2004 because of a one-time expenditure of $4,398 on planting trees and flowers in our facilities in 2004.

Investment Proceeds

In 2005, we disposed of our 60% interest in L & L Healthcare Hubei Co., Ltd. for a total consideration of $2.4 million, resulting in an after-tax gain of $1.05 million.

Income taxes

Companies in China are generally taxed at a rate of 33% of assessable profit, consisting of a 30% national tax and a 3% local tax. All of our subsidiaries in China have applied for an exemption from the local taxes. In China, for foreign investment enterprises like us that are established in a Special Economic Zone or a Coastal Open Economic Zone, where our subsidiaries are located, and which are engaged in production oriented activities, the national tax rate could be reduced to 15% or 24%, respectively. Our subsidiaries incorporated in China are subject to Chinese income taxes at the applicable tax rates on taxable income as reported in their statutory accounts in accordance with the relevant tax laws for two years starting from the first profit making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of China, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. According to Chinese tax law, export-oriented enterprises, which export sales constitute over 70% of their total sales, can enjoy a tax rate of 10%.

According to the applicable Chinese income tax laws, regulations, notices and decisions related to foreign-invested enterprises and their investors, income such as dividends and profits distribution from China derived from a foreign enterprise which has no establishment in China is subject to a 10% withholding tax.

Foreign-invested enterprises in Shenzhen, China, also are eligible for a tax deduction equal to 40% of the purchase amount of domestic machinery in the same year, if the enterprises income tax for the year of acquisition is higher than that of the previous year.

During the years ended September 30, 2005 and 2004, we recorded a benefit relating to our decision to reinvest earnings of our Chinese subsidiaries totaling $210,616 and $0, respectively.

We incurred income taxes of $446,146 in 2005. This is an increase of 56% from the taxes we incurred in 2004, which amounted to $285,462. We paid more taxes in 2005 mostly because of higher income in 2005 compared to 2004.

Minority Interest

Our financial statements reflect an adjustment to our consolidated group net income equal to ($23,572) and ($4,807) in the fiscal years 2005 and 2004, respectively, reflecting the minority interests held by third parties in two of our subsidiaries (45% in Chongyang Wenqiang Medical Treatment Materials Co., Ltd. and 40% in Shanghai Winner Medical Apparatus Co., Ltd.).

Net income (profit after taxes)

We earned net income of $7.89 million in fiscal year 2005. This is an increase of $3.50 million or approximately 80% from fiscal year 2004 net income of $4.39 million. The increase in our net income in 2005 resulted from an increase of 2% in our gross profit margin (from 26% in 2004 to 28% in 2005) and from the inclusion of the after-tax gain of $1.05 million from the sale of our 60% interest in L & L Healthcare Hubei Co., Ltd.

Foreign Currency Translation Expenses

We incurred a foreign currency translation expense of $720,741 in fiscal year 2005 as compared with no foreign currency translation expense in fiscal year 2004. In July 21, 2005, China reformed its foreign currency exchange policy, resulted an appreciation of RMB against USD by 2.1 percent during a very short period of time. As a result, we implemented different exchange rates in translating RMB into U.S. dollar in our financial statements for fiscal year 2005, the exchange rates of 8.0922, 8.277 and 8.1846 were implemented in calculating the total assets/liabilities, shareholders’ equity and profit and loss, respectively, which results in a $720,741 increase in the foreign currency translation expenses from fiscal year of 2004.

Liquidity and Capital Resources

As of September 30, 2006, we had cash and cash equivalents of $4.32 million.

Cash Flow
(in Million)

	Years Ended September 30,
	2004	2005	2006
Net cash provided by (used in) operating activities	$5.51	$4.34	$10.31
Net cash provided by (used in) investing activities	$(8.06)	$(3.09)	$(13.68)
Net cash provided by (used in) financing activities	$2.47	$(0.27)	$5.05
Net cash Flow	$(0.08)	$1.11	$1.67

Operating Activities:

Net cash provided by operating activities was $10.31 million for the year ended September 30, 2006 which is an increase of $5.97 million from the $4.34 million net cash provided by operating activities for the same period in 2005. The increase was mainly due to the decrease in account receivable, and the increase of account payable.

Net cash provided by operating activities in 2005 was $4.34 million, which is a decrease of $1.17 million from the $5.51 million provided by operating activities in 2004. The decrease was mainly due to the increase in account receivable and inventory.

Investing Activities:

Our main uses of cash for investing activities are payments to the acquisition of property, plant and equipment and restricted cash pledged as deposit for bills payable issuance.

Net cash used in investing activities in the year ended September 30, 2006 was $13.68 million, which is an increase of $10.59 million from net cash used in investing activities of $3.09 million in the same period of 2005 due to the increased investment in the non-woven spunlance 100% cotton project in Winner Medical (Huanggang) Co., Ltd., and the increased investment in the plant and equipment in Winner Medical & Textile, Ltd. Chongyang, and Winner Medical & Textile, Ltd., Tianmen.

Net cash used for investing activities in the year 2005 was $3.09 million, which is a decrease of $4.97 million from the $8.06 million used for investing activities in 2004. Such decrease was primarily the result of the decrease in the investment on equipments and construction, and a one time gain from selling our 60% ownership of Winner Xishui in 2005.

Financing Activities:

Net cash provided by financing activities in the year ended September 30, 2006 totaled $5.05 million as compared to $0.27 million used in financing activities in the same period of 2005. Such increase of the cash provided by financing activities was mainly attributable to the private placement which closed in December 2005, less the repayment of matured loans.

Net cash used for financing activities was $0.27 million in 2005 as compared to $2.47 million provided by financing activities in 2004. The $2.73 million decrease of the cash provided by financing activities was mainly attributable to the repayment of matured loans.

Our debt to equity ratio was 28.20% as of September 30, 2006. We plan to maintain our debt to equity ratio below 40%, increase the long-term loans, and decrease the short-term loans. We believe that we currently maintain a good business relationship with each of the banks with whom we have loans, as identified in the table below.

As of September 30, 2006, we have loans with Chinese banks totaling $5.44 million. These loans have annual interest rates ranging from 5.40%-5.58% in fiscal year 2006.

Bank loans as of September 30, 2006
					Sept. 30 2006
Loan	Bank	Loan period	Interest rate	Secured by	US$

A	Industrial and Commercial Bank of China, Hubei Branch	10-20-05 to 10-16-06	5.58%	Land use rights & buildings	505,772
B	Industrial and Commercial Bank of China, Hubei Branch	10-20-05 to 10-12-06	5.58%	Land use rights & buildings	505,772
C	Industrial and Commercial Bank of China, Hubei Branch	10-20-05 to 10-18-06	5.58%	Land use rights & buildings	505,772
D	Industrial and Commercial Bank of China, Hubei Branch	10-20-05 to 10-17-06	5.58%	Land use rights & buildings	505,772
E	Industrial and Commercial Bank of China, Hubei Branch	10-19-05 to 10-13-06	5.58%	Land use rights & buildings	252,886
F	China Merchants Bank, Shenzhen Branch	08-29-06 to 02-28-07	5.58%	Land use rights & buildings	1,264,430
G	China Merchants Bank, Shenzhen Branch	07-03-06 to 01-03-07	5.40%	Land use rights & buildings	632,215
H	Agricultural Bank of China, Huanggang Branch	08-14-06 to 02-13-07	5.40%	Land use rights & buildings	632,215
I	China Merchants Bank, Shenzhen Branch	06-12-06 to 12-12-06	5.40%	-	632,216
		Total			5,437,050

As of September 30, 2006, we have approximately $11 million bank credit facilities available from three commercial banks , consisting of approximately $1.52 million from Shenzhen Branch of China Merchants Bank, approximately $6.32 million from Shenzhen Branch of the Industrial and Commercial Bank of China and approximately $3.16 million from the Huanggang Branch of Agricultural Bank of China. These loan facilities are all secured by our real property and other assets.

On December 16, 2005, prior to the consummation of the share exchange with us, our subsidiary Winner Group Limited completed a private placement of 139,380 shares of its common stock to 15 accredited investors which was subsequently exchanged for 5,155,877 shares of our common stock, raising $10,400,000 in gross proceeds. In addition, another 793,260 shares of our common stock were issued in a separate private placement raising gross proceeds of $1,600,000. As a result of these private placement transactions, we raised a total of $12,000,000 in gross proceeds, which left us with approximately $10,882,516 in net proceeds after the deduction of approximately $1,117,484 offering expenses.

We believe that our currently available working capital, after receiving the aggregate proceeds of the capital raising activities and the credit facilities referred to above, short-term investments and future cash provided by operating activities will be sufficient to meet our operations at our current level and working capital and capital expenditure needs over the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our marketing and sales activities, the timing and extent of spending to support product development efforts and expansion into new territories, the timing of introductions of new products or services, the timing of enhancements to existing products and services and the timing of capital expenditures. Also, we may make investments in, or acquisitions of, complementary businesses, services or technologies which could also require us to seek additional equity or debt financing. To the extent that available funds are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Contractual Obligations

As of September 30, 2006, the Company was obligated under operating leases requiring minimum rentals as follows:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Long-Term Debt Obligations	-	-	-	-	-
Capital Lease Obligations	-	-	-	-	-
Operating Lease Obligations	$687,869	$286,940	$351,062	$49,867	-
Purchase Obligations	$2,551,064	$2,551,064	-	-	-
Other Long Term Liabilities Reflected on the Registrant’s Balance Sheet under GAAP	-	-	-	-	-
Total	$3,238,933	$2,838,004	$351,062	$49,867	-

On December 23, 2006, our subsidiary Winner Medical (Huanggang) Co., Ltd. or “Winner Huanggang” purchased a series of carding and web-forming machines from an overseas manufacturer, totaling €1.03 million (approximately $1.36 million). On February 8, 2007, Winner Huanggang purchased a set of spun-lace machine, totaling €1.56 million (approximately $2.03 million). These machines are a part of the new manufacturing line to produce PurCotton Products.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the more significant judgments and estimates in the preparation of financial statements, including the following:

•
Principles of consolidation – Our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

•
Revenue Recognition – The Company derives its revenue primarily from the sales of medical dressings and disposables. Sales of goods are recognized when goods are shipped, title of goods sold has passed to the purchaser, the price is fixed or determinable as stated on the sales contract, and its collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years.

•
Inventory – Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw material, direct labor and overhead associated with the manufacturing process.

•
Trade accounts receivable – Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

•
Property, plant and equipment – Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold land	Over the lease term

Buildings	10 - 30 years

Plant and machinery	10 - 12 years

Furniture, fixtures and equipment	5 - 8 years

Motor vehicles	5 - 8 years

Leasehold improvements	Over the lease term

•
Income taxes – Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introductions.

Interest Rate Risk

We are exposed to interest rate risk primarily with respect to our short-term bank loans. Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal. The People’s Bank of China (the central bank of China) increased the interest rate of RMB bank loans twice - in April 28, 2006 and in August 19, 2006. Since August 19, 2006, the new interest rates are 5.58% and 6.12% for RMB bank loans with a term less than 6 months and loans with a term of 6-12 months, respectively, as compared to the respective rates of were 5.22% and 5.58%, before April 28, 2006. The change in interest rates has no impact on our bank loans that were entered into prior to April 28, 2006. A hypothetical 1.0% increase in the annual interest rates for all of our credit facilities at September 30, 2006 would decrease net income before provision for income taxes by approximately $0.54 million for the year ended September 30, 2006. Management monitors the banks’ interest rates in conjunction with our cash requirements to determine the appropriate level of debt balances relative to other sources of funds. We have not entered into any hedging transactions in an effort to reduce our exposure to interest rate risk.

Foreign Exchange Risk

Our reporting currency is the U.S. dollar and the majority of our revenues will be settled in RMB and U.S. dollars. All of our assets are denominated in RMB except for cash. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB.

The value of the Renminbi, the main currency used in the PRC, fluctuates and is affected by, among other things, changes in China's political and economic conditions.   In addition, the Renminbi is not readily convertible into US dollars or other foreign currencies.  All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People’s Bank of China.  The conversion of Renminbi into foreign currencies such as the dollar has been generally based on rates set by the People's Bank of China, which are set daily based on the previous day's interbank foreign exchange market rates and current exchange rates on the world financial markets. Until 1994, the Renminbi experienced a significant devaluation against US dollars but since then the value of the Renminbi relative to the US dollar has remained stable. However, China recently adopted a floating rate with respect to the Renminbi, with a 0.3% fluctuation. In July 21, 2005, China reformed its foreign currency exchange policy, resulted an appreciation of RMB against USD by 2.1 percent during a very short period of time. As of September 30, 2006, the accumulated appreciation of RMB against U.S. dollar is approximately 5%. This floating exchange rate, and any appreciation of the Renminbi that may result from such rate, could have various adverse effects on our business, as described in Risk Factors, above.

The Company’s currency exchange rate risks come primarily from the sales of products to international customers. If RMB continues its appreciation against U.S. dollar, it will make our sale prices more expensive, thus our sales may decline. The Company currently does not hedge its Renminbi - US dollar exchange rate exposure, and we will choose to reduce our exposures through financial instruments (hedges) that provide offsets or limits to our exposures when considered appropriate.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

BUSINESS

Our History

We are a Nevada corporation primarily engaged in the manufacture of medical dressings and medical disposables. We were originally incorporated under the name Birch Enterprises, Inc. in August 1986 and subsequently changed our name to HDH Industries, Inc. and then to Las Vegas Resorts Corporation. On February 13, 2006, we amended our Articles of Incorporation to change our name from Las Vegas Resorts Corporation to Winner Medical Group Inc. Our name change reflects our acquisition of the Winner Group and our focus on the Winner Group’s medical dressings and disposables business.

We were initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly owned entity. On September 14, 1987, we acquired Las Vegas Resort Investments and later acquired real property and certain other non-gaming assets, and leased the casino area and operated the non-gaming area of a small casino in Henderson, Nevada. In September 1992, all of our operations in Las Vegas ceased. We had no active operations from that time until December 16, 2005, when we completed a reverse acquisition transaction with Winner Group Limited, a Cayman Islands corporation, whose subsidiary companies originally commenced business in February 1991.

Winner Group Limited is a medical dressings and medical disposables manufacturer based in China. Winner Group Limited became our wholly owned subsidiary in connection with the reverse acquisition transaction and is the holding company for all of our commercial operations.

Our Reverse Acquisition of Winner Group Limited

On December 16, 2005, we completed a reverse acquisition transaction with Winner Group Limited whereby we issued to the stockholders of Winner Group Limited 42,280,840 shares of our common stock in exchange for all of the issued and outstanding capital stock of Winner Group Limited. Winner Group Limited thereby became our wholly owned subsidiary and the former stockholders of Winner Group Limited became our controlling stockholders.

On December 16, 2005, Timothy Halter, our former CEO and sole director, resigned from all offices of Winner Medical he held effective immediately and submitted his resignation as our director, effective January 7, 2006. Jianquan Li, our CEO and President, was named as a director on December 16, 2005, and Xiuyuan Fang, our Chief Financial Officer, Vice President and Treasurer, was named as a director on January 7, 2006. Subsequently, we have named additional directors to our board of directors. See Item 10. “Directors and Executive Officers of the Registrant.” The Winner Group executive officers became our executive officers upon the closing of the reverse acquisition.

Winner Group’s operations began with Winner Medical & Textile Ltd. Zhuhai, which was incorporated in China in February 1991 by Mr. Jianquan Li. Over the years, Winner Group expanded to eight wholly owned manufacturing and distribution facilities, two joint venture factories and one trading company. Winner Group Limited was incorporated as a Limited Liability Exempted Company in the Cayman Islands in April 2003 and is the holding company of all our business operations. Winner Group Limited owns 100% of Winner Medical International Trading Co., Ltd. (to be liquidated), Winner Industries (Shenzhen) Co., Ltd., Winner Medical & Textile Ltd. Zhuhai, Winner Medical & Textile Ltd. Jingmen, Winner Medical & Textile Ltd. Tianmen, Winner Medical & Textile Ltd. Yichang, Winner Medical & Textile Ltd. Jiayu, Winner Medical & Textile Ltd., Chongyang and Winner Medical (Huanggang) Co., Ltd. Winner Group Limited also owns 60% of Shanghai Winner Medical Apparatus Co., Ltd. and 40% of Winner medical &Textile Ltd Xishui, respectively.

Our Business

Our business consists of research and development, manufacturing and marketing of medical dressings and medical disposables. We have eight wholly owned manufacturing and distribution facilities, two joint venture factories and one trading company; and we have established several integrated manufacturing and processing lines for our core products. Our product offerings include surgical dressings, dressing packs, wound care dressings, protective products, medical instruments, dental products, hygiene products and home care products.

We are one of the leading exporters of medical dressings and medical disposables from China. In the fiscal year ended September 30, 2006, approximately 90% of our products were exported. According to the China Chamber of Commerce for Import & Export of Medicines & Health Products, the total medical dressings and medical disposables exports from China was approximately $534 million in 2005, our export represents approximately 10% of the total export. Our products have been sold in approximately 80 countries, including Japan, Germany, the United States, Italy, the Netherlands, the United Kingdom, Australia, France, China, as well as countries in South America, Africa and the Middle East. Certain of our medical device products are listed with the U.S. Food and Drug Administration or FDA, giving us the ability to directly export those products to the United States.

Our Industry

The worldwide market for medical dressings and medical disposables is growing at a rapid pace. For example, according to information published in 2006 by Freedonia Group, a U.S.-based international business research company, the U.S. market for medical dressings and medical disposables products is expected to be $79 billion by 2007 and to grow at an annual rate of 5.6% for the next three years. We believe the growth for medical dressings and medical disposables products in the U.S. could be even greater, driven by continued improvement in medical treatment techniques, and the rapid progress in technology. As a result, we expect demand for our products to rise due to an increased need for health care services, in general, and to increased demand for products such as filled inhalers, Eustachian tubes, products for angioplasty applications, nucleic acid diagnostic instruments and elastic bandages.

Another significant market for medical dressings, medical instruments and medical disposables is the European Union or EU. In 2003, sales in this market reached €8.884 billion (approximately $11.85 billion, based on an exchange rate of €1 = $1.3342 as of December 1, 2006), a 37% increase from €6.5 billion (approximately $8.67 billion) in 1998 according to CBI-the Centre for the Promotion of Imports from developing countries. In the EU, diapers and similar hygiene products, wadding, gauze and bandage products accounted for the largest share of medical disposables used. Since the mid-1990s, hospital treatment in the EU has declined as a result of the low medical care expense policy applicable in the EU. We believe that that decline is offset in part by an increase in home nursing. We believe that this policy and the related increase in home nursing care has created greater retail demand for hygiene cotton products such as gauzes, bandage products and diapers.

Rapid economic growth in China over the past 20 years has significantly increased the demand for medical disposable products. Since 1990, the demand for medical disposable products in China has grown at an annual rate of 14.4%. Based on the information provided by the official website of International Hospital Federation, the import and export volume of medical consumables and dressing products in China was $1.4 billion in 2004, an increase of 27.82% per year, of which the import value was $742 million (an increase of 65.44%), and the export amount was $648 million (an increase of 25.14%). In Beijing alone, consumables purchased by hospitals amount to billions of RMB per year, indicating a huge market demand. (Source: China MED 2006.) The most popular disposable medical products in China are hypodermic syringes, intravenous tubular products, bandages, cotton balls, disposable surgical suits, products for incontinence, surgical and examination gloves, sterilization products, suture lines and other products. We believe the continued development of the health care industry in China will result in increased demand for disposable products.

Cotton grown in China has a low sugar content and moderate fiber content, making it ideal for medical use. As a result, Chinese medical dressing products enjoy a unique competitive advantage in the global marketplace. From January to May 2005, medical dressing products such as medicinal cotton gauzes and bandages ranked second among China’s medical products exports, with an export value of $161 million. In 2004, the total value of medical dressings exports and imports reached $489 million, an increase of 27.82% compared to the prior year. Imports accounted for $42 million, with a year-over-year increase of 65.44%; exports accounted for $447 million, with a year-over-year increase of 25.14%. (Source: Medicines and Economy).

The lifting of the textile quota system worldwide on January 1, 2005, eliminated trade barriers in the global marketplace and provided more firms with the ability to export textile products. With this impediment removed, China now can begin to capitalize on its advantages in medical gauze exports. Therefore, we anticipate that medical gauze exports from China will increase significantly going forward.

New Market Segments We Are Targeting

We are targeting two new market segments that we believe offer growth opportunities for us: the medical nonwoven fabric market and the self-adhesive and elastic bandages market.

(1). Medical Nonwoven Fabric Market

Nonwoven fabric came into existence only 20 years ago. Spunlace is one type of nonwoven fabric technology. Spunlace fabrics are soft to the touch, have high strength, good moisture absorbency and excellent drapability. Spunlace has a performance similar to traditional textiles, but due to its lower costs of production, it sells at a price that is generally lower than traditional textiles.

100% cotton spunlace nonwoven fabric successfully combines natural cotton fiber in a nonwoven production technique. Its advantages accrue from its use of renewable resources, the quality benefits associated with natural materials and the employment of large-scale production made possible by modern technology.

Medical nonwoven fabrics are used in therapy and diagnosis applications, including medical protective clothing, products for infection control and incontinence, surgical gauze, products for ward, and surgical curtains, among others. To date, disposable suits have dominated the market, while the market for static-free products for everyday use continues to expand.

Nonwoven fabrics currently account for almost 15% of cotton fabric production in the medical care industry and demand is increasing. The medical nonwoven fabric industry is expanding rapidly. For example, 17,000,000 square yards of medical nonwoven fabric is produced each year in the U.S. and this amount is predicted to increase at a rate of 5% annually. In 2004, the demand for medical nonwoven fabric products in the U.S. market reached $10.7 billion, of which more than $ 4.2 billion was for disposable nonwoven products. From 2001 to 2004, the annual growth rate was 4.9% for nonwoven products in the U.S.

In 1985, the total production of spunlace fabric in the world was less than 50,000 tons. By 2004, total production had increased to 350,000 tons. According to the INDA (the Association of the Nonwoven Fabrics Industry) statistics, the annual growth rate of spunlace fabric was 13.3% between 2001 and 2004, higher than any other nonwoven fabrics. INDA also estimates that in the following five-year period (2005-2010), the average annual growth rate for spunlace fabric production could be as high as 11%.

In 2004, China produced 54,000 tons of nonwoven fabric, up 50% from 2003. China is now the third largest single producer of spunlace fabric, following Europe and North America. In terms of per capita, the Chinese production is less than 1/10th that of the EU and U.S., and there is still large growth in demand and capacity. Yet, China’s production volume remains relatively low compared to the US and the EU, and we believe there is still large growth potential in both capacity and demand for spunlace products.

(2). Self-Adhesive Bandages and Elastic Bandages Markets

Self-adhesive bandages and elastic bandages can support and protect the body as well as assist in prevention and recuperation. Compared with traditional bandages, they are safer, more comfortable and more convenient, and thus are widely used in the health care, sports, labor protection, family use and veterinary clinics markets. The markets for self-adhesive bandages and elastic bandages are exhibiting growth, and we believe these markets will become further segmented with an expanding number of product categories and increased worldwide production capacity.

Our Strategy – How We Plan to Succeed

Our primary business strategy is to achieve annual growth in revenue by building our brand and reputation. We seek to implement our business strategy by focusing on:

Providing Customers with a Complete Product Line – One Stop Procurement Services

We provide to customers all over the world specialized medical dressing products that are intended to address a number of customer issues and needs. Our products are designed to meet a wide variety of Original Equipment Manufacturer, or OEM product configuration demands. We employ manufacturing equipment including gauze sponge bleaching equipment, sterile packaging machines, auto-gauze sponges folding machines, nonwoven sponge folding machines, and steam sterilization and ethylene oxide, or ETO, sterilization processing which we believe allow us to produce our products in an efficient cost-effective manner.

Developing and Expanding Our Logistics Capabilities

Logistics capability is an important aspect of our strategy. We believe it is important for us to have warehouses in large transportation ports and near central cities. Our use of modern logistics management methods is designed to enhance our service levels, including our ability to deliver products to customers in a timely fashion, and we strive to handle customer service inquiries quickly and accurately. Information on purchase order confirmation, production or order status and shipping advice is readily available. We also offer our customers a variety of payment terms to facilitate international purchases.

Achieving Low Production Costs

Our factories are located in China, where we enjoy relatively low labor costs. We are also able to purchase raw materials in China at lower costs than many of our competitors that need to purchase these materials outside of China. Our manufacturing processes for nonwoven cotton fabrics were implemented in order to reduce our production costs as compared with makers of woven fabrics. We believe as a result of these and other factors our production costs are lower than those of our major competitors.

Providing High Quality Products

Our goal is to manufacture and sell products that are of the highest quality in the industry and in accordance with established industry standards. We have listed some of our medical device products with the FDA, giving us the ability to directly export these products to the United States.

Developing Products Through Research and Development

Our research and development efforts are aimed at finding new varieties of products, improving existing products, improving product quality and reducing production costs.

We intend to focus significant efforts on opening new opportunities for our new products. These new products include nonwoven cotton spunlace products, self-adhesive bandages and elastic bandages. We believe the following products will contribute to our growth.

Nonwoven cotton spunlace products. We plan to launch our nonwoven cotton spunlace products in January 2007. This product launch is intended to capitalize on our market research which suggests that several worldwide medical device distributors may have interest in purchasing our nonwoven cotton spunlace products.

To execute on our strategy, we entered into an agreement in 2005 with the local government agency of Huanggang to acquire 609,410 square meters (approximately 150.6 acre) of land that will mostly be dedicated to the construction of 100% cotton spunlaced nonwoven fabric production facilities. Land use right certificate for 295,187.70 square meters (approximately 72.9 acre) of this land was issued to us in November 2005. We expect that the land use right certificate for the remaining land will be granted to us in 2007.

We believe that the launch of the cotton nonwoven spunlace products will provide a significant advantage to us.

Self-adhesive bandages and elastic bandages. We independently developed and produced a new series of self-adhesive bandages and elastic bandages, which we introduced to the U.S. and Japan market in January 2006. As of September 30, 2006, our revenues from these new products were approximately $1.5 million.

Managing Business Effectively Through Strong Management Team

Each member of our management team has an average of ten years of experience in the industry. Under their leadership, we have a demonstrated record of rapid and orderly growth. We intend to capitalize on the acumen and industry experience of our management team to grow our business.

Building a Broad Customer Base

Although about 21.6% of our products in fiscal year 2006 were sold to one customer who acts as a purchasing agent for a large number of ultimate consumers of our products in Japan, we have many additional customers in approximately 80 countries throughout all areas of the world. Our customers are located in Japan, Germany, North America, Italy, Australia, France, the United Kingdom, Australia, the Netherlands, South America, China, Africa, the Middle East and other places around the globe. Our largest markets currently are Japan and the EU. We intend to broaden our customer base by diversifying our sales and marketing efforts.

Our Products – What We Sell

Our products can be divided into the following eight categories according to their functions:

Surgical dressings
Includes gauze swabs, gaped gauze sponges, fluff gauze swabs, vaseline gauze swabs, nonwoven swabs, trach sponges, cotton swabs, gauze balls, applicators, lap sponges, combined dressings, eye pads, cotton rolls and gauze rolls.

Dressing packs
Includes Dressing packs, drape kits and first aid kits.

Wound care dressings
Includes gauze bandages, triangular bandages, plaster of Paris bandages, elastic adhesive bandages, elastic bandages, elastic tubular mesh bandages, adhesive plasters, wound dressing and first aid products (finger bandages).

Protective products
Includes surgical gowns, surgical drapes, protective gowns, nonwoven caps, band bags (machine cover), shoe covers, sleeves, bed sheets, pillowcases, aprons, headrest covers, face masks, Polyethylene gloves, bibs and sterile pouches.

Medical instruments
Disposable syringes, infusion sets, transfusion sets, blood bags, urine bags, scalp vein sets, needles, catheters, blades, sutures, forceps, scissors, umbilical cord clamps, vagina dilators, trays, measuring caps, aluminum clip boards, hemostatic tapes, identity bands, microslides, gloves.

Dental products
Bibs, cotton dental rolls, tongue depressors, disposable impression trays, dental syringes, disposable traps, disposable surgical tips.

Hygiene products
Alcohol prep pads, Iodophor prep pads, benzalkonium bromide prep pads.

Home care products
Cosmetic cotton swabs, facial masks, cotton swabs, colored cotton balls, handkerchiefs, disposable baby wear, knitting gloves, disposable underwear, disposable slippers, mattresses, nano antibacterial wipers.

We continuously focus on the development and launch of high value added products, and on increasing our sales volume of sterilized products, which have a higher profit rate than traditional products.

Our new self-adhesive (cohesive) bandages utilize Winner Medical's proprietary weaving technology and glue technique, which make them ideal for emergency settings. The material can be torn without scissors without producing raw and shredded edges which can attract infectious microorganisms. The unique glue technique (formulation and diversified coating methods) provides us with the ability to produce non-allergenic Latex-free bandages

We plan to continue to penetrate the home health care market for medical protective products, particularly in Japan, Europe and the U.S., which are the main markets for medical protective products. We have established trade relationships with Sakai Shorten of Japan which was one of our largest clients in fiscal year 2006, with total sales of approximately $13.78 million. We sell our home care products through BSN medical GmbH, Boots (Retail Buying) Limited, Lohmann & Rauscher International GmbH & Co. KG, Molnlycke Health Care AB and Medico BV in Europe, and TYCO Healthcare and AMG Medical Inc. in the U.S. In order to adapt the demand of increasing international orders, we have also established production systems designed to address international product demands, which includes a one hundred thousand grade purification room and modern manufacturing equipment.

We also focus on quality control. Our products have met the requirements of major international medical product quality tests, and we continuously seek to improve our production systems and processes.

Our Intellectual Property

We currently have one issued patent in China for a utility model named “disposable medical compound eye-protective face mask” (patent No. ZL03273570.7), which expires in August 2013. One patent application named “a safety-style dressing with X tracing” was filed with the Patent Office of the State Intellectual Property Office of China and is pending approval. The application number is 200510033022.9.

Nianfu Huo, the senior vice president of Winner Group Limited and the general manager of our subsidiary Winner Medical & Textile Ltd. Zhuhai, or Winner Zhuhai, has entered into a licensing agreement with Winner Zhuhai pursuant to which Mr. Huo granted Winner Zhuhai perpetual rights for the use of his patent “disposable compounded face mask” (patent No. ZL01256074.X) on a worldwide, royalty-free basis. Such patent is to expire in September 2011. In addition, we have licensed from Jianquan Li, our CEO, President and director, his rights under one patent, three patent applications and related technology for nonwoven fabric manufacturing on a perpetual, worldwide royalty-free basis. Below are the brief descriptions of these patent and patent applications:

Description of Patent	Patent No. / Patent Application No.	Type	Status

Manufacture method of the 100% cotton non-woven medical dressings	200510033147.1 (China)	Invention	Under application

Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby. We added X-Ray detectable elements into the spunlace non-woven cloth so that it can be easily detected by X-ray, thereby avoiding leaving medical dressings in patient’s body
	ZL 200520055659.3 (China)	Utility Model	Granted

Manufacture Method of the Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby	200510033576.9 (China)	Invention	Under application

Method For Producing Spunlace Non-Woven Cloth, Method For Producing Spunlace Non-Woven Cloth With X-Ray Detectable Element, Spunlace Non-Woven Cloth With X-Ray Detectable Element Produced Thereby
11/169240 (U.S.
PI 0502653-9 (Brazil)
2005118845 (Russia)
2005-0056783 (Korea)
200503941-7 (Singapore)
05013515.1/EP05013515 (E.U.)
GCC/P/2005/4854 (The United Arab Emirates)
1629/DEL/2005 (India)
2005-206619 (Japan)
PA/a/2005/4854 (Mexico)
		Invention	Under application

We have registered six trademarks with the Trademark office of the State Administration for Industry and Commerce of China relating to the word “Winner” in English and in Chinese. Thirteen applications for trademarks with the Trademark office of the State Administration for Industry and Commerce of China related to the words “Winwin” and “Winband” in English and in Chinese are pending. We also have registered the trademark for the word “Winner” in other countries and areas, including the United States, Singapore, Jordan, the United Arab Emirates, Yemen, Chile, Cambodia and Hong Kong, and this trademark has passed the registration application in the member countries of the Madrid Agreement.

In addition, we have registered the following domain names: www.winnermedical.com (currently in use), www.winner-industries.com, www.winner-shenzhen.com, www.winner-shanghai.com, and www.winner-beijing.com. We also have registered two Chinese domain names.

Where appropriate for our business strategy, we will continue to take steps to protect our intellectual property rights.

Our Research and Development Efforts - How We Create New Products and Enhance Existing Ones

Currently, we have more than 100 employees devoted to our research and development efforts and to the application of the research achievements into integrated manufacturing practices and processes. We spent approximately $1,580,000, $855,000 and $312,000 on research and development in fiscal years 2006, 2005 and 2004, respectively. More than 95% of our research and development staff graduated from junior colleges or achieved an equivalent educational level. Thirty five percent of our research and development staff has worked in this field for more than 20 years. Our CEO, President and director, Jianquan Li, has filed three patent applications under which he is named as the inventor of certain nonwoven cotton fabric technology. We will continue to utilize the skills and experience of our research and development team to manufacture nonwoven cotton medical dressings in a very cost effective and efficient manner. Mr. Li granted us a perpetual, worldwide, royalty-free license of this technology.

Our research and development in 2006 was mainly focused on the development of the nonwoven 100% cotton products, self-adhesive and elastic bandages, surgical drapes, and wound dressing.

Nonwoven medical dressing is a type of medical dressing that is made of nonwoven fabric. As a natural product, it is environmentally friendly, reproducible, comfortable, non-allergenic and static-free.

With this nonwoven fabric technology, we can produce environmentally friendly nonwoven medical dressings at a lower cost. Our new nonwoven fabric technology modifies the conventional manufacturing method of nonwoven cloth, which involves eight steps. We refined the production equipment and reduced the steps in making nonwoven cloth from eight steps to five steps. As a result, the new technology allows us to minimize raw material waste, save production costs, and improve production efficiency.

Our research and development activities adhere to strict procedures and utilize standardized processes. We are focused on further developing and improving our core manufacturing technologies so that we can reduce waste and overall costs.

In addition, we use advanced automatic equipment as part of our processing system, including folding machines, plastic absorbing machines and sterilization systems. These improvements not only impact positively on production costs, but also enable us to further diversify our product lines.

Our research and development efforts have resulted in the development and production in 2006 of a new series of self-adhesive bandages and elastic bandages.

Our Marketing Efforts – How We Sell Our Products

During fiscal year 2006, nearly 90% of our products were exported from China to markets around the world and we have established a position as a leading Chinese exporter in the medical dressings and medical disposables markets. According to the China Chamber of Commerce for Import & Export of Medicines & Health Products, we accounted for approximately 10% of the total exports from China of these products in 2005. Our products are sold in approximately 80 countries through a network of more than 100 OEMs, distributors, wholesalers and manufacturers’ representatives. Our major target markets are the major international markets outside of China such as Japan, Europe and the Americas. In light of our existing production capacity constraints, we plan to first meet the demands from international markets, then gradually expand our sales to the Chinese market. China accounted for approximately 10% of our total sales volume in fiscal year 2006.

Since there are different requirements in different geographic markets, we have adopted marketing strategies that are market specific. For developed markets such as the U.S., Japan and the EU, we are an OEM supplier, providing our customers with a customized product in which the design, size, type and scale of the products is decided by our customers. This approach enables us to capitalize on our customers’ brand strength and established market channels. In order to gain market share, we attempt to leverage our customers’ strong brand names, efficient distribution networks and market presence. We believe it is a better strategy for us to team up with large, well known companies than to compete directly with them. Most of our sales in developed countries are conducted by direct marketing. In addition, we conduct nearly 25% of our sales through third-party manufacturers’ representatives, who are compensated through the payment of sales commissions.

In developing countries, we sell our products under the “Winner” brand name. As the economies of developing countries grow, we expect there will be a significant increase in demand for medical products, including demand for our medical dressings and other medical disposable products. We believe our products are generally price-competitive with products from the U.S., Japan and the EU. Competition can also come from local producers in the developing countries, but we attempt to compete with local manufacturers based on the quality of our products. Under these circumstances, we believe we have successfully established a reputation for our own brand based on low price and high quality. We employ manufacturers’ representatives and actively participate in formal bid contracts organized by local governments and organizations. We believe we have built our brand reputation and market share in these markets and “Winner” has become a recognized brand in local hospitals, the home health care sector and retail markets in many developing countries.

Raw Materials

We depend on outside suppliers for all of the raw materials we use to produce our products. The principal raw materials used for our products are cotton, medical film and medical paper, each of which we purchase from a limited number of suppliers. Our major supplier of cotton is Jingshan Weijia Textile Co., Ltd., which currently supplies more than 5% of the cotton we use to manufacture our products. We purchase most of our medical film and medical paper from AMCOR Flexibles Winterbourne (UK) and Billerud Beetham Limitied (UK), respectively. We believe we are not dependent on any of these suppliers and can replace them, if necessary, without material difficulties.

Given the importance of key raw materials to our business, materials purchasing and materials management are key activities for us. We carefully manage our purchasing efforts and have established company policies involving raw materials procurement. The cost of raw materials amounts to almost 60% of our total production cost.

Supplier Management System

We have established a strict supplier management system to comprehensively assess suppliers on the basis of quality and improvement, purchasing cycles, management systems, price and delivery cycles. Suppliers are formally evaluated twice a year. The performance of the suppliers determines how much business they receive from us in subsequent months. We also host an annual suppliers’ conference, during which we communicate directly with our suppliers about our needs and service level demands. We undertake an open and transparent purchasing practice, which is well received by most suppliers.

Purchasing Procedures

Purchasing transactions are conducted in accordance with a procedure termed “inquiry-comparison-negotiation.” Potential suppliers make initial offers that are compared objectively according to relevant guidelines. After validation of the various suppliers’ service and quality capabilities, we acquire the needed materials from the supplier offering the highest quality product at the lowest cost. Our financial department establishes an oversight process by appointing individuals to conduct independent market research of key price points. The research findings are announced periodically. Our auditing department and quality assurance department also provide oversight to assure that we strictly adhere to all purchasing procedures.

Our Major Customers

We have customers in approximately 80 countries throughout the world, including Japan, Germany, the United States, Italy, the Netherlands, the United Kingdom, Australia, France, China, as well as countries in South America, Africa and the Middle East. Some of our customers are large-scale producers and distributors with well known brand names, while others are import and export firms or wholesalers with trade expertise and established sales channels. We have long-term relationships with most of our customers.

No customer, other than Sakai Shoten Co., Ltd., accounted for 10% or more of our revenues in fiscal year 2006. Sakai Shoten Co., Ltd. accounted for approximately 21.6% and 24.5% of our revenue in the fiscal year 2006 and 2005, respectively. Sakai Shoten Co., Ltd. acts as a purchasing agent for a large number of ultimate consumers of our products in Japan. If we lose this customer and are unable to replace this customer with other customers that purchase a similar amount of our products, our revenues and net income would decline considerably.

Our Competition

We are subject to intense competition. Some of our competitors have greater financial resources, larger staff and more established market recognition than do we in the domestic, Chinese market and international markets. Increased competition in the medical disposables products market could put pressure on the price at which we sell our products, resulting in reduced profitability for the company.

In our industry, we compete based upon manufacturing capacity, product quality, product cost, ability to produce a diverse range of products and logistical capabilities.

Our competitors include medical dressings and other medical disposables products manufacturers around the world. Below is a list by geographic area of the companies we view as our most significant competitors in the major markets in which we sell our products.

Competitors based in China

Our competitors based in China primarily include: Shenzhen Aumei, Zhejiang Zhende Medical Dressing Co., Ltd., Jiangsu Province Jianerkang Medical Dressing Co., Ltd., and Qingdao Hartmann Medical Dressing Co., Ltd.

Our China-based competitors tend to have lower labor costs, and we believe that their products are of lower quality and often lack diversity.

Competitors based in Asia (Outside of China)

Competitors based in this area mainly come from India, and include: Premier Enterprise and Sri Ram Products, whose main business is weaving.

These competitors tend to have older equipment and lower product quality.

Competitors based in Europe

Competitors based in Europe include: Bastos Viegas, S.A. (Portugal), Intergaz, S.R.O. (Czech Republic) and TZMO S.A. (Poland).

Our competitors from Europe may have a geographic advantage in the EU market, but we believe they are generally smaller in scale, have less product diversity and higher production costs.

Regulation

We are subject to complex and stringent governmental laws and regulations relating to the manufacture and sale of medical devices in China and in many of the other countries in which we sell our products. These laws and regulations in the major markets in which we compete are discussed further below. All of the regulatory laws and regulations may be revised or reinterpreted, or new laws and regulations may become applicable that could have a negative effect on our business and results of operations. See Item 1A. “Risk Factors — Risks Related to Our Industry — Our failure to comply with ongoing governmental regulations could hurt our operations and reduce our market share.”

China

In China, medical sanitary materials and dressings (including medical gauzes, absorbent cottons, bandages and disposable surgical suits) are regulated as medical devices and are administered by the Department of Medical Devices of the State Drug Administration of China. The technology and specifications of these products must be consistent with the Regulations for the Supervision and Administration of Medical Devices and relevant laws and standards.

Our business is regulated by a number of provincial authorities that license the production of, and register products such as those we manufacture. Of our eight wholly owned facilities, all of which require licenses from these authorities, seven operate under current licenses. The one technically non-compliant facility, Winner Medical (Huanggang) Co., Ltd., has not yet commenced production, and our license application is pending. We believe the technical non-compliance with these regulations will not result in material adverse effect on our financial condition or operation.

Other Countries

In addition, since we sell our products in the international markets, our products are subject to regulations imposed by various governmental agencies in the markets where our products are sold. All of our products exported to EU countries must have a CE certificate (CE-certification or CE Marking is a conformity marking consisting of the letters “CE”. The CE Marking applies to products regulated by certain European health, safety and environmental protection legislation. The CE Marking is obligatory for products it applies to and the manufacturer affixes the marking in order to be allowed to sell his product in the European market).

In Japan, we need a Certificate of Foreign Manufacture from the Pharmaceuticals and Medical Devices Agency of Ministry of Health, Labor and Welfare of Japan in order to sell our products in the Japanese market. We have reached the applicable standards and obtained the required certificates in the EU and Japan.

In the U.S., some of our products are considered medical devices. The FDA regulates the design, manufacture, distribution, quality standards and marketing of medical devices. Accordingly, our product development, testing, labeling, manufacturing processes and promotional activities related to those products that are considered medical devices are regulated extensively in the U.S. by the FDA. The FDA has given us clearance to market such products within the U.S.

Under the U.S. Federal Food, Drug, and Cosmetic Act, or “FFDCA”, medical devices are classified into one of three classifications, each of which is subject to different levels of regulatory control, with Class I being the least stringent and Class III being subject to the most control. Class III devices, which are life supporting or life sustaining, or are of substantial importance in preventing impairment of human health, are generally subject to a clinical evaluation program before receiving pre-market approval, or PMA, from the FDA for commercial distribution. Class II devices are subject in some cases to performance standards that are typically developed through the joint efforts of the FDA and manufacturers, but do not require clinical evaluation and pre-market approval by the FDA. Instead, these products require a pre-market notification to the FDA and in most cases a showing of substantial equivalence to an existing product under Section 510(k) of the FFDCA. Class I devices are subject only to general controls, such as labeling and record-keeping regulations, and are generally exempt from pre-market notification or approval under Section 510(k) of the FFDCA, although they are required to be listed with the FDA. Our products that are considered to be medical devices are generally considered Class I devices; therefore, they are exempt from pre-market notification or approval requirements. We have listed all of our relevant products with the FDA pursuant to the FFDAC.

If a 510(k) pre-market notification is required for a device, then such device cannot be commercially distributed until the FDA issues a letter of substantial equivalent, approving the sale of the product. Certain of our surgical face masks and sterilization pouches are subject to the 510(k) pre-market notification requirements. We have received the necessary approvals from the FDA for such products.

Our medical device products are also subject to the general labeling requirements under the FDA medical device labeling regulations. As of September 30, 2006, we have labeled all of our medical device products and are not the subject of any current enforcement action initiated by the FDA.

In addition, manufacturers of medical devices distributed in the U.S. are subject to various regulations, which include establishment registration, medical device listing, quality system regulation (QSR) and medical device reporting. Under FFDAC, any foreign establishment that manufactures, prepares, propagates, compounds or processes a medical device that is imported, or offered for import, into the U.S. is required to register its establishment with the FDA. In addition, any foreign establishment that engages in manufacturing, preparation, compounding, assembly or processing of a medical device intended for commercial distribution in the U.S. is required to list its devices with the FDA. Our subsidiary Winner Shenzhen, which exports all our products, has registered its establishment with the FDA and has listed 31 medical and dental devices.

Our manufacturing processes are required to comply with the applicable portions of the QSR, which covers the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of our medical device products. The QSR also, among other things, requires maintenance of a device master record, device history record and complaint files. As of September 30, 2006, we were not the subject of any current enforcement actions initiated by the FDA.

We also are required to report to the FDA if our products cause or contribute to a death or serious injury or malfunction in a way that would likely cause or contribute to death or serious injury were the malfunction to recur. The FDA can require the recall of products in the event of material defects or deficiencies in design or manufacturing. The FDA can also withdraw or limit our product approvals or clearances in the event of serious, unanticipated health or safety concerns. We may also be required to submit reports to the FDA of corrections and removals. As of September 30, 2006, we had not received any complaints that any of our products had contributed to a death or serious injury, or that they suffered any such malfunctions or defects.

The FDA has broad regulatory and enforcement powers. If the FDA determines that we have failed to comply with applicable regulatory requirements, it can impose a variety of enforcement actions ranging from public warning letters, fines, injunctions, consent decrees and civil penalties to suspension or delayed issuance of approvals, seizure or recall of our products, total or partial shutdown of production, withdrawal of approvals or clearances already granted and criminal prosecution. The FDA can also require us to repair, replace or refund the cost of devices that we manufactured or distributed. Our failure to meet any of these requirements may cause the FDA to automatically detain our products when they are presented for entry into the U.S. If any of these events were to occur, it could materially adversely affect us. As of September 30, 2006, we were not the subject of any current enforcement actions initiated by FDA.

Our Employees

As of September 30, 2006, we employed approximately 5,400 full-time employees. Six of our Chinese subsidiaries have trade unions that protect employees’ rights, aim to assist in the fulfillment of our economic objectives, encourage employee participation in management decisions and assist in mediating disputes between us and union members. We believe that we maintain a satisfactory working relationship with our employees and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations.

As required by applicable Chinese law, we have entered into employment contracts with most of our officers, managers and employees. We are working towards entering into employment contracts with those employees who do not currently have employment contracts with us.

Our employees in China participate in a state pension scheme organized by the Chinese municipal and provincial governments. We are required to contribute to the scheme at the rates ranging from 8% to 20% of the average monthly salary. The expenses related to this scheme were $321,899, $303,411 and $253,473 for the fiscal years 2006, 2005 and 2004, respectively. In addition, we are required to participate in a Mandatory Provident Fund scheme operated by approved trustees in Hong Kong and to contribute to the scheme at a rate of 5% of the salaries and wages. We contributed $154 and $1,466 to this scheme in the fiscal years 2006 and 2005, respectively.

In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We have purchased such social insurances for a portion of our labor force. We are working towards providing all employees with the required insurance. In the event that any current employee, or former employee, files a complaint with Chinese government, not only will we be required to purchase insurance for such employee, we may be subject to administrative fines. We believe that such fines, if imposed, would be immaterial.

Our Facilities

All land in China is owned by the State. Individuals and companies are permitted to acquire rights to use land or land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. We currently have land use rights to approximately 610,532 square meters consisting of manufacturing facilities, warehouses and office buildings in various parts of China, including Tianmen City, Shenzhen, Jingmen City, Zhijiang City, Jiayu County, Chongyang County and Huanggang. All fees for acquiring such land use rights have been paid off as of September 2006. Approximately 148,438.35 square meters of our facilities are subject to liens. We also have entered into an agreement with the local government agency of Huanggang to acquire 314,222.40 square meters of land in Huanggang. We expect to receive the land use right certificate for this Huanggang property in 2007.

The following table summarizes our main facilities we owned as of September 30, 2006.

Winner Medical Sub	Location	Size (Square Meters)
Winner Shenzhen	Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, Guangdong Province, China.	29,064.49
Winner Jingmen	Te 1 Hangkong Road, Pailou Town, Jingmen City, Hubei Province , China	40,542.35
Winner Tianmen	No. 47 South Road of Jianshe, Yuekou Town of Tianmen City , Hubei Province. China	41,771.41
Winner Hubei	No. 47 South Road of Jianshe, Yuekou Town, Tianmen City, Hubei Province. China	80,934.84
Winner Yichang	No. 20 Jiangxia Avenue, Jiangkou Town, Zhijiang City, Hubei Province, China	24,448.14
Winner Chongyang	Qingshan Park, Chongyang County, Hubei Province, China	33,133.50
Winner Jiayu	No. 172 Phoenix Avenue, Yuyue Town, Jiayu County, Hubei Province, China	34,167.25
Winner Xishui	Hongshan Industries Park, Qingquan Town, Xishui County, Hubei Province	31,283.00
Winner Huanggang	Te 1, Chibi Avenue, Huanggang City, Hubei Province, China	295,187.70
Total		610,532.68

The following table summarizes our properties that are subject to mortgages as of September 30, 2006.

Mortgagor/Borrower	Location	Mortgagee/Lender Bank	Land Subject to Mortgage (sq. m)	Structure Subject to Mortgage (sq. m_
Winner Shenzhen	Winner Industrial Park, Bulong Road, Longhua, Shenzhen City, Guangdong Province, China.	Shenzhen Branch of Merchants Bank of China		18,808.09

Winner Hubei	No. 47 South Road of Jianshe, Yuekou Town, Tianmen City, Hubei Province. China	Tianmen Branch of Industrial and commercial Bank of China	84,824.84	44,805.42
Total			84,824.84	63,613.51

In July 2005, we started the construction of a new manufacturing facility of approximately 39,960 square meters in Chongyang County, China. The first phase of the project was completed and the new weaving facility and its accessory facilities started operation in early January 2006. The second phase of the project, which involves the construction of the finished product facilities, was completed, and the facilities started operation in July 2006. The total investment for this project is approximately $1.8 million, which is funded through bank loans.

We entered into an agreement in 2005 with the local government agency of Huanggang to acquire 609,410 square meters (approximately 150.6 acres) of land, which we plan to dedicate primarily to the construction of 100% cotton spunlace nonwoven fabric production facilities. The land use right certificate for 295,187.70 square meters (approximately 72.9 acres) of this land was issued to us in November 2005. We expect the land use right certificate for the remaining land will be granted to us in 2007. As of September 30, 2006, the total investment for this project is approximately $8.21 million ($0.76 million in land, $3.71 million in facilities and $3.54 million in equipment, $0.2 million in other aspects). Funds for this project were raised in the equity market and through bank loans.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business. We believe that the new facility under construction and the expected land use rights to additional land will be sufficient for our expansion efforts.

Some of our properties are leased from third parties. In most cases, the leased properties are dormitories or small operating spaces. In the remaining cases, the leased properties include manufacturing facilities and the use we are making of the land is in compliance with that relevant government authority’s land use planning. In a few cases, the lessors were unable to provide copies of documentation evidencing their rights to use the property leased to us. In the event of any future dispute over the ownership of the leased properties, we believe we could easily and quickly find replacement premises and dormitories so that the operations would not be affected.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

Our subsidiaries Hubei Winner Textile Co., Ltd and Winner Medical & Textile Co., Ltd. Tianmen, were involved in an action brought by a resident group consisting of 388 residents residing at Jianshe South Road, Yuekou Town, Tianmen City, China against Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in the Intermediate People’s Court of Hanjiang City, Hubei, China. The plaintiffs allege that Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. acquired the right to use certain land from the plaintiffs and failed to pay off the full amount of fees agreed upon by the parties. The Plaintiffs are seeking to recover a fee of approximately $930,000 (RMB 7,379,230) and requesting our subsidiaries to bear several and joint liabilities with the named defendants. Winner International Trading Company acquired the disputed land from Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in 2000, and this land is currently occupied by Hubei Winner Textile Co., Ltd and Winner Medical & Textile Co., Ltd. Tianmen. On June 20, 2005, the intermediate court ruled against the plaintiffs. The plaintiffs appealed on June 30, 2005. On August 22, 2006, the plaintiffs withdrew their appeal.

Our subsidiary Chongyang Wenqiang Medical Treatment Materials Co., Ltd. or Chongyang Wenqiang liquidated on September 25, 2006. Chongyang Wenqiang’s business license expired on September 27, 2005 and our board of directors decided it was in our best interest not to continue the operation of Chongyang Wenqiang. Chongyang Wenqiang transferred parts of its assets and equipments to Winner Medical & Textile Ltd., Chongyang after the liquidation.

Our board of directors decided it was in our best interest to transfer all the business operations of our subsidiary Winner Medical International Trading Co., Ltd. or Winner Hong Kong to Winner Shenzhen. In April 2006, we stopped all the business operations of Winner Hong Kong and will file the liquidation of Winner Hong Kong in the next few months.

Except as provided above, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

To our knowledge, no director, officer or affiliate of ours, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

MANAGEMENT

Directors and Executive Officers

The following sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
Jianquan Li	51	Chief Executive Officer and President, and Chairman of the Board of Directors
Xiuyuan Fang	38	Chief Financial Officer, Vice President, Treasurer and Director
Larry Goldman	50	Director
Richard B. Goodner, Esq.	61	Director
Dr. Horngjon Shieh	46	Director
Hongwei Jia	30	Vice President of Quality Inspection and General Manager of Winner Shenzhen
Jiagan Chen	56	Vice President of Project Management
Nianfu Huo	54	Senior Vice President of Winner Group Limited and General Manager of Winner Zhuhai

JIANQUAN LI. Mr. Li has served as our Chief Executive Officer, President and director since December 16, 2005. Mr. Li is the founder of Winner Group and has served as its Chairman and CEO since its subsidiary companies’ formation in 1991. As Chairman and CEO, Mr. Li oversaw the implementation of the business plan of Winner Group and was key to the development of its strategic vision. Mr. Li is a graduate of the Hubei Foreign Trade University with a major in International Trade.

XIUYUAN FANG. Mr. Fang has been our Chief Financial Officer, Vice President and Treasurer since December 16, 2005 and our director since January 7, 2006. Mr. Fang has been employed by Winner Group since 1999. Mr. Fang has served as Winner Group’s director since 1999 and as a Vice President since 2001. Mr. Fang is a certified public accountant and has extensive experience in financial management, capital management and tax planning. He was responsible for Winner Group’s financial management and capital management programs. He graduated from Zhongnan University of Economics and Law.

LARRY GOLDMAN, CPA. Mr. Goldman has been our director since May 8, 2006. Mr. Goldman is a certified public accountant and currently serves as the Acting Chief Financial Officer and Treasure of Thorium Power, Ltd. (OTCBB: THPW), a nuclear fuel technology company. Prior joining Thorium Power, Ltd., Mr. Goldman worked as the Chief Financial Officer, Treasurer and Vice President of Finance of WinWin Gaming, Inc., a multi-media developer and publisher of sports, lottery and other games (OTCBB: WNWN). Prior to his employment with WinWin Gaming, Inc., Mr. Goldman was a partner with Livingston Wachtell & Co., LLP where he acted as an auditor for several publicly traded companies in a variety of industries.

RICHARD B. GOODNER, Esq. Mr. Goodner has been our director since May 8, 2006. Mr. Goodner has served as Vice President - Legal Affairs and General Counsel of U.S. Home Systems, Inc., a NASDAQ listed company that is engaged in the business of home improvement and consumer finance, since June 2003. From 1997 to June 2003, he was a partner in the Dallas, Texas law firm of Jackson Walker, L.L.P. He also serves as a director of China BAK Battery, Inc., a company that is engaged in the manufacture, commercialization and distribution of a wide variety of standard and customized lithium ion rechargeable batteries. Mr. Goodner has practiced in the area of corporate and securities law for over 35 years and has represented numerous public and private companies in a range of general corporate and securities matters.

DR. HORNGJON SHIEH. Dr. Shieh has been our director since May 8, 2006. Dr. Shieh has served as an Assistant Professor at the City University of Hong Kong for the past seven years, where he has teaching experience in Enterprise Resource Planning, Accounting Information Systems, Accounting Information Systems Security and Control, Financial Accounting, Managerial Accounting, Financial Management, Financial Statement Analysis, International Accounting, and International Financial Statement Analysis and research experience in international accounting, information content and usefulness of financial statements, corporate governance, as well as disclosure requirements and capital market access.

HONGWEI JIA. Mr. Jia has been our Vice President of Quality Inspection since December 16, 2005 and has served as the General Manager of Winner Shenzhen since July 8, 2006. Mr. Jia joined Winner Group in 1997, and successively served as the Manager of Production of one of the Winner Group subsidiaries, the Manager of Human Resources, the Vice General Manager of Production, a management representative, and, since 2003, as Winner Group’s Vice General Manager of Quality Inspection. Mr. Jia directed the establishment of Quality Management Systems for eight of our subsidiary companies. Mr. Jia was responsible for Human Resources Management Systems at our headquarter and for its subsidiary companies in Shenzhen. Mr. Jia graduated from South China Normal University.

JIAGAN CHEN. Mr. Chen has been our Vice President of Project Management since December 16, 2005. Mr. Chen joined Winner Group as its Vice President of Project Management in 2000. Mr. Chen is currently in charge of the Huanggang construction project, which is the facility that will produce 100% of our new, cotton spunlace nonwoven products. He is an economic engineer and graduated from Wuhan Institute of Economic Management. Mr. Chen was responsible for Winner Group’s construction projects at our headquarters facility in the Shenzhen Winner Industrial Park.

NIANFU HUO. Mr. Huo has been the Senior Vice President of Winner Group Limited since April 8, 2003 and has served as the General Manager of Winner Zhuhai since February 1, 2001. He is responsible for the strategic planning as well as formulating and monitoring policies and operating objectives of the Company. Mr. Huo also is involved in the decision making process of establishing all of our subsidiaries in Hubei, Shanghai, Shenzhen and Zhuhai. Mr. Huo joined Winner Zhuhai in 1991. He graduated from Beijing International Studies University.

There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected until their successors are duly elected and qualified.

Board Composition and Committees

The board of directors is currently composed of five members, Jianquan Li, Xiuyuan Fang, Larry Goldman, Richard B. Goodner and Dr. Horngjon Shieh. All Board action requires the approval of a majority of the directors in attendance at a meeting at which a quorum is present.

Committees of Our Board of Directors

Audit Committee. On May 9, 2006, our board of directors formed an audit committee, which is chaired by Mr. Goldman, who is determined to be an independent board member and qualifies as the audit committee financial expert. Mr. Goodner and Dr. Shieh also serve on the audit committee. The audit committee reviews and monitors our internal controls, financial reports and accounting practices, as well as the scope and extent of the audits performed by both the independent and internal auditors, reviews the nature and scope of our internal audit program and the results of internal audits, and meets with the independent auditors.

Compensation Committee. On May 9, 2006, our board of directors formed a compensation committee, which is chaired by Dr. Shieh. Mr. Goldman and Mr. Goodner also serve on the compensation committee. The compensation committee oversees our compensation and employee benefit plans and practices and produces a report on executive compensation.

Governance and Nominating. On May 9, 2006, our board of directors formed a governance and nominating committee, which is chaired by Mr. Goodner. Mr. Goldman and Dr. Shieh also serve on the governance and nominating committee. The primary purpose of governance and nominating committee is to identify and to recommend to the board individuals qualified to serve as directors of our company and on committees of the board, advise the board with respect to the board composition, procedures and committees, develop and recommend to the board a set of corporate governance principles and guidelines applicable to us; and oversee the evaluation of the board and our management.

Other Committees. Our board of directors may on occasion establish other committees, as it deems necessary or required.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers serve as a director of our company or member of our compensation committee.

Independent Director

Our board of directors has determined that each of Messrs. Goldman, Goodner and Shieh qualify as an “independent director” within the meaning of that term under the rules and regulations of the NASDAQ National Market.

Family Relationships

There are no family relationships among our directors or officers.

Code of Ethics

On May 9, 2006, our board of directors adopted a new Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer. The new code replaces our prior code of ethics that applied only to our principal executive officer, principal financial officer, principal accounting officer or controller and any person who performed similar functions, and addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code. A copy of the Code of Ethics has been filed as Exhibit 14.1 to our current report on Form 8-K filed on May 11, 2006. The Code of Ethics will also be posted on the corporate governance page of our website at www.winnermedical.com as soon as practicable. We intend to post any amendments and any waivers to our code of conduct on our website in accordance with Item 5.05 of Form 8-K and Item 406 of Regulation S-K.

EXECUTIVE COMPENSATION

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Timothy Halter, our former CEO and Jianquan Li, our Chief Executive Officer for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000 in the fiscal year ended September 30, 2006.

Name And Principal Position	Calendar Year (2)	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Awards		Payouts	All Other Compen- sation ($)
					Restricted Stock Awards ($)	Securities Under-lying Options/ SARs (#)	LTIP Payouts ($)

Timothy Halter, CEO and CFO (3)	2006	-	-	-	-	-	-	-
	2005	-	-	-	-	-	-	-
	2004	-	-	-	-	-	-	-

Jianquan Li Chairman, CEO and President (1)	2006	50,250(4)	-	-	-	-	-	-
	2005	75,000 (5)	-	-	-	-	-	-
	2004	45,000 (6)	-	-	-	-	-	-

_____________________________

(1)
On December 16, 2005, we acquired Winner Group Limited in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Mr. Li became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Mr. Li served Winner Group Limited in the same capacities that he currently serves our company. The annual, long term and other compensation shown in this table includes the amount Mr. Li received from Winner prior to the consummation of the reverse acquisition.

(2)
Our acquisition of Winner Group Limited is being accounted for as a reverse acquisition and Winner Group Limited is being treated as the accounting acquiror. Therefore, after the acquisition of Winner Group Limited on December 16, 2005, our fiscal year end became September 30, which is Winner Group Limited’s fiscal year end prior to the closing of the acquisition.

(3)
Mr. Halter resigned from all offices he held with us on December 16, 2005 and from his position as our director on January 7, 2006. Mr. Halter received no compensation of any kind from us for the past three years.

(4)
In 2006, Mr. Li received an annual compensation of RMB 402,000 (approximately $50,250). On August 20, 2005, the board of directors of our subsidiary, Winner Group Limited, declared a dividend in the amount of $1,856,831.62 to Mr. Li. As a stockholder, Mr. Li received such dividend in the amount of $500,527.84, $500,000, $94,964.47, and $257,023.41 from Winner Group Limited in December 2005, January 2006, August 2006, and September 2006, respectively. The rest of the dividend in the amount of $504,315.90 will be paid to Mr. Li during fiscal year 2007.

(5)
In 2005, Mr. Li received an annual compensation of RMB 600,000 (approximately $75,000). On August 20, 2005, the board of directors of our subsidiary, Winner Group Limited, declared a dividend in the amount of $1,856,831.62 to Mr. Li. As a stockholder, Mr. Li received such dividend in the amount of $500,527.84 $500,000 $94,964.47 and $257,023.41 from Winner Group Limited in December 2005, January 2006, August 2006, and September 2006, respectively. The rest of the dividend in the amount of $504,315.90 will be paid to Mr. Li during fiscal year 2007.

(6)	In 2004, Mr. Li received an annual compensation of RMB 120,000 plus Hong Kong dollar 240,000, which is approximately $45,000.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our compensation committee.

Stock Option and Stock Appreciation Rights

On April 18, 2006, our Board of Directors adopted a 2006 Equity Incentive Plan pursuant to which we may grant equity incentives in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance grants, and stock bonuses to our and our affiliates’ employees, officers, directors, consultants, independent contractors and advisors. We have reserved 5,000,000 shares of our common stock for issuance pursuant to this plan. On April 21, 2006, we issued 40,800 shares of our common stock to 223 employees in accordance with this plan. The 2006 Equity Incentive Plan has been filed as an exhibit to the Registration Statement on Form S-8 filed on April 19, 2006.

Director Compensation

On May 8, 2006, we entered into separate Independent Directors’ Contracts and Indemnification Agreements with each of the independent directors. Under the terms of the Independent Directors’ Contracts, Mr. Goldman is entitled to $30,000, Mr. Goodner is entitled to $20,000 and Dr. Shieh is entitled to $12,000 as compensation for the services to be provided by them as our independent directors, and as chairpersons of various board committees, as applicable. We also agreed to grant Messrs. Goldman and Goodner options to purchase up to 10,000 shares of our common stock for their first year of service. These options shall be vested in equal installments on a quarterly basis, shall have a term of three (3) years from the grant date and have an exercise price equal to the fair market value on the grant date. As of September 30, 2006, we had granted Mr. Goldman and Mr. Goodner each an option to purchase 4,167 shares of our common stock at an exercise price of $9.25 per share, and with a vesting date of December 31, 2006. These options expire in three (3) years. Under the terms of the Indemnification Agreements, we agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in the best interests of our company. The Independent Directors’ Contracts and Indemnification Agreements were filed as Exhibits 10.1 through 10.6 to our current report on Form 8-K filed on May 11, 2006.

None of the employee directors receives additional compensation solely as a result of his position as a director.

Employment Agreements

Our subsidiary Winner Group has employment agreements with the following executive officers.

Jianquan Li, our CEO and President’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Li is receiving an annual salary of approximately $75,000 under the agreement (RMB 600,000).

Xiuyuan Fang, our CFO, Vice President and Treasurer’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Fang is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Hongwei Jia, our Vice President of Quality Inspection’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Jia is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Jiagan Chen, our Vice President of Project Management’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Chen is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Nianfu Huo, our Senior Vice President’s employment agreement became effective as of January 1, 2005. The agreement is for a term of three years. Mr. Huo is receiving an annual salary of approximately $26,670 under the agreement (RMB 213,368).

Indemnification of Directors and Executive Officers and Limitation of Liability

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceedings that may result in a claim for such indemnification.

Heritage Management Consulting Agreement

We entered into a one year consulting agreement with Heritage Management Consultants, Inc. or Heritage which became effective in January 2006 and was later amended in May 2006. Pursuant to the agreement, as amended, Heritage will assist us in meeting our obligations as a U.S. publicly traded company in exchange for an annual compensation of $175,000 and 50,000 restricted shares of our common stock. As of January 25, 2007, the 50,000 shares have not yet been issued.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following discloses transactions entered into by both Winner Medical Group Inc. and Winner Group in the past two years as required by Item 404 of Regulation S-K.

On December 16, 2005, we consummated the transactions contemplated by a share exchange agreement among us and the owners of the issued and outstanding capital stock of Winner Group Limited, including Jianquan Li, our CEO, President, director, and controlling stockholder and certain of our other officers and directors. Pursuant to the share exchange agreement, we acquired 100 percent of the outstanding capital stock of Winner Group Limited in exchange for 42,280,840 shares of our common stock. As a result of this transaction, Mr. Li became the owner of 80.84 percent of our outstanding capital stock. The number of our shares issued to the stockholders of Winner Group Limited was determined based on an arms-length negotiation.

On November 4, 2005, we settled a $60,000 note payable to Glenn A. Little, our former sole director and controlling stockholder, by the issuance of 240,000 shares of unregistered, restricted common stock at a price of $0.25 per share. This price was determined based on the closing bid price of our common stock on November 4, 2005.

On November 4, 2005, we consummated a private placement of common stock with Halter Financial Investments, L.P. for the sale of 1,070,000 shares of unregistered, restricted common stock for $267,500 in cash at a price of $0.25 per share. This price was determined based on the closing bid price of our common stock on November 4, 2005. As a result of the private placement, Halter Financial Investments became our controlling stockholder. Timothy Halter, our former CEO and director, is the sole member of TPH GP, LLC, which is the sole general partner of TPH GP, L.P., which is a limited partner of Halter Financial Investments, L.P. Mr. Halter is also the chairman of Halter Financial Investment GP, LLC, which is the general partner of Halter Financial Investments, L.P.

On July 16, 2005, we entered into a Financial Advisory Agreement with HFG International, Limited, a Hong Kong Corporation, as amended on December 12, 2005, pursuant to which HFG International, Limited agreed to provide us with financial advisory and consulting services in implementing a restructuring plan and facilitating our going public transaction. In consideration for these services, HFG International, Limited was paid a fee of $260,000 upon the closing of the going public transaction. Timothy Halter, our former CEO and director, is the principal stockholder and an executive officer of HFG International, Limited.

On December 1, 2005, our CEO, President and director, Jianquan Li, entered into a perpetual license agreement with us, pursuant to which he licensed his rights under certain patent applications and related technology for nonwoven fabric manufacturing to us on a perpetual, worldwide, royalty-free basis. Mr. Li received no consideration for this license.

In addition, we entered into the following transactions, all of which are unsecured, interest free and with no fixed repayment terms.

During the year ended September 30, 2006 and 2005, we sold goods to L+L Healthcare Hubei Co., Ltd., of which we own a 40% equity interest, for US$1,760 and US$83,013 and purchased goods from it for US$1,093,712 and US$444,553 respectively. As of September 30, 2006 and 2005, amount due to L+L Healthcare Hubei Co., Ltd. was US$Nil and US$107,914 respectively. As of September 2006 and 2005, the amount due from L+L Healthcare Hubei Co., Ltd. was US$241,312 and US$Nil respectively.

During the year ended September 30, 2006, 2005 and 2004, we purchased goods from Safe Secure Packing (Shenzhen) Co., Ltd. for US$1,319,939, US$1,007,675 and US$415,793, respectively. Mr. Jianquan Li, our CEO, President and director, had a controlling interest in Safe Secure Packing (Shenzhen) Co., Ltd. during the periods. As of September 30, 2006, 2005 and 2004, the outstanding net balances due to Safe Secure Packing (Shenzhen) Co., Ltd. were US$203,999 and US$147,697 and US$5,270, respectively.

During the years ended September 30, 2006, 2005 and 2004, we sold goods to Kangsoon Import & Export Trading Co. Ltd. Shenzhen for US$Nil, US$519,889 and US$2,631,563 and purchased goods from it for US$Nil, US$963,548 and US$4,243,467, respectively. Mr. Xiuyuan Fang, our CFO, Vice President, Treasurer and director, had a controlling interest in Kangsoon Import & Export Trading Co. Ltd. Shenzhen during that period. As of September 30, 2006, 2005 and 2004, the outstanding balances due to Kangsoon Import & Export Trading Co. Ltd. Shenzhen were US$Nil, US$Nil and US$32,227, respectively.

During the year ended September 30, 2006 and 2005, we sold goods to Winner Medical & Textile (H.K.) Limited for US$988,895 and US$215,509. Mr. Jianquan Li, our CEO, President and director, has a controlling interest in Winner Medical & Textile (H.K.) Limited. As of September 30, 2006 and 2005, the outstanding balance due from Winner Medical & Textile (H.K.) Limited were US$239,588 and US$116,804 respectively.

During September 2005, we borrowed $168,817 from Mr. Jianquan Li, our CEO, President and director.

On August 20, 2005, the board of directors of our subsidiary, Winner Group Limited, declared a dividend in the amount of $1,856,831.62 and $15,918.38, to Mr. Jianquan Li, our CEO, President and director, and Mr. Xiuyuan Fang, our CFO, Vice President, Treasurer and director, respectively. Such amounts are in proportion to the 99.15% and 0.85% of ownership of Winner Group Limited owned by Mr. Li and Mr. Fang, respectively. We paid Jianquan Li $500,527.84, $500,000, $94,964.47, and $257,023.41 in December 2005, January 2006, August 2006, and September 2006, respectively. We paid Xiuyuan Fang $15,918.38 in May 2006. The rest of the dividend in the amount of $504,315.90 will be paid to Mr. Li during fiscal year 2007 without interest. Messrs. Li and Fang were the only shareholders of Winner Group Limited when such dividend was declared. Mr. Li is the sole director of Winner Group Limited.

CHANGE IN ACCOUNTANTS

On December 16, 2005, concurrent with the reverse merger transaction discussed above, our Board of Directors elected to continue the existing relationship of our new subsidiary Winner Group Limited with BDO McCabe Lo Limited (“BDO”) and appointed BDO as our independent auditor. Additionally, concurrent with the decision to maintain our relationship with BDO, our board of directors approved the dismissal of S. W. Hatfield, CPA of Dallas, Texas (“SWHCPA”) as our independent auditor.

No accountant’s report issued by SWHCPA on the financial statements for either of the past two (2) years contained an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion issued on August 31, 2005, expressing substantial doubt about the ability of our company to continue as a going concern.

During our two most recent fiscal years (ended July 31, 2005 and 2004) and from August 1, 2005 to the date of change of our independent auditor, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure. There were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during our two most recent fiscal years (ended July 31, 2005 and 2004) and from August 1, 2005 to the date of change of our independent auditor.

We furnished a copy of this disclosure to SWHCPA and requested SWHCPA to furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by us herein in response to Item 304(a) of Regulation S-K and, if not, stating the respect in which it does not agree. A copy of the letter was filed by us as Exhibit 16.1 to our current report on Form 8-K, filed December 19, 2005.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholder from time to time of up to a total of 7,474,027 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act of 1933.

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of March 22, 2007 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder’s percentage of ownership in the following table is based upon 44,677,171 shares of common stock outstanding as of March 22, 2007.

54 selling stockholders are employees or suppliers of ours or our affiliates. Except these 54 selling stockholders and except as specifically set forth in the footnotes to the table, none of the selling stockholders has held a position as an officer or director of us, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

For additional information, refer to “Security Ownership of Certain Beneficial Owners and Management” above.

The term “selling stockholders” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

Name and Address	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering (1)	Percentage of Common Stock Owned After Offering(1)
Glenn Little	382,014	382,014	0	*
Halter Financial Investments, L.P. (2)(3)	205,000	205,000	0	*
Halter Financial Group, L.P. (3)	435,000	435,000	0	*
Renaissance US Growth Investment Trust PLC (4)	175,000	175,000	0	*
US Special Opportunities Trust PLC (4)	175,000	175,000	0	*
Premier RENN US Emerging Growth Fund LTD. (4)	80,000	80,000	0	*
Zhihao Zhang (5)	133,858	133,858	0	*
Kang Hu (6)	25,335	25,335	0	*
Guoqiang Wan (6)	6,197	6,197	0	*
Chaoli Feng (6)	2,975	2,975	0	*
Li Zhang (6)	9,916	9,916	0	*

Zhu Liu (6)	4,958	4,958	0	*
Dan Qu (6)	9,916	9,916	0	*
Jingchang Xie (6)	27,268	27,268	0	*
Shiqing Hu (6)	33,713	33,713	0	*
Lu Jiang (6)	17,353	17,353	0	*
Xuehong Li (6)	10,907	10,907	0	*
Xianyu Dong (6)	24,789	24,789	0	*
Bixin Dai (6)	4,958	4,958	0	*
Junxiong Zeng (6)	4,462	4,462	0	*
Jiaqing Zhou (6)	2,479	2,479	0	*
Dufei Song (6)	4,958	4,958	0	*
Liangquan Yu (6)	4,958	4,958	0	*
Nianfu Huo (6)	22,310	22,310	0	*
Youzhi Long (6)	20,327	20,327	0	*
Ping Luo (6)	24,789	24,789	0	*
Zheng Huang (6)	12,395	12,395	0	*
Lili Luo (6)	22,211	22,211	0	*
Yagang Xie (6)	2,479	2,479	0	*
Rongqun Wang (6)	11,403	11,403	0	*
Wanhong Guo (6)	24,789	24,789	0	*
Changying Xu (6)	4,958	4,958	0	*
Ai Li (6)	4,958	4,958	0	*
Juner Ma (6)	4,958	4,958	0	*
Guangsheng Dai (6)	2,479	2,479	0	*
Zhonghou Bai (6)	6,941	6,941	0	*
Shaoping Zhang (6)	3,471	3,471	0	*
Jun Wang (6)	3,718	3,718	0	*
Degao Zhan (6)	24,789	24,789	0	*
Shuibin Gao (6)	22,310	22,310	0	*
Aiguo Liu (6)	16,361	16,361	0	*
Jide Wu (6)	17,848	17,848	0	*
Fanwen Zen (6)	14,874	14,874	0	*
Shousheng Li (6)	7,437	7,437	0	*
Hua Ji (6)	2,479	2,479	0	*
Wenming Tan (6)	2,479	2,479	0	*
Jiong Wang (6)	2,479	2,479	0	*
Fuguo Yang (6)	2,479	2,479	0	*
Xueya Ding (6)	49,579	49,579	0	*
Chengbao Zhou (6)	3,074	3,074	0	*
Xingfu Qian (6)	24,789	24,789	0	*
Hai Xu (6)	21,765	21,765	0	*
Jun Liu (6)	9,916	9,916	0	*
Zhenglin Yang (6)	9,916	9,916	0	*
Lei Chen (6)	5,949	5,949	0	*
Fuhai Zhang (6)	4,958	4,958	0	*
Yongming Zuo (6)	2,479	2,479	0	*
Hiroshi Isobe (7)	49,579	49,579	0	*
Guido Mathias Clemens Maria Bloemen (7)	49,579	49,579	0	*
Lian Li (7)	9,916	9,916	0	*
Daisuke Kanazu (7)	9,916	9,916	0	*

Xinyong Nie	14,874	14,874	0	*
Shengping He	24,789	24,789	0	*
Xiaowei Wu	39,663	39,663	0	*
Zhi Li	9,916	9,916	0	*
Torch Import & Export Co., LTD (8)	198,314	198,314	0	*
Guimin Wang	14,874	14,874	0	*
Zhiying Guo	54,536	54,536	0	*
Lin Zhou	9,916	9,916	0	*
Linsheng Gu	49,579	49,579	0	*
Binggeng Luo	24,789	24,789	0	*
Qunfeng Zhu	4,958	4,958	0	*
Yong Ma	49,579	49,579	0	*
Pinnacle China Fund, L.P. (9)	4,194,077	4,194,077	0	*
Gary C. Evans (2)	366,877	366,877	0	*
Daniel O. Conwill (2)	99,136	99,136	0	*
				*
Total	7,474,027	7,474,027	0	*

* Less than 1%

(1)  Assumes that all securities offered are sold.

(2) Global Hunter Securities LLC is a registered broker-dealer. The identified selling stockholders are limited partners of the holding company that controls such broker-dealer.

(3) Our former CEO and director Timothy Halter is the sole member of TPH GP, LLC which is the sole general partner of TPH, L.P. which is a limited partner of the identified selling stockholders. Mr. Halter is also the chairman of Halter Financial Investment GP, LLC which is the general partner of Halter Financial Investment, L.P. Halter Financial Investments, L.P. is a Texas limited partnership in which Timothy P. Halter, David Brigante, Marat Rosenberg and George Diamond (or their affiliated entities) are limited partners, and each have voting power and investment power over the securities owned by Halter Financial Investments, L.P.

(4) Russel Cleveland has voting power and investment power over securities held by Renaissance US Growth Investment Trust PLC, US Special Opportunities Trust PLC and Premier RENN Us Emerging Growth Fund Limited. Mr. Cleveland disclaims beneficial ownership of the shares.

(5) Zhihao Zhao is an affiliate of Halter Financial Group L.P. of which our former CEO and director Timothy Halter is a principal stockholder and which provides consulting services to us.

(6) Employees of Winner.

(7) Suppliers of Winner.

(8) Xinyong Nie is the president of Torch Import & Export of which Xiang Torch Co., Ltd., a public company in China, owns 98% shares.

(9) Barry Kitt is the sole officer of Pinnacle China Advisors, L.P. which is the general partner of Pinnacle China Fund, L.P. There are approximately 60 limited partners in Pinnacle China Fund, L.P. Mr. Kitt beneficially owned less than 11% as of December 31, 2005.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the Securities and Exchange Commission registration fee and legal, accounting, printing and other expenses of this offering.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of March 22, 2007 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Title of Class	Name & Address of Beneficial Owner		Office, If Any	Amount & Nature of Beneficial Ownership[1]	Percent of Class[2]
Common Stock $0.001 par value	Jianquan Li 6-15D, Donghai Garden, Futian District, Shenzhen, China		CEO, President and Director	36,084,527	80.77%

Common Stock $0.001 par value	Xiuyuan Fang Room 5B Building 2 Jun’an Garden, Futian District, Shenzhen City, Guangdong Province, China		CFO, Vice President, Treasurer and Director	464,512	1%

Common Stock $0.001 par value	Larry Goldman 5 Victory Road, Suffern, NY 10901		Director	0	*

Common Stock $0.001 par value	Richard B. Goodner, Esq. 6608 Emerald Drive Colleyville, Texas 76034		Director	0	*

Common Stock $0.001 par value	Dr. Horngjon Shieh Flat 37B, Tower 3 The Victoria Towers 188 Canton Road, TST Kowloon, Hong Kong		Director	0	*

Common Stock $0.001 par value	Hongwei Jia Lita Village, Shunshandian Xiang, Queshan County, Henan Province, China		Vice President of Quality Inspection and General Manager of Winner Shenzhen	4,958	*

Common Stock $0.001 par value	Jiagan Chen No.25 Zhazhu Front Road, Wuchang District, Wuhan City, China		Vice President of Project Management	24,789	*

Common Stock $0.001 par value	Nianfu Huo Hai Yi Wan Pan, No. 333 Jin Tang Road, Tang Jia Wan Zhuhai, China 519000		Senior Vice President of Winner Group Limited and General Manager of Winner Zhuhai	174,524	*

Common Stock $0.001 par value	Pinnacle China Fund, L.P. [3] 4965 Preston Park Blvd. Suite 240, Plano, Texas 75093			4,194,077	9.39%

Common Stock $0.001 par value	All officers and directors as a group (8 persons named above	)		36,753,310	82.26%
* Less than 1%

1Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

2A total of 44,677,171 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1). For each Beneficial Owner above, any options exercisable within 60 days have been included in the denominator.

3 Barry Kitt is the sole officer of Pinnacle China Advisors, L.P. which is the general partner of Pinnacle China Fund, L.P. There are approximately 60 limited partners in Pinnacle China Fund, L.P. Mr. Kitt beneficially owned less than 10% as of September 30, 2006.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 495,000,000 shares of common stock, par value $0.001 per share. Prior to the closing of the reverse merger transaction, we effected a 1-for-1500 reverse split of our common stock. As a result, the total number of our issued and outstanding common stock on September 20, 2005 was reversed from 376,862,000 shares to 251,241 shares. The purpose of the reverse stock split was to decrease the number of shares of common stock outstanding so as to make us more attractive to a potential merger or acquisition candidate. On November 4, 2005, we converted the promissory note in the amount of $60,000 owned by Glenn A. Little into 240,000 shares of our common stock. On the same date, we issued 1,070,000 to Halter Financial Investment, L.P. in connection with a private placement transaction. On December 16, 2005, we issued 42,280,840 shares to stockholders of Winner Group Limited and 793,260 shares to Winner’s employees and suppliers. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.” On April 18, 2006, we issued 40,800 share of our common stock to 223 employees in accordance with the 2006 Equity Incentive Plan. As a result, as of March 22, 2007, 44,677,171 shares of our common stock were issued and outstanding.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that the persons receiving the greatest number of votes shall be the directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Nevada Agency and Trust Company, located in Reno, Nevada. Their mailing address is 50 West Liberty Street, Reno, Nevada 89501. Their phone number is (775) 322-0626.

SHARES ELIGIBLE FOR FUTURE SALE

As of March 22, 2007, we had outstanding 44,677,171 shares of common stock.

Shares Covered by this Prospectus

All of the 7,474,027 shares being registered in this offering may be sold without restriction under the Securities Act of 1933.

Rule 144

The resale of shares that are held by our affiliates and the resale of shares that are held by non-affiliates for a period of less than two years are governed by the following requirements of Rule 144 of the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an “affiliate” (as the term “affiliate” is defined under the Securities Act of 1933), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which as of March 22, 2007 would equal 446,772 shares; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

However, since our shares are quoted on the NASD's Electronic Bulletin Board, which is not an “automated quotation system,” our stockholders cannot rely on the market-based volume limitation described in the second bullet above. If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation. Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are “restricted securities” which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Other than the 110,257 shares of our outstanding common stock that are eligible for resale under Rule 144(k) below, we believe that none of our outstanding shares may currently be sold in reliance on Rule 144.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144.

We believe that 110,257 of our outstanding shares may currently be sold in reliance on Rule 144.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

– ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

– block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

– purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

– an exchange distribution in accordance with the rules of the applicable exchange;

– privately negotiated transactions;

– short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

– through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

– broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

– a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See “Selling Stockholders” for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $447,848. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Nevada counsel.

EXPERTS

The financial statements of Winner Group Limited included in this prospectus and in the registration statement have been audited by BDO McCabe Lo Limited, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

WINNER MEDICAL GROUP INC. Condensed Consolidated Financial Statements (Unaudited) For the three months ended December 31, 2006 and 2005

WINNER MEDICAL GROUP INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Page
Condensed Consolidated Balance Sheets	F1
Condensed Consolidated Statements of Income and Comprehensive Income	F2
Condensed Consolidated Statements of Stockholders’ Equity	F3
Condensed Consolidated Statements of Cash Flows	F4
Notes to Condensed Consolidated Financial Statements	F5-F11

WINNER MEDICAL GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	September 30
	2006	2006
	(Unaudited)
	US$	US$
ASSETS

Current assets:
Cash and cash equivalents	2,101,989	4,319,579
Accounts receivable, less allowances for doubtful accounts of US$14,976 and US$20,347 at December 31, 2006 and September 30, 2006, respectively	8,531,138	7,513,013
Amounts due from affiliated companies	318,597	480,900
Inventories	13,541,930	11,329,520
Prepaid expenses and other current assets	4,588,794	6,182,472
Income taxes recoverable	33,627	7,533
Total current assets	29,116,075	29,833,017

Property, plant and equipment, net	40,228,311	35,800,530
Investment in an equity investee	1,119,213	1,062,135
Intangible assets, net	37,896	38,731
Prepaid expenses and deposits	229,880	224,391
Deferred tax assets	198,148	195,610
Total assets	70,929,523	67,154,414

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	7,044,599	5,437,050
Accounts payable	4,910,697	4,196,874
Accrued payroll and employee benefits	1,345,034	1,184,779
Customer deposits	363,822	269,965
Other accrued liabilities	1,720,552	2,379,849
Amount due to a stockholder	-	1,556
Amounts due to affiliated companies	180,703	203,999
Dividend payable	194,679	504,317
Income taxes payable	536,808	556,647
Total current liabilities	16,296,894	14,735,036

Deferred tax liabilities	4,467	4,410
Total liabilities	16,301,361	14,739,446

Commitments and contingencies

Minority interests	144,680	149,496

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 stock, stock issued and outstanding December 31, 2006 - 44,677,171 shares; September 30, 2006 - 44,677,171 shares	44,677	44,677
Additional paid-in capital	30,237,197	30,237,197
Retained earnings	20,059,287	19,182,866
Statutory reserves	1,840,827	1,222,678
Accumulated other comprehensive income	2,301,494	1,578,054
Total stockholders’ equity	54,483,482	52,265,472
Total liabilities and stockholders’ equity	70,929,523	67,154,414

See accompanying notes to condensed consolidated financial statements.

F-1

WINNER MEDICAL GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended December 31
	2006	2005
	(Unaudited)	(Unaudited)
	US$	US$

Net sales	15,880,770	16,234,128

Cost of sales	(11,944,126)	(11,834,833)
Gross profit	3,936,644	4,399,295

Other operating income, net	103,639	62,502
Selling, general and administrative expenses	(2,501,626)	(2,574,895)

Income from operations	1,538,657	1,886,902
Interest income	5,662	4,454
Interest expense	(72,259)	(146,506)
Equity in earnings of 50 percent or less owned persons	56,546	10,422
Income before income taxes and minority interests	1,528,606	1,755,272

Income taxes	(28,399)	(165,396)
Income before minority interests	1,500,207	1,589,876

Minority interests	(5,637)	22,431
Net income	1,494,570	1,612,307

Other comprehensive income
Foreign currency translation difference	723,440	99,676

Comprehensive income	2,218,010	1,711,983

Net income per share
- basic	0.03	0.04
- diluted	0.03	0.04

Weighted average common stock outstanding
- basic	44,677,171	38,237,615
- diluted	44,685,505	38,237,615

See accompanying notes to condensed consolidated financial statements.

F-2

WINNER MEDICAL GROUP INC.

.B CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(UNAUDITED)

	Common stock						-
	Stock outstanding	Amount	Additional paid-in capital	Retained Earnings	Statutory reserves	Accumulated other comprehensive income	Total stockholders’ equity
		US$	US$	US$	US$	US$	US$

Balance at September 30, 2005	36,991,105	36,991	19,020,848	14,104,400	471,850	720,741	34,354,830
Shares issued for reverse takeover	1,562,271	1,562	1,089	-	-	-	2,651
Issuance of common stock	6,082,995	6,083	10,876,433	-	-	-	10,882,516
Issuance of employee stock	40,800	41	316,159	-	-	-	316,200
Stock options granted	-	-	22,668	-	-	-	22,668
Net income	-	-	-	5,829,294	-	-	5,829,294
Foreign currency translation difference	-	-	-	-	-	857,313	857,313
Transfer to statutory reserves	-	-	-	(750,828)	750,828	-	-
Balance at September 30, 2006	44,677,171	44,677	30,237,197	19,182.866	1,222,678	1,578,054	52,265,472
Foreign currency translation difference	-	-	-	-	-	723,440	723,440
Net income	-	-	-	1,494,570	-	-	1,494,570
Transfer to statutory reserves	-	-	-	(618,149)	618,149	-	-

Balance at December 31, 2006	44,677,171	44,677	30,237,197	20,059,287	1,840,827	2,301,494	54,483,482

See accompanying notes to condensed consolidated financial statements.

F-3

WINNER MEDICAL GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31
	2006	2005
	(Unaudited)	(Unaudited)
	US$	US$
Cash flows from operating activities
Net income	1,494,570	1,612,307
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization of property, plant and equipment	501,137	451,067
Amortization of intangible assets	1,287	1,139
Loss on disposal of property, plant and equipment	32,318	-
Minority interests	5,637	(22,431)
Share of equity in earnings of 50 percent or less owned persons	(56,546)	(10,422)
Provision for stock based compensation expenses	29,704	-
Deferred tax	(249)	(8,349)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(930,477)	1,059,574
Amounts due from affiliated companies	167,913	(220,044)
Inventories	(2,080,238)	(573,566)
Prepaid expenses and other current assets	1,665,804	1,405,586
Income taxes recoverable	(26,007)	44,221
Non-current prepaid expenses and deposits	(2,871)	15,268
Notes payable		-
Accounts payable	664,861	(358,486)
Accrued payroll and employee benefits	146,433	307,709
Customer deposits	90,707	99,547
Other accrued liabilities	(716,764)	(926,471)
Amounts due to affiliated companies	118,207	(73,633)
Income taxes payable	(26,333)	(2,089)
Net cash generated from operating activities	1,079,093	2,800,927

Cash flows from investing activities
Purchase of property, plant and equipment	(4,724,971)	(2,697,091)
Proceeds from disposal of property, plant and equipment	2,041	-
Increase in intangible assets	-	(4,337)
Net cash used in investing activities	(4,722,930)	(2,701,428)

Cash flows from financing activities
Issuance of common stock	-	10,915,847
Proceeds from bank borrowings	4,454,003	-
Repayment of bank borrowings	(2,926,916)	(6,320,173)
Amounts due to affiliated companies	(143,883)	-
Amount due to a stockholder	(1,574)	(165,944)
Dividend paid	(315,520)	(505,818)
Net cash generated from financing activities	1,066,110	3,923,912

Effect of exchange rate changes	360,137	7,754

Net (decrease) increase in cash and cash equivalents	(2,217,590)	4,031,165
Cash and cash equivalents, beginning of period	4,319,579	2,650,867
Cash and cash equivalents, end of period	2,101,989	6,682,032

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	72,258	146,430
Income taxes	76,753	5,167

See accompanying notes to condensed consolidated financial statements.

F-4

1. Basis of Preparation of Financial Statements

The accompanying condensed consolidated financial statements of Winner Medical Group Inc (“Winner Medical” or “the Company”) have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for comprehensive consolidated financial statements.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair presentation of the operating results for the three months ended December 31, 2006 have been made. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s annual audited financial statements for the year ended September 30, 2006. The Company follows the same accounting policies in preparation of interim reports.

Results for the interim periods presented are not necessarily indicative of the results that might be expected for the entire fiscal year.

2. Description of Business

The principal activities of the Company and its subsidiaries consist of research and development, manufacturing and trading of medical dressings and medical disposables. All activities of the Group are principally conducted by subsidiaries operating in the People’s Republic of China (“PRC”).

3. Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the U.S., and expands disclosures about fair value measurements. SFAS 157 is effective for the Company as of the beginning of fiscal 2009, with earlier application encouraged. Any cumulative effect will be recorded as an adjustment to the opening accumulated deficit balance, or other appropriate component of equity. The adoption of this pronouncement is not expected to have an impact on the Company’s consolidated financial position, results of operations, or cash flows.

4. Net Income Per Share

Net income per share-Basic net income per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the period. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. At December 31, 2006 and 2005, the basic and diluted net income per share calculated in accordance with SFAS No. 128, “Earnings Per Share”, are reconciled as follows:

	Three months ended December 31
	2006	2005
	(Unaudited)	(Unaudited)
	US$	US$
Net income	1,494,570	1,612,307
Weighted average common shares outstanding
- basic	44,677,171	38,237,615
- diluted	44,685,505	38,237,615
Net income per share
- basic	0.03	0.04
- diluted	0.03	0.04

F-5

5. Inventories

Inventories by major categories are summarized as follows:

	December 31	September 30
	2006	2006
	(Unaudited)
	US$	US$
Raw materials	5,259,144	4,675,411
Work in progress	4,777,518	3,737,681
Finished goods	3,642,457	3,026,062
	13,679,119	11,439,154
Less: allowances for slowing moving items	(137,189)	(109,634)
	13,541,930	11,329,520

6. Income Taxes

United States

The Company is incorporated in the United States of America and are subject to United States of America tax law. No provisions for income taxes has been made as the Company has no taxable income for the first quarter and does not expect to have taxable income for the full year. The applicable income tax rate for the Company for the three months ended December 31, 2006 and 2005 is 34%.

Cayman Islands

Winner Group Limited, a wholly owned subsidiary of the Company, is incorporated in the Cayman Islands and, under the current laws of the Cayman Islands, is not subject to income taxes.

Hong Kong

Winner Medical International Trading Co., Ltd., a wholly owned subsidiary of the Company, is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company was subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. The Company was dormant starting from November 2005. No provision for profits tax has been made as the subsidiary has no net assessable income for the period. The applicable statutory tax rate for the three months ended December 31, 2006 and 2005 is 17.5%.

 PRC

Enterprises income tax in PRC is generally charged at 33%, in which 30% is for national tax and 3% is for local tax, of the assessable profit. All the subsidiaries of the Company in PRC have applied for the exemption for the local tax. For foreign investment enterprises established in a Special Economic Zone or Coastal Open Economic Zone, where the subsidiaries of the Company are located, and which are engaged in production-oriented activities, the national tax rate could be reduced to 15% or 24% respectively. The Company’s subsidiaries incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of PRC, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy a lower tax rate of 10%.

According to the PRC’s applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as profits obtained from the disposal of shares derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax.

F-6

6. Income Taxes-Continued

Foreign enterprises in Shenzhen, PRC, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year and if those invested projects are encouraged by the government. The maximum tax deduction is 5 years. Our subsidiaries of Shenzhen, Jingmen and Huanggang can enjoy this tax exemption.

Foreign-invested enterprises in China are eligible for a refund of tax paid equal to 40% of the reinvestment of profit. Being an export originated and high-technology enterprise, our subsidiary Winner Industries (Shenzhen) Co., Ltd. or “Winner Shenzhen” is eligible for a 100% tax refund for its reinvestment of profits. On the other hand, export-oriented enterprise, which export sales contributed over 70% of the total sales, can enjoy refund of 100% tax paid.

In 2006, Shenzhen Bureau of Science Technology & Information formally recognized Winner Industries (Shenzhen) Co., Ltd. as a High- technology Enterprise, which gives Winner Shenzhen a 50% tax exemption till 2009 and a 50% tax drawback from 2010 to 2011.

Had the all above tax holidays and refunds not been available, the tax charge would have been higher by US$159,590 and US$119,546 and the basic and diluted net income per share would have been lower by US$0.003 and US$0.003 for the three months ended December 31, 2006 and 2005, respectively.

7. Related Party Transactions

During the three months ended December 31, 2006 and 2005, the Company sold goods to L+L Healthcare Hubei Co., Ltd., an equity investee, for US$15,754 and US$1,534 respectively and purchased goods from it for US$301,271 and USD$326,129. As of December 31, 2006, amount due from the equity investee was US$82,083.

During the three months ended December 31, 2006 and 2005, the Company purchased goods from Safe Secure Packing (Shenzhen) Co., Ltd. for US$340,052 and US$379,191 respectively. Mr. Jianquan Li, director of the Company, has a controlling interest in Safe Secure Packing (Shenzhen) Co., Ltd. during the periods. As of December 31, 2006, amount due to Safe Secure Packing (Shenzhen) Co., Ltd was US$116,534.

During the three months ended December 31, 2006 and 2005, the Company sold goods to Winner Medical & Textile (H.K.) Limited for US$Nil and US$300,017 respectively. Mr. Jianquan Li, director of the Company, has a controlling interest in Winner Medical & Textile (H.K.) Limited. As of June 30, 2006, the outstanding balance due from Winner Medical & Textile (H.K.) Limited was US$173,530.

The amounts due from/to the above affiliated companies with the exception of L+L Healthcare Hubei are unsecured, interest free and payable according to the trading credit terms. Starting from 2006, the amount due from L+L Healthcare Hubei Co., Ltd. are unsecured, 5% interest bearing and payable according to the trading credit terms.

Amount due to a stockholder mainly represents advances from Mr. Jianquann Li for the acquisition of plant and machinery. The outstanding balance is unsecured, interest free and has no fixed repayment term.

F-7

8. Stock-Based Compensation

Stock-Based Compensation- In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, SFAS No. 123(R) supersedes APB Opinion No.25, “Accounting for Stock Issued to Employees and amends SFAS No.95, “Statement of Cash Flows”. Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No.123 (R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123 (R) was to be effective from the beginning of the first interim or annual reporting period after June 15, 2005. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS No. 123(R). As a result, SFAS No. 123(R) will be effective from the beginning of the first annual reporting period after June 15, 2005.

The Company uses the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options that have no restrictions are fully transferable and negotiable in a free trading market, to value its options under the independent director’s contract. Use of an option valuation model, as required by SFAS 123 (R), “Accounting for Stock-Based Compensation”, includes highly subjective assumptions based on long-term prediction, including the expected stock price volatility and average life of each option grant.

	Three months ended December 31
	2006	2005
	(Unaudited)	(Unaudited)
	US$	US$

Risk free interest rate	4.5%	N/A
Volatility	93.93%	N/A
Expected life (years)	3	N/A
Dividends	-	N/A
Weighted average fair value of options granted during the period	1.73	N/A

In a contract signed on May 8, 2006, the Company agreed to grant to the independent directors each year non-qualified options for the purchase up to 20,000 shares of the common stock of the Company, which options shall be exercisable within three years from the grant date and have an exercise price equal to the fair market value on the grant date. These options shall be vested in equal installments on a quarterly basis over a one year period. Upon execution of this Agreement, the Company granted the prorated amount of initial options of 5,000. Such options might be adjusted from time to time as agreed by the parties. The Company uses the Black-Scholes option-pricing model, to value its options granted to the independent directors, and recorded the relating compensation expenses accordingly. As of December 31, 2006, a total of 8,334 options have been granted. According to the Agreement, the prorated amount of options is 13,334 as of December 31, 2006. The Company has accrued US$8,650 compensation expenses for the un-granted 5,000 options and agreed to grant these options in March 2007 with the independent directors.

A summary of option activity under the Plan as of December 31, 2006, and changes during the period then ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
		US$	Years
Outstanding at October 1, 2006	8,334	9.25	2.58
Granted	-	-	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Outstanding at December 31, 2006	8,334	9.25	2.35

F-8

8. Stock-Based Compensation - Continued

On May 30, 2006, a consulting company, Heritage Management Consultants, Inc. (“Heritage”), was entitled to 50,000 shares of common stock which should be delivered on or before July 31, 2006. No common stock was delivered to Heritage up to the end of December 31, 2006. As of December 31, 2006, the fair value of the 50,000 restricted shares based on the market price of US$4 per share was US$200,000. The total compensation expense recorded up to December 31, 2006 was US$186,849, in which an amount of US$21,054, representing the compensation expense for the three months period ended December 31, 2006. The consulting service contract with Heritage was expired on January 25, 2007, and the Company decided not to renew the contract.

The Company has accrued compensation expenses of US$21,054 for the services provided by Heritage, and recorded compensation expenses of US$8,650 to the independent directors in administrative expenses respectively, up to the three months period ended December 31, 2006.

9. Commitments and Contingencies

Operating leases-The Company was obligated under operating leases requiring minimum rentals as follows:

(Unaudited)
US$
nine months ending September, 2007 Years ending September 30	216,472
2008	201,756
2009	120,507
2010	50,495
Total minimum lease payments	589,230

Rental expenses under operating leases included in the statement of income were US$52,508 and US$64,105 for the three months ended December 31, 2006 and 2005, respectively.

Purchase obligations-The Company has signed agreements with suppliers and other parties to purchase plant and machinery, computer equipment and SAP ERP system implementation program with estimated non-cancelable obligations of US$411,941 as of December 31, 2006.

The Company has also entered into agreements with construction companies to construct new factory and buildings and estimated non-cancelable obligations under these agreements of US$565,396 as of December 31, 2006.

In addition, the Company has entered into an agreement with the local government of Huanggang to acquire a land use right in PRC at a consideration of US$666,035.

Foreign currency forward contract obligations-The Company’s subsidiaries in the PRC utilize their local currency as their functional currency. The functional currency is used to pay material purchased, labor and other operating costs. However, these subsidiaries have client contracts wherein revenue is invoiced and collected in US$. Since the management foresees that RMB will appreciate against US$, the Company has contracted with a commercial bank to hedge for future trade receipts as an economic hedge against its future US$ denominated cash flows. These contracts generally expire within one to six months. The foreign exchange forward contracts entered into by the Company are not designated as hedge instruments under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and, accordingly, any changes in the fair value of such contracts are reflected in earnings.

The Company does not use derivative financial instruments for speculative or trading purposes, nor does it hold or issue leveraged derivative financial instruments.

The Company has entered into several foreign currency forward contracts with a commercial bank to hedge for future trade receipts in U.S. dollars against RMB during the year 2006. All these foreign currency forward contracts were realized before September 30, 2006 and net exchange loss totaling US$116,863 has been debited against selling, general and administrative expenses for the year then ended. There was no outstanding foreign currency forward contract as of December 31, 2006, and September 30, 2006 respectively.

F-9

9. Commitments and Contingencies-Continued

Contractual obligations- By the end of 2005, the Company entered into a one year consulting agreement with Heritage Management Consultants, Inc. (“Heritage”) pursuant to which Heritage will assist the Company in meeting its obligations as a U.S. publicly traded company. This agreement was subsequently replaced by another agreement that covered a specific period of one year commencing January 25, 2006. According to the revised agreement, the Company agrees to pay an annual compensation of $175,000 to Heritage together with certain transferable warrants. The warrants will entitle Heritage to purchase 200,000 shares of the Company’s common stocks with a vesting period of 12 months after the commencement date of the agreement. The exercise price of warrants will be set at a price of US$5.5 per share and the warrants, which are to be delivered within 180 days of the execution date of the agreement, will expire 3 years after date of issue. The warrants shall be assignable and transferable, shall include standard weighted average anti-dilution protection and unlimited piggyback registration rights.

On May 30, 2006, the Company has further amended and superseded previous two agreements with Heritage. Pursuant to the agreement, as amended, Heritage will assist the Company in meeting the obligations as a U.S. publicly traded company in exchange for an annual compensation of $175,000 and 50,000 restricted shares of common stock of the Company, which shall be delivered on or before July 31, 2006. The shares shall be restricted stock and the certificate representing the shares shall bear a customary legend referring to the Securities Act of 1933. Heritage is prohibited from trading these shares during the term of the agreement if these shares become freely tradable during the term. The Company agrees to file with the Securities an Exchange Commission a Registration Statement on S-8 registering the sale by Heritage and its assignees of the Proposed Shares (the “Resale Registration Statement”) before December 31, 2006. On December 31, 2006, the 50,000 restricted shares have not been issued yet. The Company has to remeasure the fair value of shares at the date of issuance and at each subsequent valuation date until these shares become fully vest. As of December 31, 2006, the fair value of the 50,000 restricted shares based on the market price of US$4 per share was US$200,000. The total compensation expense recorded up to December 31, 2006 was US$186,849, in which an amount of US$21,054, representing the compensation expense for the three months period ended December 31, 2006. The consulting service contract with Heritage was expired on January 25, 2007, and the Company decided not to renew the contract.

Director Compensation- On May 8, 2006, the Company entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the independent directors. Under the terms of the Independent Director’s Contracts, Mr. Goldman is entitled to $30,000, Mr. Goodner is entitled to $20,000 and Dr. Shieh is entitled to $12,000 as compensation for the services to be provided by them as our independent directors, and as chairpersons of various board committees, as applicable. The Company also agreed to grant to Mr. Goldman and Mr. Goodner options to purchase up to 10,000 shares each of our common stock for their first year of service. These options shall be vested in equal installments on a quarterly basis, shall have a term of three years from the grant date and have an exercise price equal to the fair market value on the grant date. The initial year’s base fee is considered earned when paid and is nonrefundable. Upon execution of this Agreement, the Company shall pay to the Directors the prorated amount of the initial year’s fee $15,500 and grant the prorated amount of initial 5,000 options. Such base fee and options may be adjusted from time to time as agreed by the parties. Under the terms of the Indemnification Agreements, the Company agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in the best interest of the company.

Legal proceedings-A group of 388 residents residing at Jianshe South Road, Yuekou Town, Tianmen City, China vs Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd., the Company’s subsidiaries and Winner International Trading Company, Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd.. On July 12, 2004, the plaintiffs filed a lawsuit against Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. and alleged that the two parties had acquired the right to use certain land from the Plaintiffs and failed to pay off the full amount of fees agreed upon by the parties. The plaintiffs seek to recover a fee of approximately US$930,000 (RMB7,379,230) and requested the Company to bear several and joint liabilities with the named defendants. Winner International Trading Company acquired the disputed land from Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in 2000 and such land is currently occupied by Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd.. On June 20, 2005, the Intermediate People’s Court of Hanjiang City, Hubei Province ruled against the plaintiffs. On August 22, 2006, the plaintiffs applied to the local court to withdraw the lawsuit and the court approved the withdrawal. No further appeal applied to the local court as of December 31, 2006.

F-10

10. Stockholders’ Equity

Common Stock

Ordinary share split- In August 2005, the Company declared a 100:1 stock split in the form of a stock dividend. Shareholders’ equity has been restated to give retroactive recognition of the stock split for all periods presented by reclassifying the par value of the additional shares arising from the split from paid in capital to common stock. All references in the financial statements and notes to shares and per share amounts reflect the stock split.

In December 2005, there were 1,562,271 shares of common stock treated as issued.

In December 2005, prior to the consummation of the share exchange with the Company, Winner completed a private placement of its common shares to 15 accredited investors, which were then exchanged for 5,289,735 shares of common stock in the Company, in raising US$10,400,000 in gross proceeds. Further, a 793,260 of the Company’s shares were issued for US$1,600,000 in gross proceeds. As a result of the above stock issue, the Company raised a total of US$12,000,000 in gross proceeds.

In April, 2006, the Company issued a total of 20,400 shares of common stock, to 223 employees at contracted price of US$8.70 per share in accordance with the 2006 Equity Incentive Plan, for a gross proceeds of US$177,480. Pursuant to the 2006 Equity Incentive Plan, the Company issued 20,400 bonus shares of common stock to these 223 employees in respect of the earlier 20,400 common stock issued.

11. Operating Risk

Concentrations of credit risk, major customers and suppliers -A substantial percentage of the Company’s sales are made to one customer, Sakai Shoten Co. Ltd., and are typically sold on an open account basis. The sales to this customer accounting for 23% and 26% of the total net sales for each of the three months ended December 31, 2006 and 2005 respectively.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There were a recovery and a charge of bad debt expense of US$5,371 and US$11,497 during the three months ended December 31, 2006 and 2005, respectively.

Interest rate risk-The interest rates and terms of repayment of bank and other borrowings are 5.73%. Other financial assets and liabilities do not have material interest rate risk.

Credit risk-The Company is exposed to credit risk from its cash at bank and fixed deposits and bills and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk-Most of the transactions of the Company were settled in Renminbi and U.S. dollars. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between U.S. dollars and RMB. If the RMB depreciates against the U.S. dollar, the value of its RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. If RMB continues its appreciation against U.S. dollar, it will make sale prices more expensive, thus sales may decline. In an effort to reduce the exposure to foreign exchange risk, the company will consider choosing proper financial instruments to diversify the foreign exchange risk in the future.

12. Geographical Information

The Company has only one business segment, which is manufacturing and trading of medical dressings and medical disposables. The Company's sales by geographic destination are analyzed as follows:

	Three months ended December 31
	2006	2005
	US$	US$

Europe	6,077,225	5,588,947
Japan	4,688,870	4,607,779
North and South America	1,374,100	2,010,440
PRC	2,258,660	1,918,731
Others	1,481,915	2,108,231
Total net sales	15,880,770	16,234,128

F-11

WINNER MEDICAL GROUP INC. Consolidated Financial Statements For the years ended September 30, 2006, 2005 and 2004

WINNER MEDICAL GROUP INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F1
Consolidated Balance Sheets	F2
Consolidated Statements of Income	F3
Consolidated Statements of Stockholder’s Equity	F4
Consolidated Statements of Cash Flows	F5
Notes to Consolidated Financial Statements	F6-F20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Winner Medical Group Inc.

We have audited the accompanying consolidated balance sheets of Winner Medical Group Inc. and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designed audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Winner Medical Group Inc. and subsidiaries as of September 30, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

BDO McCabe Lo Limited

Hong Kong, December 8, 2006

WINNER MEDICAL GROUP INC.

CONSOLIDATED BALANCE SHEETS

		September 30,
	2006	2005
	US$	US$
ASSETS

Current assets:
Cash and cash equivalents	4,319,579	2,650,867
Accounts receivable, less allowances for doubtful accounts of US$20,347 and US$12,643 at September 30, 2006 and 2005, respectively	7,513,013	8,257,923
Amounts due from affiliated companies	480,900	116,804
Inventories	11,329,520	10,476,534
Prepaid expenses and other current assets	6,182,472	4,268,072
Income taxes recoverable	7,533	57,649
Total current assets	29,833,017	25,827,849

Property, plant and equipment, net	35,800,530	26,834,824
Investment in an equity investee	1,062,135	1,009,318
Intangible assets, net	38,731	38,288
Prepaid expenses	224,391	219,125
Deferred tax assets	195,610	294,021
Total assets	67,154,414	54,223,425

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	5,437,050	8,773,881
Accounts payable	4,196,874	3,490,047
Accrued payroll and employee benefits	1,184,779	1,150,036
Customer deposits	269,965	99,994
Other accrued liabilities	2,379,849	2,279,845
Amount due to a shareholder	1,556	168,817
Amounts due to affiliated companies	203,999	255,611
Dividend payable	504,317	1,872,750
Income taxes payable	556,647	576,157
Total current liabilities	14,735,036	18,667,138

Deferred tax liabilities	4,410	37,271
Total liabilities	14,739,446	18,704,409

Commitments and contingencies

Minority interests	149,496	1,164,186

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 stock, stock issued and outstanding September 30, 2006 - 44,677,171 shares; September 30, 2005- 36,991,105 shares	44,677	36,991
Additional paid-in capital	30,237,197	19,020,848
Retained earnings	19,182,866	14,104,400
Statutory reserves	1,222,678	471,850
Accumulated other comprehensive income	1,578,054	720,741
Total stockholders’ equity	52,265,472	34,354,830
Total liabilities and stockholders’ equity	67,154,414	54,223,425

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$

Net sales	63,873,058	58,357,129	44,281,465

Cost of sales	(46,335,354)	(42,059,663)	(32,814,282)
Gross profit	17,537,704	16,297,466	11,467,183

Other operating income, net	283,337	296,117	298,536
Selling, general and administrative expenses	(11,335,006)	(8,830,775)	(6,630,596)

Income from operations	6,486,035	7,762,808	5,135,123
Gain on disposal of a subsidiary	-	1,049,239	-
Interest income	54,772	12,009	6,582
Interest expense	(266,934)	(470,776)	(459,945)
Equity in earnings of 50 percent or less owned persons	52,817	9,108	-
Income before income taxes and minority interests	6,326,690	8,362,388	4,681,760

Income taxes	(516,635)	(446,146)	(285,462)
Income before minority interests	5,810,055	7,916,242	4,396,298

Minority interests	19,239	(23,572)	(4,807)
Net income	5,829,294	7,892,670	4,391,491

Other comprehensive income
Foreign currency translation difference	857,313	720,741	-

Comprehensive income	6,686,607	8,613,411	4,391,491

Net income per stock
- basic	0.14	0.21	0.12
- diluted	0.14	0.21	0.12

Weighted average common stock outstanding
- basic	43,053,212	36,991,105	36,991,105
- diluted	43,061,546	36,991,105	36,991,105

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

.C CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common stock
	Stock outstanding	Amount	Additional paid-in capital	Retained earnings	Statutory reserves	Accumulated other comprehensive income	Total stockholders’ equity
		US$	US$	US$	US$	US$	US$

Balance at September 30, 2003	36,991,105	36,991	19,020,848	3,899,881	264,958	-	23,222,678
Net income	-	-	-	4,391,491	-	-	4,391,491
Transfer to statutory reserves	-	-	-	(201,126)	201,126	-	-
Balance at September 30, 2004	36,991,105	36,991	19,020,848	8,090,246	466,084	-	27,614,169
Net income	-	-	-	7,892,670	-	-	7,892,670
Foreign currency translation difference	-	-	-	-	-	720,741	720,741
Transfer to statutory reserves	-	-	-	(5,766)	5,766	-	-
Dividends	-	-	-	(1,872,750)	-	-	(1,872,750)
Balance at September 30, 2005	36,991,105	36,991	19,020,848	14,104,400	471,850	720,741	34,354,830
Shares issued for reverse takeover	1,562,271	1,562	1,089	-	-	-	2,651
Issuance of common stock	6,082,995	6,083	10,876,433	-	-	-	10,882,516
Issuance of employee stock	40,800	41	316,159	-	-	-	316,200
Stock options granted	-	-	22,668	-	-	-	22,668
Net income	-	-	-	5,829,294	-	-	5,829,294
Foreign currency translation difference	-	-	-	-	-	857,313	857,313
Transfer to statutory reserves	-	-	-	(750,828)	750,828	-	-
Balance at September 30, 2006	44,677,171	44,677	30,237,197	19,182.866	1,222,678	1,578,054	52,265,472

See accompanying notes to consolidated financial statements.

WINNER MEDICAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$
Cash flows from operating activities
Net income	5,829,294	7,892,670	4,391,491
Adjustment to reconcile net income to net cash from operating activities:
Depreciation and amortization of property, plant and equipment	2,636,716	2,603,386	2,859,703
Impairment for property, plant and equipment	-	160,649	-
Amortization of intangible assets	5,063	4,078	2,960
Deferred tax	70,688	(27,309)	(172,872)
Gain on disposal of a subsidiary	(88,454)	(1,165,821)	-
(Gain)/loss on disposal of property, plant and equipment	(10,289)	178,548	89,984
Minority interests	19,239	23,572	4,807
Share of equity in earnings of 50 percent or less owned persons	(52,817)	(9,108)	-
Provision for stock based compensation expense	327,182	-	-
Increase (decrease) in cash resulting from changes in:
Accounts receivable	896,164	(2,612,217)	(201,425)
Amounts due from affiliated companies	(218,176)	73,863	(38,983)
Inventories	(609,907)	(1,754,970)	(1,630,750)
Prepaid expenses and other current assets	856,974	(1,516,580)	1,542,470
Income taxes recoverable	51,454	(1,856)	(54,547)
Non-current prepaid expenses	(182)	(127,282)	(89,792)
Notes payable	-	(370,727)	362,450
Accounts payable	625,850	903,778	(944,659)
Accrued payroll and employee benefits	8,059	372,046	309,689
Customer deposits	167,651	(43,861)	(741,286)
Other accrued liabilities	(112,998)	(439,848)	31,045
Amounts due to affiliated companies	(57,543)	26,591	(443,167)
Income taxes payable	(32,878)	170,744	233,438
Net cash generated from operating activities	10,311,090	4,340,346	5,510,556

Cash flows from investing activities
Purchase of property, plant and equipment	(11,180,904)	(5,666,278)	(8,341,112)
Proceeds from disposal of property, plant and equipment	220,298	210,161	303,791
Increase in intangible assets	(4,623)	(7,325)	(20,661)
Proceeds from disposal of a subsidiary, net of cash disposed	(39,004)	2,373,542	-
Decrease in prepaid expenses and other current assets	(2,672,686)	-	-
Net cash used in investing activities	(13,676,919)	(3,089,900)	(8,057,982)

Cash flows from financing activities
Proceeds from bank borrowings	6,621,689	7,661,699	13,412,445
Repayment of bank borrowings	(10,119,940)	(7,253,899)	(11,813,791)
Amounts due from affiliated companies	(143,209)	-	-
Amount due to a shareholder	(171,178)	(825,142)	866,757
Repayment of dividend payable	(1,411,886)	-	-
Issuance of common stocks	11,062,647	-	-
(Repayment to) proceeds from minority interest	(792,101)	148,560	-
Net cash generated from (used in) financing activities	5,046,022	(268,782)	2,465,411

Effect of foreign currencies on cash flows	(11,481)	125,072	-

Net increase (decrease) in cash and cash equivalents	1,668,712	1,106,736	(82,015)
Cash and cash equivalents, beginning of year	2,650,867	1,544,131	1,626,146
Cash and cash equivalents, end of year	4,319,579	2,650,867	1,544,131

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	266,934	470,776	459,945
Income taxes	417,027	306,474	279,444

See accompanying notes to consolidated financial statements.

1. Organization and Basis of Preparation of Financial Statements

Winner Medical Group Inc. (formerly known as Las Vegas Resorts Corporation, HDH Industries, Inc. and Birch Enterprises, Inc.) (“Winner Medical” or “the Company”) was originally incorporated in August 1986 in accordance with the Laws of the State of Nevada under the name of Birch Enterprises, Inc. In October 1986, the Company changed its name to HDH Industries, Inc. The Company was initially formed as a “blank check” entity for the purpose of seeking a merger, acquisition or other business combination transaction with a privately owned entity seeking to become a publicly-owned entity.

On September 14, 1987, the Company consummated a business combination transaction, pursuant to an Agreement and Plan of Reorganization (Agreement) with Las Vegas Resorts Investments whereby Las Vegas Resorts Investments became a wholly-owned subsidiary of the Company. Concurrent with this transaction, the Company changed its name to Las Vegas Resorts Corporation.

The Company completed a public offering of its common stock pursuant to a Registration Statement on Form S-18 (Registration No. 33-10513-LA) during 1989.

On January 25, 2005, the Company experienced a change in control when the then controlling shareholder, Forrest J. Woodward, II sold 213,019,552 shares (or approximately 56.52%) of the then issued and outstanding shares to Glenn A. Little.

On August 26, 2005, the Company filed a Schedule 14C - Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, notifying its shareholders that holders of approximately 56.52% of the Company's outstanding shares of common stock signed a written consent approving the amendment of the Company's Articles of Incorporation to effect the one-for-fifteen hundred reverse stock split, on or about September 12, 2005. As a result of the reverse split, the total number of issued and outstanding shares of the common stock was reversed from 376,862,000 shares to 252,271 shares. The effect of this action is reflected in the accompanying financial statements as of the first day of the first period presented.

On November 4, 2005, Glenn A. Little settled an outstanding promissory note in the amount of $60,000, inclusive of debts assumed by Mr. Little, $25,000 cash previously advanced for operating purposes and accrued interest payable on the initial $25,000 debt, for 240,000 shares of post-reverse split restricted, unregistered shares of common stock.

On November 4, 2005, the Company consummated a private placement of common stock with Halter Financial Investments, L. P. for the sale of 1,070,000 registered shares. This transaction resulted in a change in control of the Company.

On December 16, 2005, the Company completed a reverse acquisition transaction with Winner Group Limited (“Winner”), a Cayman Islands corporation, whereby the Company issued to the shareholders of Winner 42,280,840 shares of common stock in exchange for all of the issued and outstanding shares of Winner. Winner thereby became the Company’s wholly owned subsidiary and the former shareholders of the Company (“Shareholders”) became the Company’s controlling shareholders. This share exchange transaction resulted in those Shareholders obtaining a majority voting interest in the Company. Generally accepted accounting principles require that the company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purpose, resulting in a reverse acquisition. Accordingly, the share exchange transaction has been accounted for as a recapitalization of the Company. The equity section of the accompanying financial statements have been restated to reflect the recapitalization of the Company due to the reverse acquisition as of the first day of the first period presented. Prior to the consummation of the share exchange with the Company, Winner completed a private placement of its ordinary shares to 15 accredited investors, which were then exchanged for 5,289,735 shares of common stock in the Company, raising US$10,400,000 in gross proceeds. A further 793,260 of the Company’s shares were issued for US$1,600,000 in gross proceeds. As a result of the above stock issue, the Company raised a total of US$12,000,000 in gross proceeds, which left the Company with US$10,882,516 in net proceeds after the deduction of US$1,117,484 offering expenses. On April 18, 2006, the Company adopted a 2006 Equity Incentive Plan and reserved 5,000,000 shares of common stock for issuance pursuant to such plan. On April 19, 2006, the 2006 Equity Incentive Plan was filed as an exhibit to the Registration Statement on Form S-8. On April 21, 2006, the Company issued a total of 20,400 shares of common stock, to 223 employees at a contracted price of US$8.70 per share in accordance with the 2006 Equity Incentive Plan, for gross proceeds of US$177,480. Pursuant to the 2006 Equity Incentive Plan, the Company additionally issued 20,400 bonus shares of common stock to these 223 employees in respect of the earlier 20,400 common shares issued. The total value of 40,800 shares of common stock at the market price of US$7.75 per share on April 21, 2006 was US$316,200. Accordingly, the Company recorded the difference of US$138,720 between the market value of shares and gross proceeds as share based payment compensation expense for the 20,400 bonus shares issued to employees.

The financial year end date of the Company was changed from July 31 to September 30 with effect from February 13, 2006. On February 13, 2006, the Company changed its name to Winner Medical Group Inc.

2. Summary of Significant Accounting Policies

Winner Group Limited is a limited liability company registered under the laws of the Cayman Islands and was incorporated in Cayman Islands on April 8, 2003.  On July 1, 2003, the major shareholder of Winner contributed all of his equity interest in 11 entities to Winner. Winner then became the holding company of the reorganized group with a total of 11 subsidiaries. The transaction was a group reorganization entered into among entities under common control. The reorganization was treated similar to the pooling of interest method with carry over basis.

The principal activities of the Company and its subsidiaries consist of research and development, manufacturing and trading of medical dressings and medical disposables. All activities of the Group are principally conducted by subsidiaries operating in the People’s Republic of China (“PRC”).

Principles of consolidation-The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America, include the assets, liabilities, revenues, expenses and cash flows of the Company and all its subsidiaries. All significant intercompany accounts, transactions and cash flows are eliminated on consolidation.

Equity investments, in which the Company exercises significant influence but does not control and is not the primary beneficiary, are accounted for using the equity method. The Company regularly reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary.

Intangible assets- Trademarks are measured initially at cost and amortized on a straight-line basis over their estimated useful lives, which is on average ten years.

Cash and cash equivalents-Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts and time certificates of deposit with a maturity of three months or less when purchased.

Inventories-Inventories are stated at the lower of cost or market, determined by the weighted average method. Work-in-progress and finished goods inventories consist of raw materials, direct labor and overhead associated with the manufacturing process.

Trade accounts receivable-Trade accounts receivable are stated at the amount management expects to collect from balances outstanding at year-end. Based on management's assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at year-end will be immaterial.

Allowances for doubtful accounts receivable balances are recorded when circumstances indicate that collection is doubtful for particular accounts receivable or as a general reserve for all accounts receivable. Management estimates such allowances based on historical evidence such as amounts that are subject to risk. Accounts receivable are written off if reasonable collection efforts are not successful.

Property, plant and equipment-Property, plant and equipment are stated at cost including the cost of improvements. Maintenance and repairs are charged to expense as incurred. Assets under construction are not depreciated until construction is completed and the assets are ready for their intended use. Depreciation and amortization are provided on the straight-line method based on the estimated useful lives of the assets as follows:

Leasehold land	Over the lease term
Buildings	10 - 30 years
Plant and machinery	10 - 12 years
Furniture, fixtures and equipment	5 - 8 years
Motor vehicles	5 - 8 years
Leasehold improvements	Over the lease term

Valuation of long-lived assets-The Company periodically evaluates the carrying value of long-lived assets to be held and used, including intangible assets subject to amortization, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition- The Company derives its revenue primarily from the sales of medical dressings and disposables. Sales of goods are recognized when goods are shipped, title of goods sold has passed to the purchaser, the price is fixed or determinable as stated on the sales contract, and its collectibility is reasonably assured. Customers do not have a general right of return on products shipped. Products returns to the Company were insignificant during past years.

2. Summary of Significant Accounting Policies - Continued

Comprehensive income-Accumulated other comprehensive income represents foreign currency translation adjustments and is included in the consolidated statement of shareholders’ equity.

Shipping and handling cost-Shipping and handling costs related to delivery of finished goods are included in selling expenses. During the years ended September 30, 2006, 2005 and 2004, shipping and handling costs expensed to selling expenses were US$4,055,053, US$3,951,944 and US$2,984,961 respectively.

Research and development costs-Research and development costs are charged to expense when incurred and are included in operating expenses. During the years ended September 30, 2006, 2005 and 2004, research and development costs expensed to operating expenses were approximately US$1,580,000, US$855,000 and US$312,000 respectively.

Income taxes-Income taxes are provided on an asset and liability approach for financial accounting and reporting of income taxes. Any tax paid by subsidiaries during the year is recorded. Current tax is based on the profit or loss from ordinary activities adjusted for items that are non-assessable or disallowable for income tax purpose and is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred income tax liabilities or assets are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and the financial reporting amounts at each year end. A valuation allowance is recognized if it is more likely than not that some portion, or all, of a deferred tax asset will not be realized.

Foreign currency translation-The consolidated financial statements of the Company are presented in United States Dollars (“US$”). Transactions in foreign currencies during the year are translated into US$ at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated into US$ at the exchange rates prevailing at that date. All transaction differences are recorded in the income statement.

The Company’s subsidiaries in the PRC have their local currency, Renminbi (“RMB”), as their functional currency. On consolidation, the financial statements of the Company’s subsidiaries in PRC are translated from RMB into US$ in accordance with SFAS No. 52, “Foreign Currency Translation”. Accordingly all assets and liabilities are translated at the exchange rates prevailing at the balance sheet dates and all income and expenditure items are translated at the average rates for each of the years. The exchange rate between the Renminbi and the US$ and used for the years ended September 30, 2006, 2005 and 2004 were RMB7.9087 to US$1, RMB8.0922 to US$1, and RMB8.277 to US$1.00 respectively. Translation adjustments arising from the use of different exchange rate from period to period are included as a component of stockholders’ equity as “Accumulated other comprehensive income”. Gain and losses resulting from foreign currency transactions are included in other comprehensive income.

Fair Value of Financial Instruments- The carrying amounts of cash and cash equivalents, accounts and bills receivable, deposits and other receivable and other current assets, bank loans, accounts payable and other current liabilities are reasonable estimates of their fair values. All the financial instruments are for trade purposes. Fair value of the amounts due to or from affiliates and shareholder cannot be readily determined because of the nature of the related party transactions.

Post-retirement and post-employment benefits-The Company’s subsidiaries contribute to a state pension scheme in respect of their PRC employees. Other than the above, neither the Company nor its subsidiaries provide any other post-retirement or post-employment benefits.

Net income per share-Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the year. The weighted average number of common shares outstanding is adjusted to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued.

As of September 30, 2006, 2005 and 2004, basic and diluted net income per share calculated in accordance with SFAS No. 128, “Earnings Per Share”, are reconciled as follows:

2. Summary of Significant Accounting Policies - Continued

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$

Net income	5,829,294	7,892,670	4,391,491
Weighted average common shares outstanding
- basic	43,053,212	36,991,105	36,991,105
- diluted	43,061,546	36,991,105	36,991,105
Net income per share
- basic	0.14	0.21	0.12
- diluted	0.14	0.21	0.12

Use of estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates relate to allowance for uncollectible accounts receivable, inventory obsolescence, asset impairment, depreciation and useful lives, taxes and contingencies. These estimates may be adjusted as more current information becomes available and any adjustment could be significant. Actual results could differ from those estimates.

Recent changes in accounting standards-In May 2005, the Financial Accounting Standards Board (“FASB”) SFAS No. 154, Accounting Changes and Error Corrections (“SFAS No. 154”), which replaces Accounting Principles Board Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principles. It requires retrospective application to prior periods’ financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The impact on the Company’s operations will depend on future accounting pronouncements or changes in accounting principles.

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 155, Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140, which simplifies accounting for certain hybrid financial instruments by permitting fair value remeasurement for any hybrid instrument that contains an embedded derivative that otherwise would require bifurcation and eliminates a restriction on the passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement (new basis) event occurring after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The adoption of SFAS No. 155 will have no impact on the results of operations or the financial position.

In June 2006, the FASB ratified the consensus reached by EITF on Issue No. 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That is, Gross versus Net Presentation) (“EITF 06-3”). EITF 06-3, includes any tax assessed by a governmental authority that is directly imposed on a revenue-producing transaction between a seller and a customer and may include, but is not limited to, sales, use, value added, and some excise taxes. EITF 06-3 concludes that the presentation of taxes on either a gross basis (included in revenues and costs) or a net basis (excluded from revenues) is an accounting policy decision that should be disclosed. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The provisions of EITF 06-0 should be applied to financial reports for interim and annual reporting periods beginning after December 15, 2006, with earlier adoption permitted. The adoption of EITF 06-3 will have no impact on the results of operations or the financial position.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This interpretation is effective for fiscal years beginning after December 15, 2006, with earlier adoption permitted. The Company is currently evaluating the provisions of FIN 48.

2. Summary of Significant Accounting Policies - Continued

In September, 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The guidance is applicable of our fiscal 2008. The Group does not believe SAB 108 will have a material impact on the consolidated financial statements.

3. Inventories

Inventories by major categories are summarized as follows:

	September 30,
	2006	2005
	US$	US$

Raw materials	4,675,411	4,589,013
Work in progress	3,737,681	3,193,074
Finished goods	3,026,062	2,824,286
	11,439,154	10,606,373
Less: allowances for slowing moving items	(109,634)	(129,839)
	11,329,520	10,476,534

4. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	September 30,
	2006	2005
	US$	US$
At cost:
Leasehold land and buildings	18,989,527	16,649,795
Plant and machinery	16,588,114	14,806,958
Furniture, fixtures and equipment	1,622,077	776,769
Motor vehicles	742,248	539,186
Leasehold improvements	1,516,174	1,224,362
Total	39,458,140	33,997,070

Less: accumulated depreciation and amortization	(9,536,174)	(7,337,055)
Less: impairment on plant and machinery	(164,376)	(160,649)
Construction in progress	6,042,940	335,458
Net book value	35,800,530	26,834,824

All the land in the PRC is owned by the PRC government. The government, according to PRC laws, may grant to entities the right to use of land for a specified period of time. Thus all of the Company’s land purchased in the PRC is considered to be leasehold land and amortized on a straight-line basis over the respective term of the right to use the land. Included in the plant and machinery is a set of idle machineries amounting to US$679,025 against which total impairment provision of US$164,376 was made as of September 30, 2006.

Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the relevant assets are completed and put into use. Construction in progress at September 30, 2006 and 2005, represents machinery under installation or quality inspection stages.

5. Credit Facilities and Pledged Assets

The Company’s subsidiaries in Shenzhen and Huang Gang have credit lines with Shenzhen Commercial Bank, Shenzhen Branch of the Industrial and Commercial Bank of China and Huanggang Branch of Agricultural Bank of China representing trade acceptances, loans and overdrafts. As of September 30, 2006 these facilities totaled RMB120,000,000, equivalent to US$15,173,164. The maturities of these facilities are generally up to August 15, 2007. The total unused credit lines as of September 30, 2006 was US$12,012,088. For bank loans obtained by other subsidiaries, there were no unused credit lines. The weighted average interest rates on short-term borrowings as of September 30, 2006, 2005 and 2004 were 5.52%, 5.24% and 5.07% per annum, respectively. There are no significant covenants or other financial restrictions relating to the Company’s facilities except that at September 30, 2006, 2005 and 2004, leasehold land and buildings, plant and machinery with net book value of US$1,777,892, US$3,790,720 and US$2,962,447, respectively, have been pledged as collateral for the above facilities.

As of September 30, 2006 and 2005, the Company has the following short-term bank loans:

	September 30,
	2006	2005
	US$	US$

Bank loans repayable within one year	5,437,050	8,773,881

Original currency in Chinese Renminbi	43,000,000	71,000,000

Bank loans as of September 30, 2006 consist of the following:
				2006
Loan	Loan period	Interest rate	Secured by	US$

A	2005-10-19 to 2006-10-13	5.58%	Land use rights & buildings	252,886
B	2005-10-20 to 2006-10-18	5.58%	Land use rights & buildings	505,772
C	2005-10-20 to 2006-10-17	5.58%	Land use rights & buildings	505,772
D	2005-10-20 to 2006-10-16	5.58%	Land use rights & buildings	505,772
E	2005-10-20 to 2006-10-12	5.58%	Land use rights & buildings	505,772
F	2006-6-12 to 2006-12-12	5.40%	Property, plant & machineries	632,215
G	2006-7-3 to 2007-1-3	5.40%	Property, plant & machineries	632,215
H	2006-8-14 to 2007-2-13	5.40%	Nil	632,215
I	2006-8-29 to 2007-2-28	5.58%	Property, plant & machineries	1,264,431
				5,437,050

Bank loans as of September 30, 2005 consist of the following:
				2005
Loan	Loan period	Interest rate	Secured by	US$

A	2004-7-26 to 2005-7-26	5.31%	Land use rights	2,780,455
B	2004-10-28 to 2005-10-27	4.43%	Property , plant & machinery	247,152
C	2005-1-13 to 2006-1-13	5.58%	Land use rights	247,152
D	2005-4-19 to 2005-10-19	5.22%	Property , plant & machinery	617,879
E	2005-4-25 to 2005-10-25	5.22%	Property , plant & machinery	370,727
F	2005-6-16 to 2006-6-16	8.37%	Land use rights	247,152
G	2005-7-4 to 2005-11-4	5.22%	Land use rights	1,235,758
H	2005-7-27 to 2006-1-27	5.22%	Property , plant & machinery	617,879
I	2005-7-28 to 2006-1-28	5.22%	Property , plant & machinery	617,879
J	2005-7-29 to 2005-12-29	5.22%	Property , plant & machinery	494,303
K	2005-8-31 to 2006-2-28	5.22%	Property , plant & machinery	308,939
L	2005-9-12 to 2006-3-11	5.76%	Property , plant & machinery	494,303
M	2005-9-28 to 2006-3-27	5.76%	Property , plant & machinery	494,303
				8,773,881

Loan A was subsequently settled by the Company on October 19, 2005.

6. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	September 30,
	2006	2005
	US$	US$

Value added tax receivable	993,456	1,601,332
Deferred expenditure	69,551	410,879
Advance to suppliers	1,010,270	1,548,493
Advance to fixed assets vendors	2,672,686	-
Others	1,436,509	707,368
	6,182,472	4,268,072

7. Investment in an Equity Investee

	September 30,
	2006	2005
	US$	US$

Investment cost	1,045,130	1,045,130
Share of accumulated equity in earnings of 50 percent or less owned persons (accumulated losses)	17,005	(35,812)
	1,062,135	1,009,318

As of September 30, 2006, the Company holds a 40% equity interest in L+L Healthcare Hubei Co. Ltd. (“L+L”), a wholly foreign owned enterprise established in the PRC. The Company originally owned 100% of L+L. On February 28, 2005, the Company disposed 60% of the interest in L+L to a third party at the consideration of US$2,400,000 with a gain of US$1,165,821. The related tax payable of gain on disposal of investment is US$116,582. At the time of disposal, the accumulated loss shared by the Company was US$44,920. The share of equity in earnings of 50 percent or less owned persons during the year ended September 30, 2006 was US$52,817.

8. Intangible Assets

	September 30,
	2006	2005
	US$	US$

Trademark, cost	51,271	45,536
Less: accumulated amortization	(12,540)	(7,248)
Net book value	38,731	38,288

9. Other Accrued Liabilities

Other accrued liabilities consist of the following:

	September 30,
	2006	2005
	US$	US$

Temporary receipt	-	446,358
Transportation costs	315,437	185,746
Accrued expenses	706,692	305,367
Deposit received	83,653	35,837
Commission payable	326,457	188,763
Value added tax payable	281,512	130,102
Withholding tax payable	116,582	116,582
Security deposits	-	103,175
Other loans	59,167	558,987
Others	490,349	208,928
	2,379,849	2,279,845

10. Income Taxes

United States

The Company is incorporated in the United States of America and is subject to United States of America tax law. No provisions for income taxes have been made as the Company has no taxable income for the years. The applicable income tax rate for the Company for the years ended September 30, 2006 is 34%.

Cayman Islands

Winner Group Limited, a wholly owned subsidiary of the Company, is incorporated in the Cayman Islands and, under the current laws of the Cayman Islands, is not subject to income taxes.

Hong Kong

Winner Medical International Trading Co., Ltd., a wholly owned subsidiary of the Company, is incorporated in Hong Kong and is subject to Hong Kong profits tax. The Company is subject to Hong Kong taxation on its activities conducted in Hong Kong and income arising in or derived from Hong Kong. No provision for profits tax has been made as the subsidiary has no net assessable income for the year. The applicable statutory tax rate for the year ended September 30, 2006 is 17.5%.

PRC

Enterprise income tax in PRC is generally charged at 33%, in which 30% is for national tax and 3% is for local tax, of the assessable profit. All the subsidiaries of the Company in PRC have applied for the exemption for the local tax. For foreign investment enterprises established in a Special Economic Zone or Coastal Open Economic Zone, where the subsidiaries of the Company are located, and which are engaged in production-oriented activities, the national tax rate could be reduced to 15% or 24% respectively. The Company’s subsidiaries incorporated in PRC are subject to PRC enterprises income tax at the applicable tax rates on the taxable income as reported in their Chinese statutory accounts in accordance with the relevant enterprises income tax laws applicable to foreign enterprises. Pursuant to the same enterprises income tax laws, the subsidiaries are fully exempted from PRC enterprises income tax for two years starting from the first profit-making year, followed by a 50% tax exemption for the next three years. For those foreign enterprises established in the middle west of PRC, a 50% tax exemption is granted for a further three years after the tax holiday and concession stated above. On the other hand, export-oriented enterprise, which exports sales contributed over 70% of the total sales, can enjoy a lower tax rate of 10%.

According to the PRC’s applicable income tax laws, regulations, notices and decisions related to foreign investment enterprises and their investors, income such as dividends and profits distribution from the PRC derived from a foreign enterprise which has no establishment in the PRC is subject to a 10% withholding tax.

Foreign enterprises in Shenzhen, PRC, are also eligible for a refund of tax paid for 40% of the purchase amount of domestic machinery in that year, if the enterprises income tax for the year of acquisition is higher than that of the previous year and if those invested projects are encouraged by the government. The maximum tax deduction is 5 years. Our subsidiaries of Shenzhen and Huang Gang can enjoy this tax exemption.

Foreign-invested enterprises in China are eligible for a refund of tax paid equal to 40% of the reinvestment of profit. Being an export originated and high-technology enterprise, Winner Shenzhen is eligible for a 100% tax refund for its reinvestment of profits. On the other hand, export-oriented enterprise, which export sales contributed over 70% of the total sales, can enjoy refund of 100% tax paid.

In 2006, Shenzhen Bureau of Science Technology & Information formally recognized Winner Industries (Shenzhen) Co., Ltd. as a High- technology Enterprise, which gives Winner Shenzhen a 50% tax exemption till 2009 and a 50% tax drawback from 2010 to 2011.

Had all of the above tax holidays and refunds not been available, the tax charge would have been higher by US$689,291, US$639,032 and US$70,623 and the basic and diluted net income per share would have been lower by US$0.02, US$0.02 and US$Nil for the years ended September 30, 2006, 2005 and 2004, respectively.

10. Income Taxes - Continued

The provision for income taxes consists of the following:

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$

Current tax
- PRC	445,947	473,455	458,334
Deferred tax	70,688	(27,309)	(172,872)
	516,635	446,146	285,462

A reconciliation between the provision for income taxes computed by applying the statutory tax rate in PRC to income before income taxes and the actual provision for income taxes is as follows:

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$

Tax calculated at domestic statutory rate of 33%	2,114,437	2,759,588	1,544,981
Effect of different tax rates in various jurisdictions	(951,155)	(1,546,767)	(1,026,403)
Tax holidays and concessions	(689,291)	(639,032)	(70,623)
Tax effect of expenses not deductible for tax purpose	168,976	27,104	25,341
Tax effect of revenue not subject to tax	(156,085)	(170,701)	(204,264)
Tax effect of tax loss not utilized	-	12,197	4,382
Others	29,753	3,757	12,048
	516,635	446,146	285,462

The amount of deferred tax assets recognized is as follows:

	September 30,
	2006	2005
	US$	US$

Future benefit of tax losses	116,707	178,985
Temporary differences in property, plant and equipment	25,818	39,495
Temporary differences in accrued liabilities	28,963	15,541
Temporary differences in inventories	24,122	60,000
Deferred tax assets	195,610	294,021

The amount of deferred tax liabilities recognized is as follows:

	September 30,
	2006	2005
	US$	US$

Temporary differences in property, plant and equipment	21,707	46,673
Temporary differences in accrued liabilities	(3,885)	16,715
Temporary differences in inventories	(13,412)	(26,117)
Deferred tax liabilities	4,410	37,271

11. Related Party Transactions

During the years ended September 30, 2006 and 2005, the Company sold goods to L+L Healthcare Hubei Co., Ltd., an equity investee, for US$1,760 and US$83,013 and purchased goods from it for US$1,093,712 and US$444,553 respectively. As of September 30, 2006 and 2005, amount due to the equity investee was US$Nil and US$107,914 respectively. As of September 2006 and 2005, the amount due from the investee was US$241,312 and US$Nil respectively.

During the years ended September 30, 2006, 2005 and 2004, the Company purchased goods from Safe Secure Packing (Shenzhen) Co., Ltd. for US$1,319,939, US$1,007,675 and US$415,793, respectively. Mr. Jianquan Li, director of the Company, has a controlling interest in Safe Secure Packing (Shenzhen) Co., Ltd. during the years. As of September 30, 2006, 2005 and 2004, the outstanding net balances due to Safe Secure Packing (Shenzhen) Co., Ltd. were US$203,999 and US$147,697 and US$5,270, respectively.

During the years ended September 30, 2006, 2005 and 2004, the Company sold goods to Kangsoon Import & Export Trading Co. Ltd. Shenzhen for US$Nil, US$519,889 and US$2,631,563 and purchased goods from it for US$Nil, US$963,548 and US$4,243,467, respectively. Mr. Xiuyuan Fang, director of the Company, has a controlling interest in Kangsoon Import & Export Trading Co. Ltd. Shenzhen during the years. As of September 30, 2006, 2005 and 2004, the outstanding balances due to Kangsoon Import & Export Trading Co. Ltd. Shenzhen were US$Nil, US$Nil and US$32,227, respectively.

During the years ended September 30, 2006 and 2005, the Company sold goods to Winner Medical & Textile (H.K.) Limited for US$988,895 and US$215,509 respectively. Mr. Jianquan Li, director of the Company, has a controlling interest in Winner Medical & Textile (H.K.) Limited. As of September 30, 2006 and 2005, the outstanding balance due from Winner Medical & Textile (H.K.) Limited were US$239,588 and US$116,804, respectively.

The amounts due from/to the above affiliated companies with the exception of L+L Healthcare Hubei are unsecured, interest free and payable according to the trading credit terms. Starting from 2006, the amount due from L+L Healthcare Hubei Co., Ltd. are unsecured, 5% interest bearing and payable according to the trading credit terms.

Amount due to a shareholder mainly represents advances from Mr. Jianquann Li for the acquisition of plant and machinery. The outstanding balance is unsecured, interest free and has no fixed repayment term.

12. Stock-Based Compensation

Stocks-Based Compensation- In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, SFAS No. 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees and amends SFAS No. 95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No.123(R) was to be effective from the beginning of the first interim or annual reporting period after June 15, 2005. In April 2005, the Securities and Exchange Commission delayed the implementation of SFAS No. 123(R). As a result, SFAS No. 123(R) will be effective from the beginning of the first annual reporting period after June 15, 2005. The adoption of SFAS No. 123(R) does not have a material impact on the Company’s financial position, results of operations or cash flows as the Company has not granted any options to employees or directors, prior to 2006.

The Company uses the Black-Scholes option-pricing model, which was developed for use in estimating the fair value of traded options that have no restrictions are fully transferable and negotiable in a free trading market, to value its options under the independent director’s contract. Use of an option valuation model, as required by SFAS No. 123(R), “Accounting for Stock-Based Compensation”, includes highly subjective assumptions based on long-term prediction, including the expected stock price volatility and average life of each option grant.

12.  Stock-Based Compensation - Continued

	2006	2005	2004
	US$	US$	US$

Risk free interest rate	4.5%	N/A	N/A
Volatility	107%	N/A	N/A
Expected life (years)	3	N/A	N/A
Dividends	-	N/A	N/A
Weighted average fair value of options granted during the period	2.73	N/A	N/A

On April 18, 2006, the Company adopted a 2006 Equity Incentive Plan pursuant to which it may grant equity incentives in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock, performance grants, and stock bonuses to its and its affiliates’ employees, officers, directors, consultants, independent contractors and advisors. The Company has reserved 5,000,000 shares of its common stock for issuance pursuant to this plan. On April 21, 2006, the Company issued a total of 20,400 shares of common stock, to 223 employees at contracted price of US$8.70 per share in accordance with the 2006 Equity Incentive Plan, for a gross proceeds of US$177,480. Pursuant to the 2006 Equity Incentive Plan, the Company issued 20,400 bonus shares of common stock to these 223 employees in respect of the earlier 20,400 common stock issued.

In a contract signed on May 8, 2006, the Company agreed to grant to the independent directors each year non-qualified options for the purchase up to 20,000 shares of the common stock of the Company, which options shall be exercisable within three years from the grant date and have an exercise price equal to the fair market value on the grant date. These options shall be vested in equal installments on a quarterly basis over a one year period. Upon execution of this Agreement, the Company granted the prorated amount of initial options of 5,000. Such options might be adjusted from time to time as agreed by the parties. The Company uses the Black-Scholes option-pricing model, to value its options granted to the independent directors, and recorded the relating compensation expenses accordingly. As of September 30, 2006, a total of 8,334 options have been granted.

A summary of option activity under the Plan as of September 30, 2006, and changes during the year then ended is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
		US$	Years
Outstanding at October 1, 2005	-	-	-
Granted	8,334	9.25	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Outstanding at September 30, 2006	8,334	9.25	2.58

On May 30, 2006, a consulting company, Heritage Management Consultants, Inc. (“Heritage”), was entitled to 50,000 shares of common stock which should be delivered on or before July 31, 2006. No common stock was delivered to Heritage up to the end of September 30, 2006.

The Company has accrued compensation expenses of US$165,794 for the services provided by Heritage, and recorded compensation expenses of US$138,720 and US$22,668 in respect of common stock issued to employees and stock options granted to the independent directors in administrative expenses respectively, up to the year ended September 30, 2006.

13.  Commitments and Contingencies

Operating leases- The Company was obligated under operating leases requiring minimum rentals as follows:

US$
Year ending September 30, 2006

2007	286,940
2008	232,023
2009	119,039
2010	49,867
Total minimum lease payments	687,869

    Rental expenses under operating leases included in the income statement was US$150,911, US$92,416 and US$30,876 for the year ended September 30, 2006, 2005 and 2004 respectively.

    In prior years, the Company has leased out some of its unused factory facilities and production line to third parties. The Company has signed a lease agreement in 2004 and leased a factory building to a third party for a period of 10 years. In addition, the Company has also signed an airstreams carding lease agreement and leased its airstreams carding production line, factory, equipment, warehouse and ancillary facilities to an individual. The lease term is 3 years to November 1, 2007. All these agreement have been cancelled before expiry.

Purchase obligations-The Company has signed agreements with suppliers and other parties to purchase plant and machinery, computer equipment and SAP ERP system implementation program with estimated non-cancelable obligations of US$612,540.

In addition, the Company is constructing a new facility, which is scheduled to be complete in 2007. The Company has entered into an agreement with the local government of Huang Gang to acquire a land use right in PRC for constructing this new facility at a consideration of US$657,504. The Company also entered into agreements with suppliers to purchase plant and machinery in Huang Gang with estimated non-cancelable obligations of US$1,281,020.

Foreign currency forward contract obligations- The Company’s subsidiaries in the PRC utilize their local currency as their functional currency. The functional currency is used to pay material purchased, labor and other operating costs. However, these subsidiaries have client contracts wherein revenue is invoiced and collected in US$. Since the management foresees that RMB will appreciate against US$, the Company has contracted with a commercial bank to hedge for future trade receipts as an economic hedge against its future US$ denominated cash flows. These contracts generally expire within one to six months. The foreign exchange forward contracts entered into by the Company are not designated as hedge instruments under SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” and, accordingly, any changes in fair value of such contracts are reflected in earnings.

The Company does not use derivative financial instruments for speculative or trading purposes, nor does it hold or issue leveraged derivative financial instruments.

The Company has entered into several foreign currency forward contracts with a commercial bank to hedge for future trade receipts in U.S. dollars against RMB. During the year, the total remaining outstanding foreign currency forward contracts amounted to US$3,200,000 as of September 30, 2005 has been realized with net exchange gain totaling US$30,088 credited against selling, general and administrative expenses. The Company entered into several foreign currency forward contracts totaling US$18,000,000 with a commercial bank on December 30, 2005. These foreign currency forward contracts were also realized before the year end September 30, 2006 and net exchange loss totaling US$116,863 has been debited against selling, general and administrative expenses. There was no outstanding foreign currency forward contract as of September 30, 2006.

13. Commitments and Contingencies - Continued

Contractual obligations- By the end of 2005, the Company entered into a one year consulting agreement with Heritage Management Consultants, Inc. (“Heritage”) pursuant to which Heritage will assist the Company in meeting its obligations as a U.S. publicly traded company. This agreement was subsequently replaced by another agreement that covered a specific period of one year commencing January 25, 2006. According to the revised agreement, the Company agrees to pay an annual compensation of $175,000 to Heritage together with certain transferable warrants. The warrants will entitle Heritage to purchase 200,000 shares of the Company’s common stocks with a vesting period of 12 months after the commencement date of the agreement. The exercise price of warrants will be set at a price of US$5.5 per share and the warrants, which are to be delivered within 180 days of the execution date of the agreement, will expire 3 years after date of issue. The warrants shall be assignable and transferable, shall include standard weighted average anti-dilution protection and unlimited piggyback registration rights.

On May 30, 2006, the Company has further amended and superseded previous two agreements with Heritage. Pursuant to the agreement, as amended, Heritage will assist the Company in meeting the obligations as a U.S. publicly traded company in exchange for an annual compensation of $175,000 and 50,000 restricted shares of common stock of the Company, which shall be delivered on or before July 31, 2006. The shares shall be restricted stock and the certificate representing the shares shall bear a customary legend referring to the Securities Act of 1933. Heritage is prohibited from trading these shares during the term of the agreement if these shares become freely tradable during the term. The Company agrees to file with the Securities an Exchange Commission a Registration Statement on S-8 registering the sale by Heritage and its assignees of the Proposed Shares (the “Resale Registration Statement”) before December 31, 2006. On September 30, 2006, the 50,000 restricted shares have not been issued yet. The Company has to remeasure the fair value of shares at the date of issuance and at each subsequent valuation date until these shares become fully vest. As of September 30, 2006, the fair value of the 50,000 restricted shares based on the market price of US$4.9 per share was US$245,000. The compensation expense recorded up to September 30, 2006 was US$165,794.

Director Compensation- On May 8, 2006, the Company entered into separate Independent Director’s Contracts and Indemnification Agreements with each of the independent directors. Under the terms of the Independent Director’s Contracts, Mr. Goldman is entitled to $30,000, Mr. Goodner is entitled to $20,000 and Dr. Shieh is entitled to $12,000 as compensation for the services to be provided by them as our independent directors, and as chairpersons of various board committees, as applicable. The Company also agreed to grant to Mr. Goldman and Mr. Goodner options to purchase up to 10,000 shares each of our common stock for their first year of service. These options shall be vested in equal installments on a quarterly basis, shall have a term of three years from the grant date and have an exercise price equal to the fair market value on the grant date. The initial year’s base fee is considered earned when paid and is nonrefundable. Upon execution of this Agreement, the Company shall pay to the Directors the prorated amount of the initial year’s fee $15,500 and grant the prorated amount of initial 5,000 options. Such base fee and options may be adjusted from time to time as agreed by the parties. Under the terms of the Indemnification Agreements, the Company agreed to indemnify the independent directors against expenses, judgments, fines, penalties or other amounts actually and reasonably incurred by the independent directors in connection with any proceeding if the independent director acted in good faith and in the best interest of the company.

Legal proceedings-A group of 388 residents residing at Jianshe South Road, Yuekou Town, Tianmen City, China vs Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd., the Company’s subsidiaries and Winner International Trading Company, Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd.. On July 12, 2004, the plaintiffs filed a lawsuit against Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. and alleged that the two parties had acquired the right to use certain land from the Plaintiffs and failed to pay off the full amount of fees agreed upon by the parties. The plaintiffs seek to recover a fee of approximately US$930,000 (RMB7,379,230) and requested the Company to bear several and joint liabilities with the named defendants. Winner International Trading Company acquired the disputed land from Tianfang Textile Factory and Hubei Tianfang Group Co. Ltd. in 2000 and such land is currently occupied by Hubei Winner Textile Co., Ltd. and Winner Medical & Textile Co., Ltd.. On June 20, 2005, the Intermediate People’s Court of Hanjiang City, Hubei Province ruled against the plaintiffs. On August 22, 2006, the plaintiffs applied to the local court to withdraw the lawsuit and the court approved the withdrawal.

14. Stockholders’ Equity

Common Stock

Ordinary share split- In August 2005, the Company declared a 100:1 stock split in the form of a stock dividend. Shareholders’ equity has been restated to give retroactive recognition of the stock split for all periods presented by reclassifying the par value of the additional shares arising from the split from paid in capital to common stock. All references in the financial statements and notes to shares and per share amounts reflect the stock split.

In December 2005, there were 1,562,271 shares of common stock created in reverse merger.

In December 2005, prior to the consummation of the share exchange with the Company, Winner completed a private placement of its common shares to 15 accredited investors, which were then exchanged for 5,289,735 shares of common stock in the Company, in raising US$10,400,000 in gross proceeds. Further, a 793,260 of the Company’s shares were issued for US$1,600,000 in gross proceeds. As a result of the above stock issue, the Company raised a total of US$12,000,000 in gross proceeds.

In April, 2006, the Company issued a total of 20,400 shares of common stock, to 223 employees at contracted price of US$8.70 per share in accordance with the 2006 Equity Incentive Plan, for a gross proceeds of US$177,480. Pursuant to the 2006 Equity Incentive Plan, the Company issued 20,400 bonus shares of common stock to these 223 employees in respect of the earlier 20,400 common stock issued.

15. Employee Benefits

The Company contributes to a state pension scheme organized by municipal and provincial governments in respect of its employees in PRC. The compensation expense related to this plan, which is calculated at a range of 8%-20% of the average monthly salary, was US$321,899, US$303,411 and US$253,473 for the years ended September 2006, 2005 and 2004 respectively.

According to the Mandatory Provident Fund (“MPF”) legislation regulated by the Mandatory Provident Fund Schemes Authority in Hong Kong, with effect from December 1, 2000, the Company is required to participate in a MPF scheme operated by approved trustees in Hong Kong and to make contributions for its eligible employees. The contributions borne by the Company are calculated at 5% of the salaries and wages (monthly contribution is limited to 5% of HK$20,000 for each eligible employee) as calculated under the MPF legislation. The expense related to the MPF in the years ended September 30, 2006, 2005 and 2004 amounted to US$154, US$1,446 and US$604, respectively.

16. Operating Risk

Concentrations of credit risk, major customers and suppliers-A substantial percentage of the Company’s sales are made to one customer, Sakai Shoten Co. Ltd., and are typically sold on an open account basis. The sales to this customer accounted for 22%, 23% and 30% of the total net sales for the years ended September 30, 2006, 2005 and 2004, respectively.

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There were bad debt expense of US$25,789, US$886 and US$77,874 during the years ended September 30, 2006, 2005 and 2004, respectively.

A substantial percentage of the Company’s raw materials are purchased from one supplier, Tianmen Cotton Company. The purchases from this supplier accounted for around 15% of the total purchases for each of the two years ended September 30, 2005 and 2004 respectively. There are only a minimal raw material purchases during the year 2006

Interest rate risk-The interest rates and terms of repayment of bank and other borrowings are disclosed in Note 5. Other financial assets and liabilities do not have material interest rate risk.

Credit risk- The Company is exposed to credit risk from its cash at bank and fixed deposits and bills and accounts receivable. The credit risk on cash at bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which has been determined by reference to past default experience and the current economic environment.

Foreign currency risk- Most of the transactions of the Company were settled in Renminbi and U.S. dollars. In the opinion of the directors, the Company would not have significant foreign currency risk exposure.

17.  Statutory reserves

According to the laws and regulations in the PRC, the Company is required to provide for certain statutory funds, namely, reserve fund, enterprise expansion fund and staff and workers’ bonus and welfare fund by an appropriation from net profit after taxation but before dividend distribution based on the local statutory financial statements of the PRC subsidiaries prepared in accordance with the accounting principles and relevant financial regulations.

The Company’s wholly owned subsidiaries in the PRC is required to allocate at least 10% of its net profit to the reserve fund until the balance of such fund has reached 50% of its registered capital. Appropriations of enterprise expansion fund and staff and workers’ bonus and welfare fund are determined at the discretion of its directors. Appropriation to staff and workers’ bonus and welfare fund is charged to expenses.

The reserve fund can only be used, upon approval by the relevant authority, to offset accumulated losses or increase capital. The enterprise expansion fund can only be used to increase capital upon approval by the relevant authority. The staff and workers’ bonus and welfare fund can only be used for special bonus or collective welfare of their employees, and assets acquired through this fund shall not be treated as assets of the Company. Accordingly, the balance of the staff and workers’ bonus and welfare is recorded as a liability of the Company.

18. Geographical Information

The Company has only one business segment, which is manufacturing and trading of medical dressings and medical disposables. The Company's sales by geographic destination are analysed as follows:

	Year ended September 30,
	2006	2005	2004
	US$	US$	US$

Europe	25,014,601	22,390,473	16,945,262
Japan	16,646,672	15,120,482	13,431,225
America	7,617,644	7,502,291	5,367,996
PRC	7,777,550	6,939,991	2,595,087
Others	6,816,591	6,403,892	5,941,895
Total net sales	63,873,058	58,357,129	44,281,465

WINNER MEDICAL GROUP INC.
7,474,027 shares of common stock

PROSPECTUS

_________ , 2007

Dealer Prospectus delivery obligation

Until 90 days from the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to be Paid
SEC Registration Fee	$848
Printing Fees and Expenses	12,500
Legal Fees and Expenses	200,000
Accounting Fees and Expenses	228,000
Blue Sky Fees and Expenses	2,000
Transfer Agent and Registrar Fees	1,500
Miscellaneous	3,000
Total	$447,848

Item 14. Indemnification of Directors and Officers

Our bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstance, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

 Item 15. Recent Sales of Unregistered Securities

On December 16, 2005, we issued 42,280,840 shares of our common stock to stockholders of Winner Group Limited. The issuance of our shares to these individuals was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and regulation D promulgated thereunder.

On December 16 2005, we completed a private placement in which we sold 793,260 shares of our common stock to certain of our employees and suppliers at a price of $2.017 per share for aggregate gross proceeds of $1,600,000. The shares were offered and sold to investors in reliance upon exemptions from the registration requirements of the Securities Act pursuant to Regulation S thereunder.

On November 4, 2005, we settled a $60,000 note payable to Glenn Little by the issuance of 240,000 shares of unregistered, restricted common stock in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

On November 4, 2005, we consummated a private placement of common stock with Halter Financial Investments, L.P. for the sale of 1,070,000 shares of unregistered, restricted common stock for $267,500 in cash in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Regulation S promulgated under the Securities Act in issuing securities, our reliance was based upon the following factors (a) each subscriber was neither a U.S. person nor acquiring the shares for the account or benefit of any U.S. person, (b) each subscriber agreed not to offer or sell the shares (including any pre-arrangement for a purchase by a U.S. person or other person in the United States) directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other U.S. person as defined in Regulation S unless registered under the Securities Act and all applicable state laws or an exemption from the registration requirements of the Securities Act and similar state laws is available, (c) each subscriber made his, her or its subscription from the subscriber’s residence or offices at an address outside of the United States and (d) each subscriber or the subscriber’s advisor has such knowledge and experience in financial and business matters that the subscriber is capable of evaluating the merits and risks of, and protecting his interests in connection with an investment in us.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1
Share Exchange Agreement, dated December 16, 2005, among the registrant, Winner Group Limited and its stockholders [Incorporated by reference to Exhibit 2.1 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

3.1
Articles of Incorporation of the registrant as filed with the Secretary of State of the State of Nevada on August 7, 1986, as amended to date. [Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

3.2
Amended and Restated Bylaws of the registrant adopted on December 16, 2005. [Incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

5	Opinion of counsel as to the legality of the shares*

10.1
English translation of Licensing Agreement between Winner Group Limited and Jianquan Li, dated December 1, 2005 [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.2
English translation of Licensing Agreement between Winner Medical & Textile Ltd. Zhuhai and Nianfu Huo, dated August 5, 2005 [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.3
English translation of Equipment Purchase Contract between Winner Medical (Huanggang) Co., Ltd. and Zhengzhou Textile Machinery Co., Ltd, dated July 12, 2005 [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.4
English translation of Water Supply Agreement between Winner Medical & Textile Ltd. Tianmen and Hubei Winner Textiles Co., Ltd., dated August 2, 2004 [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.5
English Translation of Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China, dated October 19, 2005 [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.6
English translation of Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 17, 2006, dated October 20, 2005 [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.7
English translation of Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 16, 2006, dated October 20, 2005 [Incorporated by reference to Exhibit 10.7 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.8
English translation of Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 12, 2006, dated October 20, 2005 [Incorporated by reference to Exhibit 10.8 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.9
English translation of Working Capital Loan Contract between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China with a one-year term terminating on October 18, 2006, dated October 20, 2005 [Incorporated by reference to Exhibit 10.9 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.10
English translation of Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 20, 2005 [Incorporated by reference to Exhibit 10.10 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.11
English translation of Working Capital Loan Contract between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated October 8, 2004 [Incorporated by reference to Exhibit 10.11 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.12
English translation of Working Capital Loan Contract between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial & Commercial Bank of China, dated January 14, 2005 [Incorporated by reference to Exhibit 10.12 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.13
English translation of Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 28, 2005 [Incorporated by reference to Exhibit 10.13 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.14
English translation of Extension Loan Agreement between Winner Industries (Shenzhen) Co., Ltd. and Longhua Branch of Industrial & Commercial Bank of China, dated September 12, 2005 [Incorporated by reference to Exhibit 10.14 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.15
English translation of Guarantee Contract among Shenzhen Longhua Branch of Industrial & Commercial Bank of China and guarantors identified therein, dated September 13, 2004 [Incorporated by reference to Exhibit 10.15 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.16
English translation of Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Jingmen and Jingmen Branch of Industrial and Commercial Bank of China, dated June 11, 2004 [Incorporated by reference to Exhibit 10.16 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.17
English translation of Mortgage Contract of Maximum Amount between Winner Medical & Textile Ltd. Tianmen and Tianmen Branch of Industrial and Commercial Bank of China, dated June 2, 2004 [Incorporated by reference to Exhibit 10.17 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.18
English translation of Mortgage Contract of Maximum Amount between Hubei Winner Medical Co., Ltd. and Tianmen Branch of Industrial and Commercial Bank of China, dated August 23, 2005 [Incorporated by reference to Exhibit 10.18 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.19
English translation of Loan Contract between Winner Medical & Textile Ltd. Yichang and Zhijiang Branch of Agricultural, dated June 16, 2005 [Incorporated by reference to Exhibit 10.19 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.20
English translation of Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 27, 2005 [Incorporated by reference to Exhibit 10.20 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.21
English translation of Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 28, 2005 [Incorporated by reference to Exhibit 10.21 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.22
English translation of Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated July 29, 2005 [Incorporated by reference to Exhibit 10.22 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.23
English translation of Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., August 31, 2005 [Incorporated by reference to Exhibit 10.23 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.24
English translation of Loan Contract between Shenzhen Honggang of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated October 28, 2005 [Incorporated by reference to Exhibit 10.24 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.25
English translation of Loan Contract between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated November 7, 2005 [Incorporated by reference to Exhibit 10.25 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.26
English translation of Mortgage Contract of Maximum Amount between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 27, 2005 [Incorporated by reference to Exhibit 10.26 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.27
English translation of Mortgage Contract of Maximum Amount between Zhijiang Branch of Agricultural Bank of China and Winner Medical & Textile Ltd. Yichang, dated June 16, 2005 [Incorporated by reference to Exhibit 10.27 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.28
English translation of Credit Facility Agreement between Shenzhen Honggang Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd., dated June 28, 2005 [Incorporated by reference to Exhibit 10.28 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.29
English translation of Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Jingmen to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005 [Incorporated by reference to Exhibit 10.29 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.30
English translation of Irrevocable Letter of Guarantee Within Maximum Amount from Jianquan Li to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005 [Incorporated by reference to Exhibit 10.30 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.31
English translation of Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Tianmen to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005 [Incorporated by reference to Exhibit 10.31 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.32
English translation of Irrevocable Letter of Guarantee Within Maximum Amount from Winner Medical & Textile Ltd. Yichang to Shenzhen Honggang Branch of China Merchants Bank, dated June 27, 2005 [Incorporated by reference to Exhibit 10.32 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.33
English translation of Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 8, 2005 [Incorporated by reference to Exhibit 10.33 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.34
English translation of Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated July 25, 2005 [Incorporated by reference to Exhibit 10.34 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.35
English translation of Factory Lease Agreement between Shenzhen Wanyinglong Investment Co., Ltd. and Winner Industries (Shenzhen) Co., Ltd., dated August 12, 2005 [Incorporated by reference to Exhibit 10.35 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.36
English translation of Lease Agreement of Standard Factory between Shanghai Feizhou Test Pressure Pump Co., Ltd. and Shanghai Winner Medical Apparatus Co., Ltd., dated January 21, 2005 [Incorporated by reference to Exhibit 10.36 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.37
English translation of Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Hongwei Jia, dated January 1, 2005 [Incorporated by reference to Exhibit 10.37 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.38
English translation of Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jiagan Chen, dated January 1, 2005 [Incorporated by reference to Exhibit 10.38 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.39
English translation of Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Jianquan Li, dated January 1, 2005 [Incorporated by reference to Exhibit 10.39 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.40
English translation of Employment Agreement between Winner Industries (Shenzhen) Co., Ltd. and Xiuyuan Fang, dated January 1, 2005 [Incorporated by reference to Exhibit 10.40 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.41
English translation of Equity Transfer and Capital Increase Agreement between Winner Group Limited and Lohmann & Rauscher Limited, Hong Kong, dated April 8, 2005 [Incorporated by reference to Exhibit 10.41 to the registrant’s current report on Form 8-K filed on December 16, 2005 in commission file number 33-10513-LA]

10.42	Form of Subscription Agreement **

10.43	Consulting Agreement among the registrant, Winner Group Limited and Heritage Management Consultants, Inc., dated January 25, 2006. ***

10.44	2006 Incentive Equity Plan [Incorporated by reference to Exhibit 10 to the registrant’s registration statement on Form S-8 filed on April 19, 2006]

10.45
Independent Director’s Contract, dated as of May 8, 2006, by and between Winner Medical Group Inc. and Larry Goldman, CPA [Incorporated by reference to Exhibit 10.1 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.46
Independent Director’s Contract, dated as of May 8, 2006, by and between Winner Medical Group Inc. and Richard B. Goodner, Esq. [Incorporated by reference to Exhibit 10.2 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.47
Independent Director’s Contract, dated as of May 8, 2006, by and between Winner Medical Group Inc. Dr. Horngjon Shieh [Incorporated by reference to Exhibit 10.3 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.48
Indemnification Agreement, dated as of May 8, 2006, by and between Winner Medical Group Inc. and Larry Goldman, CPA [Incorporated by reference to Exhibit 10.4 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.49
Indemnification Agreement, dated as of May 8, 2006, by and between Winner Medical Group Inc. and Richard B. Goodner, Esq. [Incorporated by reference to Exhibit 10.5 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.50
Indemnification Agreement, dated as of May 8, 2006, by and between Winner Medical Group Inc. and Dr. Horngjon Shieh [Incorporated by reference to Exhibit 10.6 to the registrant’s current report on Form 8-K filed on May 11, 2006]

10.51	Amendment No. 1 to the Consulting Agreement among the registrant, Winner Group Limited and Heritage Management Consultants, Inc., dated May 30, 2006. ****

10.52
English translation of Employment Agreement, dated January 1, 2005, by and between Winner Industries (Shenzhen) Co., Ltd. and Nianfu Huo. [Incorporated by reference to Exhibit 10.52 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.53
English translation of Loan Contract, dated June 12, 2006, by and between Winner Industries (Shenzhen) Co., Ltd. and Shenzhen Anlian Branch of China Merchants Bank. [Incorporated by reference to Exhibit 10.53 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.54
English translation of Loan Contract, dated July 3, 2006, by and between Winner Industries (Shenzhen) Co., Ltd. and Shenzhen Anlian Branch of China Merchants Bank. [Incorporated by reference to Exhibit 10.54 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.55
English translation of Loan Contract, dated August 14, 2006, by and between Winner Medical (Huanggang) Co., Ltd. and Huanggang Branch of Agricultural Bank of China. [Incorporated by reference to Exhibit 10.55 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.56
English translation of Guarantee Contract of Maximum Amount, dated August 14, 2006, by and between Winner Industries (Shenzhen) and Huanggang Branch of Agricultural Bank of China. [Incorporated by reference to Exhibit 10.56 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.57
English translation of Credit Facility Agreement, dated July 27, 2006, by and between Shenzhen Anlian Branch of China Merchants Bank and Winner Industries (Shenzhen) Co., Ltd. [Incorporated by reference to Exhibit 10.57 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.58
English translation of Mortgage Contract of Maximum Amount, dated July 27, 2006, by and between Winner Industries (Shenzhen) Co., Ltd. and Shenzhen Anlian Branch of China Merchants Bank. [Incorporated by reference to Exhibit 10.58 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.59
English translation of Loan Contract, dated August 29, 2006, by and between Winner Industries (Shenzhen) Co., Ltd. and Shenzhen Anlian Branch of China Merchants Bank. [Incorporated by reference to Exhibit 10.59 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.60
English translation of Loan Contract, dated October 18, 2006, by and between Winner Industries (Shenzhen) Co., Ltd. and Shenzhen Anlian Branch of China Merchants Bank. [Incorporated by reference to Exhibit 10.60 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

10.61
English translation of Working Capital Loan Contract, dated November 10<, 2006, by and between Hubei Winner Textiles Co., Ltd. and Tianmen Branch of Industrial & Commercial Bank of China. [Incorporated by reference to Exhibit 10.61 to the registrant’s annual report on Form 10-K filed on December 19, 2006]

14	Code of ethics, dated May 9, 2006. [Incorporated by reference to Exhibit 14 to the registrant’s current report on Form 8-K filed on May 11, 2006]

21	List of subsidiaries of the registrant ****

23.1	Consent of BDO McCabe Lo Limited

23.2	Consent of counsel, included in exhibit 5 *

24	Power of Attorney *

* A legal opinion and consent from counsel to be filed with a pre-effective amendment to this registration statement will replace the previously filed draft attached to this registration statement on Form SB-2, File No. 333-130473, dated December 19, 2005.
** Previously filed with, or as an exhibit to, this registration statement on Form SB-2, File No. 333-130473, dated March 1, 2006.*** Previously filed with, or as an exhibit to, this registration statement on Form SB-2, File No. 333-130473, dated May 15, 2006.
****Previously filed with, or as an exhibit to, this registration statement on Form SB-2, File No. 333-130473, dated June 21, 2006.

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a) Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(c) Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

For purposes of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (Sections 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the small business issuer is relying on Rule 430B:

(i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the small business issuer is subject to Rule 430C, include the following:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Shenzhen, China, on the 23rd day of March, 2007.

WINNER MEDICAL GROUP INC.
By:	/s/ Jianquan Li
Jianquan Li Chief Executive Officer

WINNER MEDICAL GROUP INC.
By:	/s/ Xiuyuan Fang
Xiuyuan Fang Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date stated.

By:	/s/ Jianquan Li
Jianquan Li Chief Executive Officer, President and Chairman of the Board of the Directors (Principal Executive Officer) Dated: March 23, 2007

By:	/s/ Xiuyuan Fang
Xiuyuan Fang Chief Financial Officer, Vice President, Treasurer and Director (Principal Accounting and Financial Officer) Dated: March 23, 2007

By:	/s/ Larry Goldman
Larry Goldman Director Dated: March 23, 2007

By:
Richard B. Goodner, Esq. Director Dated:

By:
Dr. Horngjon Shieh Director Dated:

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of BDO McCabe Lo Limited